Exhibit 2.1

ARRANGEMENT AGREEMENT

AMONG

ALITHYA GROUP INC.

AND

9374-8572 QUÉBEC INC.

AND

9374-8572 DELAWARE INC.

AND

EDGEWATER TECHNOLOGY, INC.

March 15, 2018

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Currency	21
1.3	Interpretation Not Affected by Headings	22
1.4	Knowledge and Disclosure	22
1.5	Extended Meanings, Etc.	22
1.6	Date of any Action	22
1.7	Schedules	23

ARTICLE 2 THE ARRANGEMENT AND MERGER		23
2.1	The Arrangement	23
2.2	The Merger	27
2.3	The Closing	35
2.4	Preparation of Circular, Prospectus/Proxy Statement and Form F-4	36
2.5	Shareholder Meetings	38

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		41
3.1	Representations and Warranties of the Company	41
3.2	Representations and Warranties of U.S. Merger Partner	65
3.3	Representations and Warranties of CanCo Parent	92
3.4	Survival of Representations and Warranties	94

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		94
4.1	Covenants of the Company	94
4.2	Covenants of U.S. Merger Partner	98

ARTICLE 5 ADDITIONAL COVENANTS		102
5.1	Access to Information	102
5.2	Consents and Approvals	103
5.3	Covenants of the Company Regarding the Arrangement and the Merger	105
5.4	Covenants of U.S. Merger Partner Regarding the Arrangement and the Merger	106
5.5	Employee Matters	106
5.6	Indemnification and Insurance	108
5.7	Rule 16b-3 Actions	109
5.8	Stock Exchange Listings	110
5.9	Takeover Statutes	110
5.10	CanCo Parent Resolutions	110
5.11	Tax Election	110
5.12	Working Capital and Dividends	111
5.13	Board of Directors	111
5.14	Financing Cooperation	112
5.15	Tax Matters	112

ARTICLE 6 ACQUISITION PROPOSALS		112
6.1	U.S. Merger Partner Non-Solicitation	112

6.2	Company Right to Match	114
6.3	Company Non-Solicitation	117
6.4	U.S. Merger Partner Right to Match	119

ARTICLE 7 TERMINATION		122
7.1	Termination	122
7.2	Termination Fee	124
7.3	Void upon Termination	126

ARTICLE 8 CONDITIONS PRECEDENT		127
8.1	Mutual Conditions Precedent	127
8.2	Additional Conditions Precedent to the Obligations of the Company	128
8.3	Additional Conditions Precedent to the Obligations of U.S. Merger Partner	130
8.4	Conditions Precedent to the Merger	131

ARTICLE 9 GENERAL		131
9.1	Notices	131
9.2	Expenses	132
9.3	No Assignment	133
9.4	Benefit of Agreement	133
9.5	Public Announcements	133
9.6	Governing Law; Service of Process; Waiver of Jury Trial	133
9.7	Entire Agreement	134
9.8	Third Party Beneficiaries	134
9.9	Amendment	135
9.10	Waiver and Modifications	135
9.11	Severability	135
9.12	Further Assurances	136
9.13	Injunctive Relief	136
9.14	Counterparts	136

SCHEDULES:

SCHEDULE A -	FORM OF PLAN OF ARRANGEMENT
SCHEDULE B -	FORM OF X ARRANGEMENT RESOLUTION
SCHEDULE C -	REQUIRED REGULATORY APPROVALS
SCHEDULE D -	FORMS OF SUPPORT AGREEMENTS
SCHEDULE E -	U.S. MERGER PARTNER NET CASH

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of March 15, 2018

AMONG

Alithya Group Inc., a corporation existing under the laws of Québec (the “Company”)

-and-

9374-8572 Québec Inc., a corporation existing under the laws of Québec (“CanCo Parent”)

-and-

9374-8572 Delaware Inc., a corporation existing under the laws of Delaware (“U.S. Merger Sub” and, together with the Company and CanCo Parent, the “Company Parties”)

-and-

Edgewater Technology, Inc., a corporation existing under the laws of Delaware (“U.S. Merger Partner”).

RECITALS

A.	CanCo Parent hereby proposes, upon the terms and subject to the conditions in this Agreement, to (i) acquire from the Company’s shareholders all of the outstanding shares of the Company, and (ii) cause U.S. Merger Sub to merge with and into the U.S. Merger Partner, with U.S. Merger Partner being the surviving corporation (the “Merger”), the whole pursuant to and in the manner provided for by the Arrangement;

B.	The Company’s Board of Directors has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and that it is in the best interests of the Company to enter into this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favour of the Arrangement Resolution;

C.	Further to the Company’s offer, the U.S. Merger Partner Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, U.S. Merger Partner and the U.S. Merger Partner Shareholders and (iii) resolved to recommend that the U.S. Merger Partner Shareholders approve this Agreement;

D.

The Company, U.S. Merger Partner and certain Company Shareholders and U.S. Merger Partner Shareholders (collectively, the “Specified Shareholders”) have entered into Support Agreements, in the respective forms set forth on Schedule D, concurrently with the execution of this Agreement, providing that, among other things, the Specified Shareholders will support the Arrangement and the other transactions contemplated by this Agreement, including by voting (for those Specified Shareholders which are Company Shareholders) in favour of the Arrangement Resolution and (for those Specified Shareholders which are U.S. Merger Partner Shareholders) in favour of the Merger (each, a “Support Agreement”); and

E.	For U.S. federal income tax purposes, the parties intend that (i) the Merger and the Arrangement shall together qualify as a transaction described in Section 351 of the Code (as defined herein), and (ii) that the Merger and Arrangement, separately, shall each qualify as a reorganization within the meaning of Section 368(a) of the Code.

In consideration of the premises and the covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined or expressly stated or something in the subject matter or the context is clearly inconsistent:

“1933 Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under thereunder;

“Adjusted Equity Exchange Ratio” means the ratio obtained by (a) multiplying the VWAP for the 10 consecutive trading days ending on the date immediately preceding the Closing Date by the aggregate number of Company Common Shares and Company AA Shares outstanding on the date such ratio is calculated, divided by (b) 110,000,000;

“Affiliate” has the meaning given to it under the 1933 Securities Act;

“Agreement” means this Arrangement Agreement (including the attached Schedules) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement” means an arrangement of the Company under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement;

“Arrangement Exchange Agent” means the bank or trust company, reasonably acceptable to U.S. Merger Partner, appointed by the Company, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Share Consideration;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“Arrangement Share Consideration” means, (i) in respect of each Company Common Share subject to the Arrangement, one CanCo Parent Share to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement, and (ii) in respect of each Company AA Share subject to the Arrangement, one Canco Parent Multiple Voting Share to be issued to the applicable Company Shareholder in accordance with the Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the QBCA, to be filed with the Enterprise Registrar after the Final Order is made, which shall be in form and substance satisfactory to U.S. Merger Partner and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec or New York, New York are closed for business;

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder;

“CanCo Parent” has the meaning given to it in the preamble to this Agreement;

“CanCo Parent Multiple Voting Share” means a multiple voting common share in the share capital of CanCo Parent;

“CanCo Parent Share” means a common share in the share capital of CanCo Parent;

“Certificate” has the meaning given to it in Section 2.2(e)(iii);

“Certificate of Merger” has the meaning given to it in Section 2.2(b)(i);

“CFIUS” means the Committee on Foreign Investment in the United States;

“Chancery Court” has the meaning given to it in Section 9.6(a);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Closing” has the meaning given to it in Section 2.3(a);

“Closing Date” has the meaning given to it in Section 2.3(a);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” has the meaning given to it in the preamble to this Agreement;

“Company A Shares” means the class “A” shares without par value in the capital of the Company;

“Company AA Shares” means the class “AA” shares without par value in the capital of the Company;

“Company A-CRCD Shares” means the class “A-CRCD” shares without par value in the capital of the Company;

“Company IQ Shares” means the class “A-IQ” shares without par value in the capital of the Company;

“Company J Shares” means the class “J” shares without par value in the capital of the Company;

“Company K Shares” means the class “K” shares without par value in the capital of the Company;

“Company L Shares” means the class “L” shares without par value in the capital of the Company;

“Company Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, a Company Acquisition Proposal;

“Company Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification to any proposal, offer, inquiry or indication of interest), whether or not in writing, with respect to (a) any acquisition by any Person or group of Persons of the Company’s voting equity securities (or securities convertible into or exchangeable or exercisable for the Company’s voting equity securities) representing 20% or more of the Company’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting equity securities) or (b) any acquisition by any Person or group of Persons of any assets of the Company and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of the Company) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case based on the most recently issued Company Annual Financial Statements) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between only the Company and/or one or more of its wholly-owned Subsidiaries;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending March 31, 2016, and March 31, 2017, together with the notes to such financial statements;

“Company Board of Directors” means the board of directors of the Company;

“Company Change of Recommendation” means any of the following: (A) the Company Board of Directors fails to publicly make the Company Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to U.S. Merger Partner its approval of the Arrangement or the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to any Company Acquisition Proposal shall be considered a modification, in a manner adverse to U.S. Merger Partner, of the Company Recommendation), (B) U.S. Merger Partner requests in writing that the Company Board of Directors reaffirm the Company Recommendation or publicly reject any Company Acquisition Proposal and the Company Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the Company Board of Directors accepts, approves, endorses or recommends any Company Acquisition Proposal, (D) the Company enters into a Company Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any Company Acquisition Proposal or (E) the Company or the Company Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“Company Common Shares” means the common shares without par value in the capital of the Company which, for greater certainty, includes the Company A Shares, the Company A-CRCD Shares, the Company A-IQ Shares, the Company J Shares, the Company K Shares and the Company L Shares, but excludes the Company AA Shares;

“Company Data Room” means the Company’s electronic data room posted on https://services.intralinks.com as it existed at 11:59 pm on March 15, 2018;

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been executed by the Company and delivered to U.S. Merger Partner concurrently with the execution of this Agreement;

“Company Employees” has the meaning given to it in Section 5.5(a);

“Company Employment Agreement” has the meaning given to it in Section 3.1(s)(i);

“Company Expense Fee Event” has the meaning given to it on Section 7.2(e);

“Company Fairness Opinion” means the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders;

“Company Financial Advisor” means Desjardins Securities Inc.;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Indemnified Party” has the meaning given to it in Section 5.6(a);

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the nine-months ended December 31, 2017, together with the notes to such financial statements;

“Company Key Employee” has the meaning given to it in Section 3.1(u);

“Company Lease” has the meaning given to it in Section 3.1(o);

“Company Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations, condition (whether financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Company or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	any change in IFRS; or

(f)	any actions taken (or omitted to be taken) by the Company upon the express written request of U.S. Merger Partner;

provided, however, that the effect of the changes or developments described in clauses (a) through (e) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as the Company and its Subsidiaries;

“Company Material Contract” has the meaning given to it in Section 3.1(r)(i);

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Net Debt” means, at Closing, the Company’s funded debt less unrestricted cash;

“Company Parties” has the meaning given to it in the preamble to this Agreement;

“Company Plan” has the meaning given to it in Section 3.1(t)(i);

“Company Recommendation” means the unanimous recommendation of the Company Board of Directors that the Company Shareholders vote in favour of the Arrangement Resolution;

“Company Senior Management” means the individuals set forth in Section 1.4 of the Company Disclosure Letter;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on April 1, 2011, as modified from time to time;

“Company Shareholder” means a holder of one or more Company Common Shares or one or more Company AA Shares;

“Company Shareholder Agreement” means the Amended and Restated Shareholder Agreement of the Company dated July 1, 2015, as amended on August 30, 2017;

“Company Shareholder Approval” means the affirmative vote of at least 66 2/3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or represented by proxy at the Company Meeting;

“Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Company Acquisition Proposal” as it relates to securities of the Company shall be changed to “100%” and references to “20%”, as regards the assets of the Company, shall be changed to “all or substantially all”) made by a third party or third parties acting jointly (other than U.S. Merger Partner, CanCo Parent, and any of their respective Affiliates) and which, or in respect of which:

(a)	the Company Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Company Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement and the Merger (including any adjustment to the terms and conditions of the Arrangement and the Merger proposed by U.S. Merger Partner pursuant to Section 6.4);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the Person or Persons making such Company Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such Company Acquisition Proposal has been demonstrated to be available to the satisfaction of the Company Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel; and

(c)	is made available to all of the Company Shareholders on the same terms and conditions;

“Company Superior Proposal Notice” means a written notice provided by the Company to the U.S. Merger Partner delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Company Board of Directors that a Company Superior Proposal exists, advising U.S. Merger Partner that the Company has received a Company Superior Proposal and specifying the information with respect thereto required by the definition of Company Superior Proposal and including written notice of the determination of the Company Board of Directors that the Company Acquisition Proposal constitutes a Company Superior Proposal;

“Company Termination Fee Event” has the meaning given to it in Section 7.2(c);

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which the Company or any of its Subsidiaries, on the one hand, or U.S. Merger Partner or any of its Subsidiaries, on the other hand, is a party or by which the Company or any of its Subsidiaries, on the one hand, or U.S. Merger Partner or any of its Subsidiaries, on the other hand, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Superior Court of Québec;

“Current Assets” means cash and cash equivalents, accounts receivable (net of a provision for uncollectible accounts), unbilled contract amounts recognized as revenue under the percentage of completion method, prepaid expenses and Tax receivables but excludes (i) deferred Tax assets; and (ii) receivables from any related parties (as the term “related party’ is defined in MI 61-101);

“Current Liabilities” means accounts payable and accrued expenses, but excludes (i) deferred Tax liabilities; (ii) the current portion of long term debt; (iii) the current portion of deferred lease and other inducements; and (iv) payables to any related parties (as the term “related party’ is defined in MI 61-101);

“CSPP Participant” has the meaning given to it in the Plan of Arrangement;

“Debt Financing” has the meaning given to it in Section 5.14;

“DGCL” has the meaning given to it in Section 2.2(a);

“Disclosing Party” has the meaning given to it in Section 5.2(c);

“Dissent Rights” means the rights of dissent provided for in Article 3 of the Plan of Arrangement;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the QBCA and the Final Order;

“Effective Time” has the meaning given to it in Section 1.1 of the Plan of Arrangement;

“Eligible Holder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Enterprise Registrar” means the enterprise registrar appointed under section 1 of QBCA respecting legal publicity of enterprises;

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise);

“Environmental Approvals” means all Permits or other authorizations or requirements issued or required by any Governmental Authority pursuant to any Environmental Law;

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or U.S. Merger Partner or any of their Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Laws” means Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases;

“Equity Exchange Ratio” means 1.3118, as may be adjusted pursuant to Section 8.2(e);

“ESPP” has the meaning given to it in Section 2.2(h);

“ESPP Option” has the meaning given to it in Section 2.2(h);

“Exchange Agent” has the meaning given to it in Section 2.2(f)(i);

“Exchange Fund” has the meaning given to it in Section 2.2(f)(i);

“Exchange Rate” means the means the Canadian/US dollar daily average exchange rate published by the Bank of Canada on the day that is five Business Days prior to the date of this Agreement;

“Expense Fee” has the meaning given to it in Section 7.2(d);

“Final Order” means the order of the Court in a form acceptable to the Company and U.S. Merger Partner, each acting reasonably, approving the Arrangement under Chapter XVI – Division II of the QBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and U.S. Merger Partner, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and U.S. Merger Partner, each acting reasonably) on appeal;

“Form F-4” has the meaning given to it in Section 2.4(a);

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Environmental Laws or may impair the Environment, the health of any Person, property, or plant or animal life;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor act;

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, as in effect as of the date of this Agreement (unless otherwise expressly provided in this Agreement);

“Indemnified Party” and “Indemnified Parties” have the meanings given to them in Section 5.6(a);

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and U.S. Merger Partner, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and U.S. Merger Partner, each acting reasonably;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Letter of Transmittal” has the meaning given to it in Section 2.2(f)(ii);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended from time to time;

“Merger” has the meaning given to it in Section 2.2(a);

“Merger Consideration” has the meaning given to it in Section 2.2(e)(ii);

“Merger Effective Time” has the meaning given to it in Section 2.2(b)(i);

“NASDAQ” means the NASDAQ Stock Market;

“New Plans” has the meaning given to it in Section 5.5(b);

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of August 15, 2017 and November 17, 2017 between the Company and the U.S. Merger Partner, as it may be amended, restated, supplemented or otherwise modified from time to time;

“Old Company Plans” has the meaning given to it in Section 5.5(b);

“Old U.S. Merger Partner Plans” has the meaning given to it in Section 5.5(c);

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company A Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Other U.S. Merger Partner Share-Based Awards” has the meaning given to it in Section 2.2(g)(i)(C);

“Outside Date” means the date that is six months after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company or any of its Subsidiaries, or for U.S. Merger Partner or any of its Subsidiaries, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP or IFRS, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) licenses of non-material Intellectual Property in the ordinary course of business; (viii) any purchase money security interests, equipment leases or similar financing arrangements; (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or U.S. Merger Partner, as applicable, or the notes thereto; (x) any Liens that are not material to the Company, its Subsidiaries or their businesses, taken as a whole or U.S. Merger Partner, its Subsidiaries or their businesses, taken as a whole, as applicable; and (xi) any Liens disclosed under (A) Section 1.1 of the Company Disclosure Letter, for the Company or any of its Subsidiaries, and (B) Section 1.1 of the U.S. Merger Partner Disclosure Letter, for U.S. Merger Partner or any of its Subsidiaries.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 5 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and U.S. Merger Partner, each acting reasonably;

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding;

“Prospectus/Proxy Statement” has the meaning given to it in Section 2.4(a);

“QBCA” means the Business Corporations Act (Québec) and its regulations;

“QTA” means the Taxation Act (Québec);

“Receiving Parties” has the meaning given to it in Section 5.2(c);

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment;

“Relevant Laws” has the meaning given to it in Section 5.2(b);

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set out in Schedule C hereto;

“Restricted U.S. Merger Partner Share” has the meaning given to it in Section 2.2(g)(i)(B);

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof (including under the U.S. Code, the U.S. Treasury Regulations promulgated thereunder, and U.S. state and local Tax laws) in which the relevant Person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof (including under the U.S. Code, the U.S. Treasury Regulations promulgated thereunder, and U.S. state and local Tax laws) or legislation affecting any other Taxes, applicable to such Person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” has the meaning given to it in each of Section 6.2(b)(iv) and Section 6.4(b)(iv);

“SEC” means the United States Securities and Exchange Commission or any successor entity;

“SEC Reports” has the meaning given to it in Section 3.2(g)(i);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder or any successor act;

“Specified Shareholders” has the meaning given to it in the Recitals;

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on April 1, 2011, as amended from time to time;

“Subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity;

“Support Agreement” has the meaning given to it in the Recitals;

“Surviving Company” has the meaning given to it in Section 2.2(a);

“Surviving Company Common Shares” has the meaning given to it in Section 2.2(e)(iv);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada) or any successor act;

“Tax Law” means any Law with respect to Taxes;

“Termination Fee” has the meaning given to it in Section 7.2(a);

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied;

“U.S. Merger Partner” has the meaning given to it in the preamble to this Agreement;

“U.S. Merger Partner Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, a U.S. Merger Partner Acquisition Proposal;

“U.S. Merger Partner Acquisition Proposal” means, at any time, whether or not in writing, any proposal, offer, inquiry or indication of interest (including any modification or proposed modification thereto) with respect to (a) any acquisition by any Person or group of Persons of U.S. Merger Partner’s voting equity securities (or securities convertible into or exchangeable or exercisable for U.S. Merger Partner’s voting equity securities) representing 20% or more of U.S. Merger Partner’s voting equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such equity securities) or (b) any acquisition by any Person or group of Persons of any assets of U.S. Merger Partner and/or one or more of U.S. Merger Partner’s Subsidiaries (including equity interests of any of U.S. Merger Partner’s Subsidiaries) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of U.S. Merger Partner and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of U.S. Merger Partner most recently filed prior to such time as part of the U.S. Merger Partner Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multistep transaction or series of transactions, directly or indirectly involving U.S. Merger Partner or any of U.S. Merger Partner’s Subsidiaries, and in each case excluding the Merger and the other transactions contemplated by this Agreement and any transaction between only U.S. Merger Partner and/or one or more of its wholly-owned Subsidiaries;

“U.S. Merger Partner Annual Financial Statements” has the meaning given to it in Section 3.2(g);

“U.S. Merger Partner Board of Directors” means the board of directors of the U.S. Merger Partner;

“U.S. Merger Partner Change of Recommendation” means any of the following: (A) the U.S. Merger Partner Board of Directors fails to publicly make the U.S. Merger Partner Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to the Company its approval of this Agreement or the U.S. Merger Partner Recommendation (it being understood that publicly taking a neutral position or no position with respect to any U.S. Merger Partner Acquisition Proposal shall be considered a modification, in a manner adverse to the Company, of the U.S. Merger Partner Recommendation), (B) the Company requests in writing that the U.S. Merger Partner Board of Directors reaffirm the U.S. Merger Partner Recommendation or publicly reject any U.S. Merger Partner Acquisition Proposal and the U.S. Merger Partner Board of Directors, in each case, shall not have done so within three Business Days following receipt of such request, (C) the U.S. Merger Partner Board of Directors accepts, approves, endorses or recommends any U.S. Merger Partner Acquisition Proposal, (D) U.S. Merger Partner enters into a U.S. Merger Partner Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any U.S. Merger Partner Acquisition Proposal or (E) U.S. Merger Partner or the U.S. Merger Partner Board of Directors publicly proposes or announces its intention to do any of the foregoing;

“U.S. Merger Partner Common Share” means a share of common stock, par value U.S. $0.01, of U.S. Merger Partner;

“U.S. Merger Partner Data Room” means U.S. Merger Partner’s electronic data room posted on https://services.intralinks.com as it existed at 11:59 pm on March 15, 2018;

“U.S. Merger Partner Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been executed by U.S. Merger Partner and delivered to the Company prior to the execution of this Agreement;

“U.S. Merger Partner Employee” has the meaning given to it in Section 5.5(a);

“U.S. Merger Partner Employment Agreement” has the meaning given to it in Section 3.2(s)(i);

“U.S. Merger Partner Expense Fee Event” has the meaning given to it in Section 7.2(d);

“U.S. Merger Partner Fairness Opinion” means the opinion of the U.S. Merger Partner Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by U.S. Merger Partner Shareholders under the Merger is fair, from a financial point of view, to such U.S. Merger Partner Shareholders;

“U.S. Merger Partner Financial Advisor” means William Blair & Company;

“U.S. Merger Partner Financial Statements” has the meaning given to it in Section 3.2(g)(ii);

“U.S. Merger Partner Indemnified Party” has the meaning given to it in Section 5.6(a);

“U.S. Merger Partner Key Employee” has the meaning given to it in Section 3.2(u);

“U.S. Merger Partner Lease” has the meaning given to it in Section 3.2(o);

“U.S. Merger Partner Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations, condition (whether financial or otherwise) or prospects of U.S. Merger Partner and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a U.S. Merger Partner Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which U.S. Merger Partner or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	any change in U.S. GAAP;

(f)	any actions taken (or omitted to be taken) by U.S. Merger Partner upon the express written request of the Company; or

(g)	changes in U.S. Merger Partner’s stock price;

provided, however, that the effect of the changes or developments described in clauses (a) through (e) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect U.S. Merger Partner and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as U.S. Merger Partner and its Subsidiaries; and provided, further, that the inclusion of the changes described in clause (g) above shall have no effect on the rights of the Parties specified in Section 8.2(e);

“U.S. Merger Partner Material Contract” has the meaning given to that term in Section 3.2(r)(i);

“U.S. Merger Partner Net Cash” means, at Closing, U.S. Merger Partner’s unrestricted net cash (excluding, for greater clarity, any debt funding relating to U.S. Merger Partner’s dividend as declared and paid pursuant to Section 5.12(c)) as calculated in accordance with Schedule E;

“U.S. Merger Partner Plan” has the meaning given to it in Section 3.2(t)(i);

“U.S. Merger Partner Public Disclosure Record” means all documents filed by or on behalf of U.S. Merger Partner on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) system;

“U.S. Merger Partner Recommendation” means the unanimous recommendation of the U.S. Merger Partner Board of Directors that the U.S. Merger Partner Shareholders vote to adopt this Agreement;

“U.S. Merger Partner Senior Management” means the individuals set forth in Section 1.4 of the U.S. Merger Partner Disclosure Letter;

“U.S. Merger Partner Share Awards” has the meaning given to it in Section 2.2(g);

“U.S. Merger Partner Share Option” has the meaning given to it in Section 2.2(g)(i)(A);

“U.S. Merger Partner Share Plans” means the Amended and Restated 2000 Stock Option Plan, the 2003 Incentive Plan, the 2008 Omnibus Incentive Plan, the 2012 Omnibus Incentive Plan, and the 2017 Omnibus Incentive Plan;

“U.S. Merger Partner Shareholder” means a holder of one or more U.S. Merger Partner Common Shares;

“U.S. Merger Partner Shareholder Approval” has the meaning given to it in Section 2.5(a);

“U.S. Merger Partner Shareholders Meeting” has the meaning given to it in Section 2.5(a);

“U.S. Merger Partner Superior Proposal” means an unsolicited bona fide written U.S. Merger Partner Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “U.S. Merger Partner Acquisition Proposal” shall be changed to “50% or more”) made by a third party or third parties acting jointly (other than the Company, CanCo Parent, or any of their respective Affiliates) and which, or in respect of which:

(a)	the U.S. Merger Partner Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such U.S. Merger Partner Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the U.S. Merger Partner Shareholders from a financial point of view than the Arrangement and the Merger (including any adjustment to the terms and conditions of the Arrangement and the Merger proposed by the Company pursuant to Section 6.2);

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such U.S. Merger Partner Acquisition Proposal and the Person or Persons making such U.S. Merger Partner Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which any required financing to complete such U.S. Merger Partner Acquisition Proposal has been demonstrated to be available to the satisfaction of the U.S. Merger Partner Board of Directors, acting in good faith after consultation with its financial advisors and outside legal counsel;

(c)	is made available to all of U.S. Merger Partner Shareholders on the same terms and conditions; and

(d)	is not subject to any due diligence condition;

“U.S. Merger Partner Superior Proposal Notice” means a written notice provided by U.S. Merger Partner to the Company, delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the U.S. Merger Partner Board of Directors that a U.S. Merger Partner Superior Proposal exists, advising the Company that U.S. Merger Partner has received a U.S. Merger Partner Superior Proposal and specifying the information with respect thereto required by the definition of U.S. Merger Partner Superior Proposal and including written notice of the determination of the U.S. Merger Partner Board of Directors that the U.S. Merger Partner Acquisition Proposal constitutes a U.S. Merger Partner Superior Proposal;

“U.S. Merger Partner Termination Fee Event” has the meaning given to it in Section 7.2(c);

“U.S. Merger Sub” has the meaning given to it in the preamble to this Agreement;

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder;

“U.S. Treasury Regulations” means the rules, regulations and interpretations of rules and regulations adopted under the Code, as in effect from time to time;

“VWAP” means the volume weighted average trading price of the U.S. Merger Partner Common Shares (which must be calculated utilizing the days on which the U.S. Merger Partner Common Shares actually trade) on NASDAQ; and

“Working Capital Ratio” means the result of the calculation of Current Assets divided by the Current Liabilities.

1.2	Currency

Except where otherwise specified, all references to currency in this Agreement are to lawful money of Canada and “$” refers to Canadian dollars.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including its Schedules, and not to any particular Article, section or other portion of this Agreement. Unless something in the subject matter or context is clearly inconsistent, references in this Agreement to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4	Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of the Company means to the best of the actual knowledge, information and belief of Company Senior Management, in their capacities as officers of the Company and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of U.S. Merger Partner means to the best of the actual knowledge, information and belief of U.S. Merger Partner Senior Management, in their capacities as officers of U.S. Merger Partner and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5	Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument, Law or Order defined or referred to in this Agreement means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6	Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7	Schedules

The following are the Schedules to this Agreement:

Schedule A	- Form of Plan of Arrangement

Schedule B	- Form of X Arrangement Resolution

Schedule C	- Required Regulatory Approvals

Schedule D	- Forms of Support Agreements

Schedule E	- U.S. Merger Partner Net Cash

ARTICLE 2

THE ARRANGEMENT AND MERGER

2.1	The Arrangement

(a)	The Arrangement. The Company, CanCo Parent and U.S. Merger Partner agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)	Implementation Steps by the Company. The Company covenants in favour of U.S. Merger Partner that upon the terms and subject to the conditions of this Agreement, the Company shall:

(i)	as soon as reasonably practicable after the execution of this Agreement, apply to the Court for the Interim Order in a manner and form acceptable to U.S. Merger Partner, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(ii)	subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than two Business Days thereafter, apply to the Court for the Final Order in a manner and form reasonably acceptable to U.S. Merger Partner and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(iii)	subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

(c)

Implementation Steps by U.S. Merger Partner. Subject to the terms of this Agreement, U.S. Merger Partner and its Subsidiaries will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including NASDAQ and the TSX) necessary to give effect to the Arrangement and the Merger and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

(d)	Interim Order. The application referred to in Section 2.2(b)(i) shall, unless the Company and U.S. Merger Partner otherwise agree, include a request that the Interim Order provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)	for the record date for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting;

(iii)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with this Agreement without the need for any additional approval by the Court;

(iv)	that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(v)	that the requisite and sole approval of the Arrangement Resolution will be the Company Shareholder Approval;

(vi)	for the grant of Dissent Rights;

(vii)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii)	that proxies in respect of the Arrangement Resolution may be delivered to the Company up to 5:00 p.m. (Montreal time) no later than two Business Days prior to the date of the Company Meeting; and

(ix)	that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as U.S. Merger Partner may reasonably require.

(e)	Court Proceedings. The Company will provide legal counsel to U.S. Merger Partner with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will include in such materials all comments reasonably and promptly proposed by U.S. Merger Partner or its legal counsel. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.1 or with U.S. Merger Partner’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing in this Agreement shall require U.S. Merger Partner to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of U.S. Merger Partner and its Subsidiaries set forth in any such filed or served materials or under this Agreement, the Merger or the Arrangement. In addition, the Company will not object to legal counsel to U.S. Merger Partner making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to U.S. Merger Partner on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement.

(f)	Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. On the Effective Date, the Articles of Arrangement shall be filed with the Enterprise Registrar. The Articles of Arrangement and the articles of CanCo Parent shall be in form satisfactory to U.S. Merger Partner and the Company, each acting reasonably. Such articles shall include, among other things, a restriction on the CanCo Parent Multiple Voting Shares such that the CanCo Parent Multiple Voting Shares shall not be transferrable, other than to an affiliate, a conversion right into CanCo Parent Shares at the option of the holder of CanCo Parent Multiple Voting Shares and any applicable coattail rights as may be required. CanCo Parent shall also change its name to “Alithya Group Inc.”.

(g)	List of Securityholders. Upon the reasonable request from time to time of U.S. Merger Partner, the Company will provide U.S. Merger Partner with lists (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Common Shares or Company AA Shares, as applicable, and lists of the names and addresses and holdings of all Persons having rights issued or granted by the Company to acquire or otherwise related to Company Common Shares (including Optionholders) or Company AA Shares, together with their addresses and respective holdings of Company Common Shares or Company AA Shares, as applicable.

(h)	Treatment of Company Share Awards. The Options and the Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(i)	Employee Share Purchase Program. The Company Share Purchase Plan and the rights of participants under such plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

(ii)	Securityholder Communications. The Company and U.S. Merger Partner agree to cooperate in the preparation of presentations, if any, to Company Shareholders or other securityholders regarding the Arrangement, and the Company agrees to consult with U.S. Merger Partner in connection with any communication or meeting with Company Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligations to make any disclosure or filing required by applicable Laws and, if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give U.S. Merger Partner a reasonable opportunity to review and comment thereon prior to its dissemination.

(i)

Withholding Taxes. Each of the Company, CanCo Parent and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares or Company AA Shares or Options or any CSPP Participant pursuant to this Agreement and the Plan of Arrangement, such amounts as the Company, CanCo Parent or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the holder of the Company Common Shares or Company AA Shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Company, CanCo Parent and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to the Company, CanCo Parent or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, CanCo Parent or the Arrangement Exchange Agent shall notify the holder thereof or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder or such CSPP Participant any unapplied balance of the proceeds of such sale.

(j)	U.S. Tax Treatment. The Parties intend that (i) the Arrangement qualify as a reorganization within the meaning of Section 368(a) of the Code and, together with the transactions contemplated in Section 2.2, a transfer subject to Section 351 of the Code, and (ii) that this Agreement shall constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulations § 1.368-2(g) and 1.368-3(a) and for the purposes of Sections 354 and 361 of the Code. The Parties shall (and each Party shall cause its respective Subsidiaries to) cooperate regarding such intended Tax treatment and not take any position or action that is inconsistent with the foregoing, except to the extent otherwise required by applicable Tax Law.

2.2	The Merger

(a)	The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, U.S. Merger Sub shall be merged with and into U.S. Merger Partner. At the Merger Effective Time, the separate corporate existence of U.S. Merger Sub shall cease and U.S. Merger Partner shall continue as the surviving company in the Merger (the “Surviving Company”). The Merger shall be conditioned only upon the consummation of the Arrangement.

(b)	Merger Effective Time.

(i)	Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and U.S. Merger Partner shall agree and specify in the Certificate of Merger; provided that the Merger shall become effective immediately following the effectiveness of the Arrangement, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(ii)	At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(c)	Certificate of Incorporation and By-Laws. The certificate of incorporation of U.S. Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of U.S. Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of U.S. Merger Sub shall be replaced by references to the name of the Surviving Company.

(d)	Directors and Officers of Surviving Company. The directors of U.S. Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be. The officers of U.S. Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Conversion of U.S. Merger Sub Common Stock. Each share of common stock of U.S. Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect of such common stock, shall forthwith be cancelled and cease to exist and be converted into one new fully paid and nonassessable voting preferred share of the capital stock of the Surviving Company, having a redemption amount equal to the aggregate fair market value of all the shares of common stock of U.S. Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and shall be held by CanCo Parent.

(ii)	Cancellation of U.S. Merger Partner-Owned Stock. Each U.S. Merger Partner Common Share that is owned by U.S. Merger Partner as treasury stock and each U.S. Merger Partner Common Share that is owned directly by U.S. Merger Partner immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)

Conversion of U.S. Merger Partner Common Shares. Subject to Section 2.2(f), each U.S. Merger Partner Common Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive one CanCo Parent Share multiplied by the Equity Exchange Ratio (rounded up to the nearest whole share), without interest (the “Merger Consideration”) from CanCo Parent. All such U.S.

Merger Partner Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such U.S. Merger Partner Common Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Merger Effective Time the outstanding CanCo Parent Shares or U.S. Merger Partner Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement, which is based upon the number of CanCo Parent Shares or U.S. Merger Partner Common Shares, as the case may be, will be appropriately adjusted to provide to U.S. Merger Partner and the holders of U.S. Merger Partner Common Shares the same economic effect as contemplated by this Agreement prior to such event. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law. CanCo Parent will add to the stated capital account of the CanCo Parent Shares to be issued to the holders of U.S. Merger Partner Common Shares an amount equal to the fair market value of the Surviving Company Common Shares acquired by CanCo Parent pursuant to Section 2.2(e)(iv).

(iv)	Issuance of Surviving Company Common Shares. Surviving Company will issue fully paid and nonassessable shares of common stock from its capital stock (the “Surviving Company Common Shares”) to CanCo Parent in consideration for the issuance by CanCo Parent, on behalf of U.S. Merger Sub, of CanCo Parent Shares to be issued as Merger Consideration that the holders of U.S. Merger Partner Common Shares are entitled to receive in respect of such shares pursuant to Section 2.2(e)(iii). The number of Surviving Company Common Shares to be issued to CanCo Parent will be equal to the number of U.S. Merger Partner Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than such U.S. Merger Partner Common Shares owned by U.S. Merger Partner as treasury stock and U.S. Merger Partner Common Shares owned directly by U.S. Merger Partner immediately prior to the Merger Effective Time).

(f)	Exchange of Certificates.

(i)

Exchange Agent. Prior to the Merger Effective Time, U.S. Merger Partner shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, CanCo Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article 2 through the Exchange Agent, on behalf of itself, certificates representing the CanCo Parent Shares to be issued as Merger Consideration (or, if uncertificated CanCo Parent Shares will be issued, CanCo Parent shall make appropriate alternative arrangements). All such CanCo Parent Shares deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.

(ii)	Letter of Transmittal. As promptly as reasonably practicable after the Merger Effective Time (and in any event within four Business Days after the Merger Effective Time), CanCo Parent shall cause the Exchange Agent to mail to each holder of record of U.S. Merger Partner Common Shares a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as U.S. Merger Partner may specify, and shall be prepared prior to the Closing), together with instructions thereto.

(iii)	Merger Consideration Received in Connection with Exchange. Upon (i) in the case of U.S. Merger Partner Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of U.S. Merger Partner Common Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the accompanying instructions, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such U.S. Merger Partner Common Shares have been converted pursuant to Section 2.2(e). In the event of a transfer of ownership of U.S. Merger Partner Common Shares that is not registered in the transfer records of U.S. Merger Partner, the Merger Consideration may be issued to a transferee if the Certificate representing such U.S. Merger Partner Common Share (or, if such U.S. Merger Partner Common Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2(f), each U.S. Merger Partner Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of U.S. Merger Partner Common Shares are entitled to receive in respect of such shares pursuant to Section 2.2(e)(iii).

(iv)	No Further Ownership Rights in U.S. Merger Partner Common Stock. The CanCo Parent Shares issued and credited as fully paid in accordance with the terms of this Article 2 upon conversion of any U.S. Merger Partner Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such U.S. Merger Partner Common Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of U.S. Merger Partner Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing U.S. Merger Partner Common Shares (or U.S. Merger Partner Common Shares held in book-entry form) are presented to CanCo Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(v)	Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect to the Exchange Fund) that remains undistributed to the holders of U.S. Merger Partner Common Shares for one year after the Merger Effective Time shall be delivered to CanCo Parent or its designee, and any holder of U.S. Merger Partner Common Shares who has not complied with this Article 2 at that time shall look only to CanCo Parent for payment of its claim for Merger Consideration, without any interest thereon.

(vi)	No Liability. None of U.S. Merger Partner, U.S. Merger Partner’s Subsidiaries, the Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(vii)

Withholding Rights. Each of U.S. Merger Partner, U.S. Merger Sub, CanCo Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of U.S. Merger Partner Common Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the holder of the U.S. Merger Partner Common Shares in respect of which such deduction and/or withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. U.S. Merger Partner, U.S. Merger Sub, CanCo Parent and the Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder as is necessary to provide sufficient funds to U.S. Merger Partner, U.S. Merger Sub, CanCo Parent or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and U.S. Merger Partner, U.S. Merger Sub, CanCo Parent or the Exchange

Agent shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.

(viii)	Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CanCo Parent, the posting by such Person of a bond, in such reasonable and customary amount as CanCo Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)	U.S. Merger Partner Share Awards.

(i)	As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the U.S. Merger Partner Board of Directors or an appropriate committee of the U.S. Merger Partner Board of Directors shall adopt such resolutions or take such other actions (including obtaining any required consents and making any required amendments to the U.S. Merger Partner Share Plans) as may be required to effect and/or procure the following:

(A)	Each option to acquire U.S. Merger Partner Common Shares granted under any U.S. Merger Partner Share Plan (a “U.S. Merger Partner Share Option”) that as of the Merger Effective Time is outstanding, shall cease to represent an option or other right to acquire U.S. Merger Partner Common Shares and shall be converted on the same terms and conditions as were applicable under the U.S. Merger Partner Share Option (but taking into account any changes thereto provided for in the applicable U.S. Merger Partner Share Plan, in any applicable award agreement, in such option or deemed necessary to comply with applicable Laws) as of the Merger Effective Time into a stock option to acquire a number of CanCo Parent Shares (rounded up to the nearest whole share) equal to the product of (i) the total number of U.S. Merger Partner Common Shares subject to the U.S. Merger Partner Share Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share applicable to such U.S. Merger Partner Share Option immediately prior to the Merger Effective Time divided by (y) the Equity Exchange Ratio;

(B)	Each issued and outstanding U.S. Merger Partner Common Share subject to vesting or other lapse restrictions pursuant to the U.S. Merger Partner Share Plans immediately prior to the Merger Effective Time (a “Restricted U.S. Merger Partner Share”) shall, as of the Merger Effective Time, cease to represent a right to acquire a U.S. Merger Partner Common Share and shall be converted into the right to receive a CanCo Parent Share multiplied by the Equity Exchange Ratio, subject to the same terms and conditions (including vesting and other lapse restrictions (including vesting and payment in connection with the transaction contemplated herein)) as were applicable to the Restricted U.S. Merger Partner Share in respect of which it was issued or deemed necessary to comply with applicable Laws; and

(C)	Each stock-based award, other than a U.S. Merger Partner Share Option or Restricted U.S. Merger Partner Share (“Other U.S. Merger Partner Share-Based Awards” and together with Restricted U.S. Merger Partner Shares, the “U.S. Merger Partner Share Awards”), granted under any U.S. Merger Partner Share Plan and outstanding immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, cease to represent an award based on U.S. Merger Partner Common Shares and shall be converted into an award based on a number of CanCo Parent Shares equal to the number of U.S. Merger Partner Common Shares covered by such Other U.S. Merger Partner Share-Based Award multiplied by the Equity Exchange Ratio, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms (including vesting and payment in connection with the transaction contemplated under this Agreement)) as were applicable to such Other U.S. Merger Partner Share-Based Award in respect of which it was issued but taking into account any changes thereto provided for in the applicable U.S. Merger Partner Share Plan, in any applicable award agreement or deemed necessary to comply with applicable Laws (including, without limitation, appropriate adjustments to performance metrics, as applicable).

(h)

U.S. Merger Partner Employee Stock Purchase Program. As soon as practicable following the date of this Agreement, and in any event, prior to the Closing Date, the U.S. Merger Partner Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions as may be required to effect the following: each option to acquire U.S. Merger Partner Common Shares under the U.S. Merger Partner’s 2008 Employee Stock Purchase Plan (the “ESPP”) that is outstanding as of the Merger Effective Time (an “ESPP Option”) shall cease to represent an option to acquire U.S. Merger Partner Common Shares and shall be converted on the same terms and conditions as were applicable under the ESPP as of the Merger Effective Time into an option to acquire a number of CanCo Parent Shares equal to the product of (i) the total number of U.S. Merger Partner Common Shares subject to the ESPP Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio (rounded up to the nearest whole share), at an Option Price (as such term is defined in the ESPP) equal to the (i) Option Price immediately prior to the Merger Effective Time divided by (ii) the Equity Exchange Ratio (rounded up to the nearest whole cent).

(i)	U.S. Tax Treatment. The Parties intend that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and, together with the transactions contemplated in Section 2.1, a transfer subject to Section 351 of the Code, and (ii) that this Agreement shall constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulations § 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354 and 361 of the Code. The Parties shall (and each Party shall cause its respective Subsidiaries to) cooperate regarding such intended Tax treatment and not take any position or action that is inconsistent with the foregoing, except to the extent otherwise required by applicable Tax Law.

(j)	Treatment of U.S. Merger Partner Share Plan and ESPP.

(i)	It is the intent of the Parties hereto that the treatment of U.S. Merger Partner Share Awards, U.S. Merger Partner Share Options and ESPP Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(ii)	CanCo Parent shall take all corporate action necessary to reserve for issuance a sufficient number of CanCo Parent Shares for delivery with respect to U.S. Merger Partner Share Options, U.S. Merger Partner Share Awards and ESPP Options assumed by it in accordance with Section 2.2(g) and Section 2.2(h). As of the Merger Effective Time, if requested by U.S. Merger Partner prior to the Merger Effective Time, CanCo Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the CanCo Parent Shares subject to such U.S. Merger Partner equity awards and ESPP Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such U.S. Merger Partner equity awards and ESPP Options remain outstanding. CanCo Parent and U.S. Merger Partner shall take all such steps as may be required to cause the transactions contemplated by Section (g) and Section 2.2(h) and any other dispositions of equity securities of U.S. Merger Partner (including derivative securities) or acquisitions of CanCo Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is or will be subject to the reporting requirements under Section 16(a) of the 1934 Exchange Act to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

(iii)	As of the Merger Effective Time, CanCo Parent will assume U.S. Merger Partner Share Plans, the ESPP and any other equity plans that have been approved by the U.S. Merger Partner Board of Directors and stockholders of U.S. Merger Partner prior to the Merger Effective Time. As of the Merger Effective Time, CanCo Parent will be able to grant stock awards and options to purchase CanCo Parent Shares under the ESPP, to the extent permissible by applicable Laws, NASDAQ regulations and TSX regulations, under the terms of the U.S. Merger Partner Share Plans and the ESPP and issue the reserved but unissued shares of U.S. Merger Partner Common Shares (including shares subject to the unexercised or unissued portions of any U.S. Merger Partner Share Option, U.S. Merger Partner Share Award or ESPP Option that expire, terminate or are canceled and shares subject to any U.S. Merger Partner Share Option, U.S. Merger Partner Share Award or ESPP Option that are reacquired pursuant to the terms of the agreements under which such shares were issued that return to the U.S. Merger Partner Share Plans or the ESPP pursuant to their terms), except that (i) U.S. Merger Partner Common Shares covered by such awards will instead be CanCo Parent Shares and (ii) all references to a number of U.S. Merger Partner Common Shares will be (A) changed to reference CanCo Parent Shares and (B) converted to a number of CanCo Parent Shares equal to the number of shares of U.S. Merger Partner Common Shares multiplied by the Equity Exchange Ratio (rounded up to the nearest whole share) of CanCo Parent Shares. As soon as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time, the board of directors of CanCo Parent (or, if appropriate, any committee administering U.S. Merger Partner Share Plans) and CanCo Parent shall adopt such resolutions and take such other actions as may be reasonably required to assume the U.S. Merger Partner Share Plans and the ESPP or to adopt share plans having terms substantially identical to the U.S. Merger Partner Share Plans and the ESPP and covering the awards of CanCo Parent Shares resulting from Section 2.2(g) and options to purchase CanCo Parent Shares under the ESPP, subject to any adjustments that may be required by applicable Laws.

(k)	Dissent and Appraisal Rights. Any amounts owing by U.S. Merger Partner to any shareholder exercising appraisal or dissent rights in connection with the Merger shall be satisfied solely through the use of assets of U.S. Merger Partner.

2.3	The Closing

(a)	The Closing Date. The closing of the Arrangement and the Merger (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP at 1000 De La Gauchetière Street West, Suite 2100, Montreal, Québec, H3B 4W5, at 8:00 a.m. (EST), on a date to be specified by the Company and U.S. Merger Partner, which shall be no later than the first Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and U.S. Merger Partner. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.4	Preparation of Circular, Prospectus/Proxy Statement and Form F-4

(a)	As promptly as reasonably practicable after the date of this Agreement, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials that shall constitute (A) the Circular, which shall also constitute the proxy statement relating to the matters to be submitted to the Company Shareholders at the Company Meeting, together with any other documents required by the QBCA or applicable Laws in connection with the Company Meeting and (B) the prospectus/proxy statement relating to the matters to be submitted to the U.S. Merger Partner Shareholders at the U.S. Merger Partner Shareholders Meeting (such prospectus/proxy statement, and any of its amendments or supplements, the “Prospectus/Proxy Statement”) and (ii) a registration statement on Form F-4 (of which the Prospectus/Proxy Statement will form a part) with respect to the issuance of CanCo Parent Shares and CanCo Parent Multiple Voting Shares in respect of the Arrangement and Merger (such registration statement, and any amendments thereto, the “Form F-4”). Without limitation of the foregoing, (x) the Company shall prepare and deliver as promptly as practical, for purposes of inclusion in the Prospectus/Proxy Statement, the audited consolidated financial statements of the Company for the years ended March 31, 2017 and March 31, 2018 and, prior to the proposed filing date, a consent by the Company’s independent auditors to use of their report on such audited financial statements in the Form F-4, and (y) U.S. Merger Partner shall prepare and deliver as promptly as practical, for purposes of inclusion in the Prospectus/Proxy Statement, the audited consolidated financial statements of U.S. Merger Partner for the years ended December 31, 2016 and December 31, 2017 and, prior to the proposed filing date, a consent by U.S. Merger Partner’s independent registered public accounting firm to use of their report on such audited financial statements in the Form F-4.

(b)	Each Party will provide legal counsel to the other Parties with a reasonable opportunity to review and comment on drafts of the Circular, the Prospectus/Proxy Statement, the Form F-4 and other documents related to the Company Meeting or the U.S. Merger Partner Shareholders Meeting, as applicable, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Company Shareholders or the U.S. Merger Partner Shareholders, as applicable. Each Party will include in the Circular, the Prospectus/Proxy Statement, the Form F-4 or such other documents all comments reasonably and promptly proposed by any other Party or its legal counsel, provided, however, that all information relating to the Company Parties included in the Circular and Prospectus/Proxy Statement shall be in form and content satisfactory to Company, acting reasonably, and all information relating to U.S. Merger Partner included in the Circular and Prospectus/Proxy Statement shall be in form and content satisfactory to U.S. Merger Partner, acting reasonably.

(c)	Each of the Parties shall use all commercially reasonable efforts to have the Prospectus/Proxy Statement cleared by the SEC (and any applicable Canadian securities regulators or other Governmental Authority) and the Form F-4 to be declared effective by the SEC as promptly as practicable, and to keep the Form F-4 effective as long as is necessary to consummate the Arrangement and the Merger. As promptly as practicable after such clearance, the Company and U.S. Merger Partner shall, unless otherwise agreed to by the Parties, cause the Circular, Prospectus/Proxy Statement and other documentation required in connection with the Company Meeting and the U.S. Merger Partner Shareholders Meeting to be sent contemporaneously to (x) in the case of the Company, each holder of Company Common Shares, each holder of Company AA Shares and each Optionholder and filed as required by the Interim Order and applicable Laws and (y) in the case of U.S. Merger Partner, each holder of U.S. Merger Partner Common Shares, as required by applicable Laws. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of any written comments, and advise the other Parties of any oral comments, with respect to the Circular, the Prospectus/Proxy Statement or the Form F-4 received from the SEC and any Canadian securities regulators or other Governmental Authority.

(d)	Each Party shall use its commercially reasonable efforts to ensure that the Circular, the Prospectus/Proxy Statement and the Form F-4 comply in all material respects with applicable Laws. Each Party shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on any amendment or supplement to the Circular, the Prospectus/Proxy Statement or the Form F-4 prior to filing such with the SEC and any Canadian securities regulators or other Governmental Authority, and each Party will provide the other Party with a copy of all such filings made.

(e)	Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws in connection with the Arrangement or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CanCo Parent Shares and the CanCo Parent Multiple Voting Shares issuable in connection with the Arrangement and the Merger for offering or sale in any jurisdiction, or any request by the SEC or an Canadian securities regulator (or, if applicable, any other Governmental Authority) for amendment of the Circular, the Prospectus/Proxy Statement or the Form F-4.

(f)

If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and which should be set forth in an amendment or supplement to the Circular, the Prospectus/Proxy Statement or the Form F-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Company Shareholders and the U.S. Merger Partner Shareholders.

(g)	The Circular, the Prospectus/Proxy Statement and the Form F-4 shall include:

(i)	unless the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement, the Company Recommendation, the Company Fairness Opinion, the rationale for the Company Recommendation and a statement that, to the knowledge of the Company, each director and executive officer of the Company intends to vote all Company Common Shares and all Company AA Shares held by him or her, as applicable, in favour of the Arrangement Resolution at the Company Meeting; and

(ii)	unless U.S. Merger Partner shall have effected a U.S. Merger Partner Change of Recommendation in accordance with the terms of this Agreement, the U.S. Merger Partner Recommendation, the U.S. Merger Partner Fairness Opinion, the rationale for the U.S. Merger Partner Recommendation and a statement that, to the knowledge of U.S. Merger Partner, each director and executive officer of U.S. Merger Partner intends to vote all U.S. Merger Partner Common Shares held by him or her in favour of the adoption of this Agreement at the U.S. Merger Partner Shareholders Meeting.

(h)	Notwithstanding Sections 2.4(a) to 2.4(g), each of U.S. Merger Partner and the Company may, with the written consent of the other such Party, acting reasonably, prepare and submit separate or additional circulars and proxy statements in respect of the Company Meeting and the U.S. Merger Partner Shareholders Meeting, as applicable, and, in such event, the rights of the respective Parties to review and comment on the Circular, the Prospectus/Proxy Statement and the Form F-4, as applicable, shall apply accordingly.

2.5	Shareholder Meetings

(a)	U.S. Merger Partner shall duly take all lawful action to call, give notice of, convene and hold a meeting of the U.S. Merger Partner Shareholders (the “U.S. Merger Partner Shareholders Meeting”) as promptly as practicable following the date upon which the Form F-4 becomes effective for the purpose of obtaining approval of this Agreement and, as appropriate, the Merger and the Arrangement by the holders of U.S. Merger Partner Common Shares as required by the DGCL (the “U.S. Merger Partner Shareholder Approval”).

(b)	The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Meeting in accordance with the Interim Order, as promptly as practicable following the date upon which the Form F-4 becomes effective for the purpose of obtaining the Company Shareholder Approval.

(c)	Subject to the terms of this Agreement, unless U.S. Merger Partner shall have effected a U.S. Merger Partner Change of Recommendation in accordance with the terms of this Agreement, U.S. Merger Partner shall use its commercially reasonable efforts to solicit from the U.S. Merger Partner Shareholders proxies in favour of the approval of this Agreement and as appropriate, the Merger and the Arrangement and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the adoption of this Agreement by the U.S. Merger Partner Shareholders, including using the services of investment dealers and proxy solicitation agents and cooperating with any such Persons engaged by the Company, to solicit proxies in favour of the approval of the Merger. and take all other actions reasonably requested by the Company that are reasonably necessary or desirable to obtain the approval of the Merger by the U.S. Merger Partner Shareholders and permit the Company to assist, and consult with the Company and keep the Company apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the U.S. Merger Partner Shareholders at the U.S. Merger Partner Shareholders Meeting for the purpose of obtaining the U.S. Merger Partner Shareholder Approval, and nothing contained in this Agreement shall be deemed to relieve U.S. Merger Partner of such obligation.

(d)	Subject to the terms of this Agreement (including Section 6.2), the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution and take all other actions reasonably requested by U.S. Merger Partner that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Shareholders and permit U.S. Merger Partner to assist, and consult with U.S. Merger Partner and keep U.S. Merger Partner apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with Article 7, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for the purpose of obtaining the Company Shareholder Approval, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e)	Unless there has been a Company Change of Recommendation in accordance with Section 6.2, neither the Company Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to U.S. Merger Partner), or propose publicly to withdraw (or modify in any manner adverse to U.S. Merger Partner), the Company Recommendation.

(f)	Unless there has been a U.S. Merger Partner Change of Recommendation, neither the U.S. Merger Partner Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the U.S. Merger Partner Recommendation.

(g)	U.S. Merger Partner shall, prior to the U.S. Merger Partner Shareholders Meeting, keep the Company reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the U.S. Merger Partner Shareholders Meeting, and in any event shall provide such number promptly upon the request of the Company or its Representatives.

(h)	The Company shall, prior to the Company Meeting, keep U.S. Merger Partner reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Meeting, and in any event shall provide such number promptly upon the request of U.S. Merger Partner or its Representatives.

(i)	Subject to the terms of this Agreement, the Parties shall each use their respective commercially reasonable efforts to ensure that the U.S. Merger Partner Shareholders Meeting will occur no more than two Business Days following the Company Meeting. Each of the Company and U.S. Merger Partner shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Meeting or U.S. Merger Partner Shareholders Meeting, as applicable, without the other such Party’s prior written consent, in each case; provided, that:

(i)	U.S. Merger Partner shall be permitted to adjourn, delay or postpone convening the U.S. Merger Partner Shareholders Meeting if in the good faith judgment of the U.S. Merger Partner Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the U.S. Merger Partner Shareholders Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the U.S. Merger Partner Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Prospectus/Proxy Statement or the Form F-4; and

(ii)	the Company shall be permitted to adjourn, delay or postpone convening the Company Meeting if in the good faith judgment of the Company Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Company Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Circular.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Letter or the Company Audited Financial Statements, the Company represents and warrants to and in favour of U.S. Merger Partner as follows and acknowledges that U.S. Merger Partner is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification.

(i)	The Company is a corporation and has been duly organized and validly exists and is in good standing under the Laws of its jurisdiction of incorporation. It has the requisite corporate and legal power and capacity to own its property as now owned and to carry on its business as it is now being carried on.

(ii)	Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on.

(iii)	The Company and each of the Company’s Subsidiaries is duly qualified to carry on business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be a Company Material Adverse Effect.

(iv)	The Company has provided to U.S. Merger Partner true, complete and correct copies of the constating documents of each of the Company and its Subsidiaries, as amended. It has provided to U.S. Merger Partner true, complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company Shareholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2015, and of the shareholder, board of directors and each committee of the board of directors of each of the wholly-owned Subsidiaries held since January 1, 2015.

(b)	Authority Relative to this Agreement.

(i)	The Company has the requisite corporate power, authority and capacity to enter into this Agreement and, subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement and the Required Regulatory Approvals, to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement.

(ii)	The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in this Agreement, the completion by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)	Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries for the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement, the completion by the Company of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv)	the Required Regulatory Approvals; and

(v)	any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d)

No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the completion of the Arrangement and the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets;

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of the Company or any of its Subsidiaries;

(iii)	result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Company Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or to which any of the Company or its Subsidiaries’ properties or assets is subject or gives to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by the Company or any of its Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to be a Company Material Adverse Effect, or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e)	Capitalization of the Company.

(i)

The authorized capital of the Company consists of an unlimited number of Company Common Shares, an unlimited number of Company AA Shares, an unlimited number of class “B” common shares, an unlimited number of class “C” common shares, an unlimited number of class “D” common shares, an unlimited number of class “E” common shares, an unlimited number of class “F” common shares, an unlimited number of class “G” common shares, an unlimited number of class “H” common shares and an unlimited number of class “I” common shares, of which 7,100,319 Company AA Shares, 1,773,212 Company A-CRCD Shares, 1,637,204 Company A-IQ Shares, 12,007,509 Class A Shares, 1,742,342 Company J Shares, 1,182,164 Company K Shares and 506,642 Company L Shares are issued and outstanding. All of the issued and outstanding Company Common Shares and Company AA Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of the Company, or any agreement, contract, covenant, undertaking, or commitment to which the Company is a party or bound, and (iii) have been issued and sold in compliance with Canadian Securities Laws in all material respects.

(ii)	Except as follows, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Company or any of its Subsidiaries to issue or sell any Company Common Shares, Company AA Shares or other securities of the Company or its Subsidiaries, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Company Common Shares, Company AA Shares or other security of the Company or its Subsidiaries: 1,288,160 Options outstanding under the Stock Option Plan providing for the issuance of 1,288,160 Company A Shares upon the exercise thereof.

(iii)	No Company Common Shares, Company AA Shares or Options are owned by the Company or any Subsidiary of the Company. There is no outstanding contractual obligation of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or Company AA Shares.

(iv)	Except for the Options or as disclosed in Section 3.1(e)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding any share appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Company Common Share price or Company AA Share price, income or any other attribute of or related to the Company or any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Common Shares or Company AA Shares on any matter.

(v)	No securities of the Company or any of its Subsidiaries are listed on any stock or securities exchange or market or registered under any securities Laws.

(vi)	Section 3.1(e)(vi) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, the names of the holders of Options, whether each such holder is a current director of the Company or current employee of the Company or any of its Subsidiaries and the grant date and the exercise price for such Options. A true, correct and complete copy of the Stock Option Plan has been provided to U.S. Merger Partner.

(f)	Company Subsidiaries. Section 3.1(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each of the Company’s Subsidiaries, its status and its jurisdiction and form of organization. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company’s Subsidiaries held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens), and there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Company’s Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

(g)	Financial Statements. The Company Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Company Interim Financial Statements are subject to normal period-end adjustments which are not material and may omit notes which are not material and are not required by IFRS. The Company Financial Statements present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods covered thereby, all in conformity with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except (i) as otherwise stated in the notes to the Company Financial Statements or in the auditor’s report, as applicable, and (ii) that the Company Interim Financial Statements are subject to normal period-end adjustments that are not material and may omit notes that are not material and are not required by IFRS. There are no outstanding loans made by the Company or any of its Subsidiaries to any director or officer of the Company.

(h)

Internal Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements for external purposes in accordance with IFRS including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board of Directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of the Company and its Subsidiaries. The Company has received no complaints from any source regarding accounting, internal accounting controls or auditing matters or expressions of concern from employees of the Company regarding questionable accounting or auditing matters.

(i)	No Undisclosed Liabilities. The Company and its Subsidiaries have no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Company Annual Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed in the Company Financial Statements), a Company Material Adverse Effect, and (iii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Company Financial Statements reflect reasonable reserves in accordance with IFRS for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of the Company and its Subsidiaries.

(j)	Absence of Certain Changes. (i) Since the date of the Company Annual Financial Statements, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) since the date of the Company Annual Financial Statements, the Company and each of the Company’s Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)	Compliance with Laws. Since the date of the Company Annual Financial Statements, the business of the Company and of each of the Company’s Subsidiaries has been and is currently being conducted in material compliance in with all applicable Laws and Orders, and neither the Company nor any of its Subsidiaries has received any notice of any alleged material non-compliance or violation of any such Laws and Orders, except where any failure to be compliant would not, and could not reasonably be expected to, be a Company Material Adverse Effect. Without limiting the generality of the foregoing, all issued and outstanding Company Common Shares and Company AA Shares have been issued in compliance, in all material respects, with all applicable Canadian Securities Laws.

(l)

Permits. Each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted and each material Permit is valid, subsisting and in full force and effect. The business of the Company and its Subsidiaries are not being conducted in violation of, and there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of, any such Permit. The transactions contemplated hereby will not adversely affect any such Permit or the availability of any such Permit for the Company or any of its Subsidiaries. Since the date of the Company Annual Financial Statements, the Company and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, and paid any fees with respect thereto, that each was required to file with any Governmental Authority, except where the failure to file such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, or pay the fees associated therewith, on a timely basis would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents complied with applicable Law.

(m)	Litigation. There is no Proceeding against or involving the Company or any of its Subsidiaries (whether in progress, pending or, to the knowledge of the Company, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by the Company or any of its Subsidiaries in excess of $1,000,000 or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of the Company, no event or circumstance has occurred that might reasonably be expected to give rise to any such Proceeding. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that (i) involves or may involve, or restricts or may restrict, the right or ability of the Company or any of its Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date of this Agreement, (ii) would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger or (iii) would reasonably be expected have a Company Material Adverse Effect.

(n)	Real Property. Neither the Company nor any of its Subsidiaries own any real property.

(o)

Leased Property. Section 3.1(o) of the Company Disclosure Letter constitutes a list of all real property leased or subleased as of the date of this Agreement by or to the Company or any of its Subsidiaries. True, correct and complete copies of each lease or sublease described in Section 3.1(o) of the Company Disclosure Letter (including any amendments) (each, a “Company Lease”) are contained in the Company Data Room. Each Company Lease is a valid leasehold, sublease interest or comparable right, and constitutes a legal, valid and binding obligation of the

Company or its Subsidiary, as the case may be, enforceable against and by the Company or its Subsidiary, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement. Neither the Company nor any of its Subsidiaries, as the case may be, is in material breach of or default under any Company Lease. To the knowledge of the Company: (i) no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Company Lease, (ii) no third party has repudiated or has the right to terminate or repudiate any Company Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein, (iii) no counterparty to any Company Lease is in material default thereunder, and (iv) no consent by the landlord under any Company Lease is required in connection with the consummation of the transaction contemplated herein except for those identified in Section 3.1(o) of the Company Disclosure Letter.

(p)	Assets. The Company and its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of the Company and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could, individually or in the aggregate, materially and adversely impact the normal use and operation thereof in the ordinary course of business of the Company and its Subsidiaries.

(q)	Taxes.

(i)	The Company and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. All Returns contained in the Company Data Room are true, complete and correct copies of such Returns.

(ii)

The Company and each of its Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with IFRS in the Company Financial Statements; (B) duly and timely withheld all Taxes, including payroll taxes, employment taxes, and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii)	Except as provided in the Company Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Company, threatened with respect to Taxes or Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv)	The charges, accruals, and reserves for Taxes reflected on the Company Interim Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under IFRS to cover Taxes with respect to the Company and each of its Subsidiaries accruing through the date of this Agreement.

(v)	There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by the Company or any of its Subsidiaries.

(vi)	Neither the Company nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vii)	There are no Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(viii)

The Company is a taxable Canadian corporation as defined in the Tax Act. Each Subsidiary of the Company is resident in the jurisdiction of its formation and is not resident in any other country. Section 3.1(q) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company or any of its Subsidiaries has filed, or is required to file, a Return.

Neither the Company nor any of its Subsidiaries is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(ix)	Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any other Person. Neither the Company nor any of its Subsidiaries has acquired property from any Person in circumstances where the Company or Subsidiary did or could become liable for any Taxes of such Person. Neither the Company nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person.

(x)	No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(xi)	No facts, circumstances, or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company or any of its Subsidiaries.

(xii)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Tax year commencing after 2015 and ending on or before the Closing Date.

(xiii)	The Company and, to the best knowledge of the management of the Company, each of the Company shareholders, U.S. Merger Partner U.S. Merger Partner’s shareholders, CanCo Parent and U.S. Merger Sub will pay its respective expenses, if any, incurred in connection with the transactions contemplated in this Agreement.

(r)	Contracts. Except as set out in Section 3.1(r) of the Company Disclosure Letter:

(i)	none of the Company or any of its Subsidiaries is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Company Material Contract”):

(A)	any Contract, or license related to a product or service, regarding the distribution, supply or license of a product or service which generated net sales in excess of $500,000 for the Company and any of its Subsidiaries for the financial year ended March 31, 2017;

(B)	any Contract under which the Company or any of its Subsidiaries is obliged to make payments on an annual basis in excess of $250,000 in the aggregate and that is (i) not terminable by the Company or any of its Subsidiaries on less than six months’ notice or (ii) requires consent of or notice to a third party in the event of or with respect to the Arrangement or the Merger, including in order to avoid termination or loss of benefit under any such Contract;

(C)	any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) relating to the formation, creation, operation, management, business or control of any joint venture;

(D)	any Contract (other than between the Company and any of its Subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $250,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any Person (other than the Company or any of its Subsidiaries) in excess of $250,000 or any Contract restricting the incurrence of indebtedness by the Company or any of its Subsidiaries in any material respect or the incurrence of Liens on any properties or securities of the Company or any of its Subsidiaries in any material respect or restricting the payment of dividends or other distributions in any material respect;

(E)	any promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments (other than between the Company and any of its Subsidiaries or among any of its Subsidiaries) providing for the lending of money, whether as lender or guarantor, in amounts greater than $250,000;

(F)	any Contract which generated net sales in excess of $250,000 for the Company and any of its Subsidiaries for the financial year ending March 31, 2017 that (i) purports, now or after the Closing, to limit or restrict in any respect the ability of the Company or any of its Subsidiaries or any of their respective successors to (x) engage in any type of activity or business or (y) compete with any Person or operate in any location or (ii) grants to any Person “most favored nations” status or similar rights;

(G)	any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $250,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $250,000;

(H)	any Contract (other than between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares (or other equity interests) of another Person for aggregate consideration (including the assumption of any debt or liabilities) in excess of $250,000, in each case other than in the ordinary course of business;

(I)	any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract of the Company’s Subsidiaries;

(J)	any standstill or similar Contract currently restricting the ability of the Company or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

(K)	any Contract which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect;

(L)	any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or “immediate family member” (as those terms are defined in Canadian Securities Laws) of any such director or officer;

(M)	all Contracts other than those relating to the distribution, supply or license of a product (except as otherwise disclosed under Section 3.1(r)(i)(M)(i) of the Company Disclosure Letter) pursuant to which the Company or any of its Subsidiaries (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $250,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any material Intellectual Property or (iii) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, including any such license agreements, coexistence agreements, and covenants not to sue;

(N)	any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity;

(O)	collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association; or

(P)	any Contract providing for the Company or any of its Subsidiaries to assume or guarantee any liability, contingent or otherwise, under or in relation to any Environmental Law.

True, correct and complete copies of each Company Material Contract have been included in the Company Data Room.

(ii)	Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, the Company’s Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under, or has committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Company Material Contract, in each case, in any material respect, and none of the Company or any of its Subsidiaries has received or given any notice of default under any Company Material Contract which remains uncured. To the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Company Material Contract or the inability of a party to any Company Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Person is challenging in writing the validity or enforceability of any Company Material Contract.

(iii)	Except as set out in Section 3.1(r)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of its Subsidiaries. No shareholder of the Company has any right to compel the Company to register or otherwise qualify the shares or any other equity interests of the Company for public sale or distribution.

(iv)	Except as set out in Section 3.1(r)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Company Material Contract.

(s)	Employment Agreements and Collective Agreements. Except as set out in Section 3.1(s) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)	any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or former director, officer or employee of the Company or any of the Company’s wholly-owned Subsidiaries (each, a “Company Employment Agreement”) in excess of $100,000;

(ii)	any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of the Company, threatened application for certification, recognition or bargaining rights in respect of the Company or any of its Subsidiaries, or any Proceeding seeking to compel the Company or any of its Subsidiaries to bargain with any labour organization as to wages or conditions of employment;

(iii)	any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company or any of its Subsidiaries; or

(iv)	any actual or, to the knowledge of the Company, threatened grievance, claim or other Proceeding arising out of or in connection with any labour matter or employment by the Company or any of its Subsidiaries or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(s) are contained in the Company Data Room. The Company and each of the Company’s Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment. The Company has complied in all material respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any Order or statute or other Law. There is no material proceeding, action, suit or claim relating to any labour or employment matter pending or threatened involving any of the Company or the Company’s Subsidiaries.

(t)	Pension and Employee Benefits.

(i)	Section 3.1(t) of the Company Disclosure Letter sets forth a true, complete and correct list of each employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any Option, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or Company Employment Agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a “Company Plan”).

(ii)	With respect to each Company Plan, the Company has made available to U.S. Merger Partner a true and complete copy of each Company Plan, including any amendments thereto and all material supporting documents, and a true and complete copy of the following items (in each case, only if applicable): (a) each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, and (c) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii)	Each Company Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law. To the knowledge of the Company, no event has occurred respecting any Company Plan which would result in the revocation of the registration of such Company Plan or entitle any person (without the consent of the Company) to wind up or terminate any Company Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Company Plan. There are no pending, or to the knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, as applicable, or otherwise involving any such Company Plan (other than routine claims for benefits).

(iv)	No Company Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(v)

Other than as set out in Section 3.1(t)(v) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or (iii) increase the amount of compensation or benefit due any such employee or officer.

(vi)	There are no unfunded liabilities in respect of any Company Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(u)	Company Key Employees. Section 3.1(u) of the Company Disclosure Letter sets forth a list of any Person identified by the Company or U.S. Merger Partner as a “Company Key Employee”. To the knowledge of the Company, no Company Key Employee has been or will be terminated (other than for cause) and no Company Key Employee has informed the Company of his or her intention to terminate his or her employment or business relationship with the Company.

(v)	Intellectual Property.

(i)	Section 3.1(v)(i) of the Company Disclosure Letter sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) material Software, in each case which is owned or exclusively licensed by the Company and its Subsidiaries in any jurisdiction in the world. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of each item of Intellectual Property set forth in Section 3.1(v)(i) of the Company Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or its Subsidiaries, all such Intellectual Property is subsisting, valid, and enforceable.

(ii)	All of the registered Intellectual Property is sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(iii)	There are no Orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(iv)	Except as disclosed in Section 3.1(v)(iv) of the Company Disclosure Letter:

(A)	The Company or one of its Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business and operations of the Company and its Subsidiaries as presently conducted;

(B)	To the knowledge of the Company, there is no valid basis for a claim of infringement, misappropriation or other violation of Intellectual Property rights against the Company or any of its Subsidiaries;

(C)	To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned, used or held for use by the Company and its Subsidiaries;

(D)	To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as presently conducted, and, except as disclosed in Section 3.1(v)(iv)(D) of the Company Disclosure Letter, no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person, in the past three years;

(E)	There has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any Intellectual Property applications or registrations owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such a claim. Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Intellectual Property owned by the Company or its Subsidiaries or to commence, defend, or otherwise control any claim with respect to such Intellectual Property;

(F)	The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets. To the knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company or its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information;

(G)

To the knowledge of the Company, no patent applications owned by the Company or its Subsidiaries stand under final rejection before the United States Patent and Trademark Office or have been issued a Final Action by the Canadian Intellectual Property Office or any equivalent foreign governmental entity; the Company and each of its Subsidiaries has taken all commercially reasonable measures to obtain patent rights worldwide with respect to all material inventions owned or controlled by the Company and its

Subsidiaries, and has not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any jurisdiction, such as by failing to meet any filing deadline, fee submission or otherwise; there is no reason for the scope of any issued claims under any patents owned by the Company or any of its Subsidiaries to be less than the scope reflected as of the date of this Agreement in such patents or for the scope of any issued claims under any patent applications owned by the Company or any of its Subsidiaries to be materially less than the scope reflected as of the date of this Agreement in such patent applications;

(H)	No current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use (including for defensive purposes) by the Company and its Subsidiaries in the conduct of their respective businesses as presently conducted;

(I)	Neither the Company nor any of its Subsidiaries is now or has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property;

(J)	The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of the business of the Company and its Subsidiaries as currently conducted;

(v)	Neither the Company nor any of its Subsidiaries has entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or litigation that (A) restricts the Company or any of its Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property.

(vi)

The Company and its Subsidiaries have at all times complied with all applicable Laws and Orders, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries. No claims have been asserted or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, Order or procedure related to privacy, data protection, or the collection, use and disclosure of personal information collected, used, disclosed or held for use by or on behalf of the Company or its Subsidiaries in the conduct of the their respective businesses as presently conducted. The Company and its Subsidiaries take commercially reasonable measures, in accordance with Law, to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(vii)	The Company and its Subsidiaries have complied in all material respects with all Laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property, including, without limitation, all prior art disclosure requirements.

(viii)	The Company and its Subsidiaries have paid all fees and annuities on and made all required filings relating to the Intellectual Property rights and the Intellectual Property rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ix)	No funding, facilities or personnel of any governmental body, university, college, other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any of its Subsidiaries.

(x)	Neither the Company nor any of its Subsidiaries intends to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by the Company or such Subsidiary, as appropriate.

(xi)	Except as disclosed in Section 3.1(v)(xi) of the Company Disclosure Letter, all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries, individually and taken as a whole.

(xii)	During the three years prior to the date of this Agreement and except as disclosed in Section 3.1(v)(xii) of the Company Disclosure Letter, (i) there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s and its Subsidiaries’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk. With respect to the Software used or held for use in the businesses of the Company and its Subsidiaries as presently conducted, to the knowledge of the Company, (i) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (ii) the Company and its Subsidiaries have not delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries, and (iii) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(w)	Environment. Except as disclosed in Section 3.1(w) of the Company Disclosure Letter:

(i)	the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Laws relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, exportation, use, distribution and disposal of any materials, chemicals, equipment and substances into, from or within Canada and the United States;

(ii)	there has not occurred any Release of any Hazardous Substances on, at, in, under or from any of the real properties currently or previously owned, leased or used by the Company and its Subsidiaries and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in material costs or liabilities under any Environmental Law;

(iii)	none of the real properties currently or previously owned, leased or used by the Company or its Subsidiaries has been used by the Company to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, and, to the knowledge of the Company, all Hazardous Substances handled, recycled, disposed of, treated or stored off site by, for or from any Company or Subsidiary operations or properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from any Company or Subsidiary properties;

(iv)	there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, arising out of, under or with respect to any Environmental Laws;

(v)	no Liens in favor of any Governmental Authority or other Person arising under applicable Environmental Laws exist, are pending or, to the knowledge of the Company, threatened, affecting, directly or indirectly, the Company or any of its Subsidiaries or any real or personal property of the Company or any of its Subsidiaries;

(vi)	the Company Data Room contains all environmental assessments, audits, reports, results of investigations, findings, data, and other documents or information in the possession of or reasonably available to the Company or any of its Subsidiaries regarding or relating to environmental matters, or that relate to the current or past environmental condition of any real property currently or formerly owned, leased, occupied or used by the Company or any of its Subsidiaries, or the compliance or noncompliance by the Company or any of its Subsidiaries under or with any Environmental Laws;

(vii)	the Company or its Subsidiaries are in possession of all Environmental Approvals required or necessary to own, lease or operate its business and operations, and is in material compliance with the terms and conditions of all such Environmental Approvals; there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of any such Environmental Approvals; and true, complete and correct copies of all such Environmental Approvals are contained in the Company Data Room; and,

(viii)	neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to, obtain review by, or receive approval from any Governmental Authority, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to change the status, terms or conditions of any Environmental Approvals held by the Company or any of its Subsidiaries, or required for any of their business or operations, or to renew, modify, revoke, alter, transfer or amend any such Environmental Approval for the continuation of the business and operations of the Company or any of its Subsidiaries after the Closing Date.

(x)	Insurance. The Company and its Subsidiaries maintain the material insurance policies described in Section 3.1(x) of the Company Disclosure Letter, which include director and officer and employee and officer insurance policies, and the Company or the relevant Subsidiary of the Company is in compliance in all material respects with all requirements with respect thereto. The Company has made available to U.S. Merger Partner true, correct and complete copies of all material insurance policies described in Section 3.1(x) of the Company Disclosure Letter. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2015, each of the Company and its Subsidiaries, and their respective properties and assets, has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Company Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and its Subsidiaries and, to the knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or its Subsidiaries from obtaining insurance policies for such risks and losses. All material insurance policies of each of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy. All premiums due and payable through the date of this Agreement under all such policies have been paid the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies, except for such failures to be in compliance as would not be material to the Company and its Subsidiaries, taken as a whole. There has been no denial of material claims nor material claims disputed by the Company’s or any of its Subsidiaries’ insurers in the past or present.

(y)

Relationships with Third Parties. Except as disclosed in Section 3.1(y) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other notice or other communication that any material customer, supplier, manufacturer, licensor, distributor or sales representative intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(z)	Books and Records. The corporate records and minute books of the Company and its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders. The financial books, records and accounts of the Company and its Subsidiaries (i) have in all material respects been maintained in accordance with good business practice and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company. All such corporate records and minute books of the Company and its Subsidiaries as of January 1, 2015, have been made available to U.S. Merger Partner.

(aa)	Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, or as disclosed in Section 3.1(aa) of the Company Disclosure Letter, there are no current Contracts or transactions, nor are there any currently proposed Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of or 10% or more of the outstanding Company Common Shares or Company AA Shares or (iii) any Affiliate of any such officer, director or Company Shareholder, on the other hand.

(bb)	No Collateral Benefits. To the knowledge of the Company, no related party of the Company is entitled to receive as a consequence of the Arrangement or the other transactions contemplated by this Agreement any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Company Common Shares or Company AA Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and the Company will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Circular and Prospectus/Proxy Statement. The terms “related party”, “associated entity” and “collateral benefit” are used in this paragraph as defined in MI 61-101.

(cc)	Corrupt Practices Legislation. Neither the Company nor any of its Subsidiaries has taken or committed to take any action which would cause the Company or any of its Subsidiaries or Affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, and, to the knowledge of the Company, no such action has been taken by any Person acting on behalf of the Company or any of its Subsidiaries or Affiliates.

(dd)	Fairness Opinion. The Company Board of Directors has received the Company Fairness Opinion from the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, excluding the Specified Shareholders. A true, correct and complete copy of the Company Fairness Opinion will be provided by the Company to U.S. Merger Partner not later than two Business Days after the date of this Agreement.

(ee)	Board of Directors Approval. The Board of Directors, at a meeting duly called and held, has unanimously determined that the Arrangement is fair, from a financial point of view, to the Company Shareholders and is in the best interests of the Company, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution. Each director and executive officer of the Company intends, to the knowledge of the Company, to vote all of the Company Common Shares and Company AA Shares held by him or her, as applicable, in favour of the Arrangement Resolution and has agreed that references to such intention may be made in the Circular and other documents relating to the Arrangement and the Merger.

(ff)	Shareholder Approval. The only vote of the Company Shareholders required to approve the Arrangement Resolution in accordance with the QBCA is the Company Shareholder Approval. No other vote of the shareholders of the Company is required by Law, the constating documents of the Company or otherwise to adopt this Agreement and approve the Arrangement.

(gg)	Financial Resources. At the Closing, the Company will have the financial resources and capabilities to perform its obligations under this Agreement.

(hh)

No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Section 3.1, neither the Company or any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 3.1, neither the Company nor any other Person makes or has made any representation or warranty to U.S. Merger Partner or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company’s Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to U.S. Merger Partner or any of its Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to U.S. Merger Partner or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.2	Representations and Warranties of U.S. Merger Partner

Except as disclosed in the U.S. Merger Partner Disclosure Letter or the U.S. Merger Partner Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained in the U.S. Merger Partner Disclosure Record that is predictive, cautionary or forward-looking in nature), U.S. Merger Partner represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Corporate Capacity.

(i)	U.S. Merger Partner is a corporation and has been duly organized and validly exists and is in good standing under the Laws of its jurisdiction of incorporation. It has the requisite corporate and legal power and capacity to own its property as now owned and to carry on its business as it is now being carried on, including as described in the U.S. Merger Partner Public Disclosure Record, as applicable.

(ii)	Each of U.S. Merger Partner’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on.

(iii)	U.S. Merger Partner and each of U.S. Merger Partner’s Subsidiaries is duly qualified to carry on business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be a U.S. Merger Partner Material Adverse Effect.

(iv)

U.S. Merger Partner has made available to the Company true, complete and correct copies of the constating documents of U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries, as amended. It has provided to Company true, complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the U.S. Merger Partner Shareholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2015 and of the shareholder, board of directors and each committee of the board of directors of each of the wholly-owned Subsidiaries held since January 1, 2015.

(b)	Authority Relative to this Agreement.

(i)	U.S. Merger Partner has the requisite corporate power, authority and capacity to enter into and, subject to obtaining the U.S. Merger Partner Shareholder Approval, to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement.

(ii)	The execution and delivery of this Agreement and the completion by U.S. Merger Partner of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of U.S. Merger Partner and no other corporate proceedings on the part of U.S. Merger Partner is necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the U.S. Merger Partner Shareholder Approval, the completion by U.S. Merger Partner of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by U.S. Merger Partner and constitutes the legal, valid and binding obligation of U.S. Merger Partner enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)	Required Approvals. No authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by U.S. Merger Partner of this Agreement, the performance by U.S. Merger Partner of its obligations under this Agreement and the completion by U.S. Merger Partner of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv)	the Required Regulatory Approvals; and

(v)	any other authorizations, licences, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d)	No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by U.S. Merger Partner of this Agreement, the performance by U.S. Merger Partner of its obligations under this Agreement and the completion of the Arrangement and the Merger does not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Law or Order applicable to U.S. Merger Partner or its Subsidiaries or any of its or their respective properties or assets,

(ii)	result in a contravention, conflict, violation, breach or default under the constating documents of U.S. Merger Partner or its Subsidiaries;

(iii)	except as disclosed in Section 3.2(d)(iii) of the U.S. Merger Partner Disclosure Letter, result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any U.S. Merger Partner Material Contract or material Permit to which U.S. Merger Partner or any of its Subsidiaries is a party or by which it or any its Subsidiaries is bound, or to which any of U.S. Merger Partner’s or its Subsidiaries’ properties or assets is subject or gives to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv)	result in the suspension or alteration in the terms of any material Permit held by U.S. Merger Partner or its Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to be a U.S. Merger Partner Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(e)	Capitalization of U.S. Merger Partner.

(i)

The authorized capital of U.S. Merger Partner consists of 48,000,000 U.S. Merger Partner Common Shares, of which 14,338,077 (excluding 15,398,024) shares of treasury stock) shares are issued and outstanding, and 2,000,000 shares of preferred stock, par value U.S.$.01, of which no shares are issued and outstanding. All of the issued and outstanding U.S. Merger

Partner Common Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of U.S. Merger Partner, or any agreement, contract, covenant, undertaking, or commitment to which U.S. Merger Partner is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects.

(ii)	Except as set out in Section 3.2(e)(ii) of the U.S. Merger Partner Disclosure Letter, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating U.S. Merger Partner or any of its Subsidiaries to issue or sell any U.S. Merger Partner Common Shares or other securities of U.S. Merger Partner or its Subsidiaries, including any security or obligation of any kind convertible into or exchangeable or exercisable for any U.S. Merger Partner Common Shares or other security of U.S. Merger Partner or its Subsidiaries.

(iii)	Except for treasury shares (if any), no U.S. Merger Partner Common Shares or Options are owned by U.S. Merger Partner or any Subsidiary of U.S. Merger Partner. There is no outstanding contractual obligation of U.S. Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any U.S. Merger Partner Common Shares.

(iv)	Except as set out in Section 3.2(e)(iv) of the U.S. Merger Partner Disclosure Letter, neither U.S. Merger Partner nor any of U.S. Merger Partner’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, U.S. Merger Partner Common Share price, income or any other attribute of or related to U.S. Merger Partner or any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of U.S. Merger Partner or any of its Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of U.S. Merger Partner Common Shares on any matter.

(v)	The securities of U.S. Merger Partner are only listed on NASDAQ and none of U.S. Merger Partner’s Subsidiaries are listed on any stock or securities exchange or market or registered under any securities Laws.

(f)

U.S. Merger Partner Subsidiaries. Section 3.2(f) of the U.S. Merger Partner Disclosure Letter sets forth a true, complete and correct list of each of U.S. Merger Partner’s Subsidiaries, its status and its jurisdiction and form of organization. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of U.S. Merger Partner’s Subsidiaries held by U.S. Merger Partner, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens), and there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of U.S. Merger Partner’s Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither U.S. Merger Partner nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of U.S. Merger Partner, which interest or investment is material to U.S. Merger Partner and its Subsidiaries, taken as a whole.

(g)	U.S. Merger Partner Public Disclosure Record; Financial Statements; Listing.

(i)	U.S. Merger Partner has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2015 (collectively, as they may have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). No Subsidiary of U.S. Merger Partner is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

Each of the financial statements (including the related notes) included in the SEC Reports (if amended, as of the date of the last such amendment prior to the date of this Agreement) (the “U.S. Merger Partner Financial Statements”) presents fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries on a consolidated basis for the periods covered thereby, all in conformity with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except (i) as otherwise stated in the notes to the U.S. Merger Partner Financial Statements or, in the case of the audited consolidated financial statements of U.S. Merger Partner included in U.S. Merger Partner’s annual report on Form 10-K for the year ended December 31, 2016 (the “U.S. Merger Partner Annual Financial Statements”) in the auditor’s report thereon, as applicable, and (ii) that U.S. Merger Partner’s interim unaudited financial statements are subject to normal period-end adjustments that are not material and may omit notes that are not material and are not required by applicable U.S. Securities Laws or U.S. GAAP. All of such SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(iii)	U.S. Merger Partner is in compliance in all material respects with the requirements of NASDAQ for continued listing of its shares of common stock thereon. U.S. Merger Partner has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on NASDAQ.

(h)	Internal Controls; Disclosure Controls.

(i)	Disclosure Controls. U.S. Merger Partner’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by U.S. Merger Partner in the reports that it files under the 1934 Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to U.S. Merger Partner’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of U.S. Merger Partner required under the 1934 Exchange Act with respect to such reports.

(ii)

Internal Controls. U.S. Merger Partner and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of U.S. Merger Partner and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of U.S. Merger Partner and its Subsidiaries are being made only in accordance with appropriate authorizations of U.S. Merger Partner’s management and the U.S. Merger Partner Board of Directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of U.S. Merger Partner and its Subsidiaries. Neither U.S. Merger Partner

nor, to the knowledge of U.S. Merger Partner, U.S. Merger Partner’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the 1934 Exchange Act) in the system of internal control over financial reporting utilized by U.S. Merger Partner and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves U.S. Merger Partner’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by U.S. Merger Partner and its Subsidiaries. U.S. Merger Partner has received no (i) complaints from any source regarding accounting, internal accounting controls or auditing matters or (ii) expressions of concern from employees of U.S. Merger Partner regarding questionable accounting or auditing matters.

(i)	No Undisclosed Liabilities. U.S. Merger Partner and its Subsidiaries have no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations disclosed in the U.S. Merger Partner Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the U.S. Merger Partner Annual Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of U.S. Merger Partner and its Subsidiaries (other than those disclosed in the U.S. Merger Partner Public Disclosure Record), a U.S. Merger Partner Material Adverse Effect and (iii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the U.S. Merger Partner Financial Statements reflect reasonable reserves in accordance with U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of U.S. Merger Partner and its Subsidiaries.

(j)	Absence of Certain Changes. (i) Since the U.S. Merger Partner Annual Financial Statements, no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect and (ii) since the U.S. Merger Partner Annual Financial Statements, U.S. Merger Partner and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

(k)	Compliance with Laws. Since the U.S. Merger Partner Annual Financial Statements, the business of U.S. Merger Partner and of each of its Subsidiaries has been and is currently being conducted in compliance with all applicable Laws and Orders and neither U.S. Merger Partner nor any of its Subsidiaries has received any notice of any alleged material non-compliance or violation of any such Laws and Orders, except where any failure of compliance would not, and could not reasonably be expected to, result in a U.S. Merger Partner Material Adverse Effect. Without limiting the generality of the foregoing, all issued and outstanding of U.S. Merger Partner Common Shares have been issued in compliance, in all material respects, with all applicable U.S. Securities Laws.

(l)	Permits. Each of U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted and each material Permit is valid, subsisting and in full force and effect. The business of U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries are not being conducted in violation of, and there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of U.S. Merger Partner, threatened against U.S. Merger Partner or any U.S. Merger Partner’s Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of, any such Permit. The transactions contemplated hereby will not adversely affect any such Permit or the availability of any such Permit for U.S. Merger Partner or any of its Subsidiaries. Since the U.S. Merger Partner Annual Financial Statements, U.S. Merger Partner and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, and paid any fees with respect thereto, that each was required to file with any Governmental Authority, except where the failure to file such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents, or pay the fees associated therewith, on a timely basis would not reasonably be expected to be material to U.S. Merger Partner and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to U.S. Merger Partner and its Subsidiaries, taken as a whole, all such regulatory reports, schedules, statements, documents, filings, forms, registrations and other documents complied with applicable Law.

(m)	Litigation. There is no Proceeding against or involving U.S. Merger Partner or any of its Subsidiaries (whether in progress, pending or, to the knowledge of U.S. Merger Partner, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by U.S. Merger Partner or any of its Subsidiaries in excess of $1,000,000 or prevent or significantly impede or materially delay the completion of the Arrangement or the Merger and, to the knowledge of U.S. Merger Partner, no event or circumstance has occurred that might reasonably be expected to give rise to any such Proceeding. Neither U.S. Merger Partner nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that (i) involves or may involve, or restricts or may restrict, the right or ability of U.S. Merger Partner or any of its Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date of this Agreement, (ii) would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger or (iii) would reasonably be expected to have a U.S. Merger Partner Material Adverse Effect.

(n)	Real Property. Neither U.S. Merger Partner nor any of its Subsidiaries own any real property.

(o)	Leased Property. Section 3.2(o) of U.S. Merger Partner Disclosure Letter constitutes a list of all real property leased or subleased as of the date of this Agreement by or to the U.S. Merger Partner or any of its Subsidiaries. True, correct and complete copies of each lease or sublease described in Section 3.2(o) of U.S. Merger Partner Disclosure Letter (including any amendments) (each, a “U.S. Merger Partner Lease”) are contained in U.S. Merger Partner Data Room. Each U.S. Merger Partner Lease is a valid leasehold, sublease interest or comparable right, and constitutes a legal, valid and binding obligation of U.S. Merger Partner or its Subsidiary, as the case may be, enforceable against and by U.S. Merger Partner or its Subsidiary, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement. Neither U.S. Merger Partner nor any of its Subsidiaries, as the case may be, is in material breach of or default under any U.S. Merger Partner Lease. To the knowledge of U.S. Merger Partner: (i) no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any U.S. Merger Partner Lease, (ii) no third party has repudiated or has the right to terminate or repudiate any U.S. Merger Partner Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein, (iii) no counterparty to any U.S. Merger Partner Lease is in material default thereunder, and (iv) no consent by the landlord under any U.S. Merger Partner Lease is required in connection with the consummation of the transaction contemplated herein except for those identified in Section 3.2(o) of U.S. Merger Partner Disclosure Letter.

(p)	Assets. U.S. Merger Partner and its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of U.S. Merger Partner and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could, individually or in the aggregate, materially and adversely impact the normal use and operation thereof in the ordinary course of business of U.S. Merger Partner and its Subsidiaries.

(q)	Taxes. Except as set out in Section 3.2(q) of the U.S. Merger Partner Disclosure Letter:

(i)	U.S. Merger Partner and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. All Returns contained in the U.S. Merger Partner Data Room are true, complete and correct copies of such Returns.

(ii)	U.S. Merger Partner and each of its Subsidiaries has (A) duly and timely paid all Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the U.S. Merger Partner Financial Statements; (B) duly and timely withheld all Taxes, including payroll taxes, employment taxes, and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii)	Except as provided in the U.S. Merger Partner Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of U.S. Merger Partner, threatened with respect to Taxes or Returns of U.S. Merger Partner or any of its Subsidiaries, and neither U.S. Merger Partner nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of U.S. Merger Partner, threatened against U.S. Merger Partner or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against U.S. Merger Partner or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv)	The charges, accruals, and reserves for Taxes reflected on the U.S. Merger Partner Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under U.S. GAAP to cover Taxes with respect to U.S. Merger Partner and each of its Subsidiaries accruing through the date of this Agreement.

(v)	There are no currently effective or pending material elections, agreements, or waivers extending the statute of limitations or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by U.S. Merger Partner or any of its Subsidiaries.

(vi)	Neither U.S. Merger Partner nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vii)	There are no Liens for Taxes on the property or assets of U.S. Merger Partner or any of its Subsidiaries, except for Permitted Liens.

(viii)	Neither U.S. Merger Partner nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-US. law) in the two years prior to the date of this Agreement.

(ix)	None of U.S. Merger Partner or any of its Subsidiaries has any liability for Taxes of any Person (other than U.S. Merger Partner or any of its Subsidiaries) under (i) U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-US. law), (ii) as transferee or successor, (iii) by contract or (iv) otherwise.

(x)	No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to U.S. Merger Partner or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(xi)	Neither U.S. Merger Partner nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law).

(xii)	Neither U.S. Merger Partner nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(xiii)	Neither U.S. Merger Partner nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and U.S. Treasury Regulation § 1.6011-4(b).

(xiv)	Each of U.S. Merger Partner and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662.

(xv)	Neither U.S. Merger Partner nor any of its Subsidiaries is required to include any amounts in income as a result of the application of Section 965 of the Code (as modified by Section 14103 of the “Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018”, as enacted into law on December 22, 2017) that exceed the net operating losses that are available to such person to apply against such income (after giving effect to any other utilization of such net operating losses by such person with respect to other income recognized by such person in the relevant Taxable period).

(xvi)	Neither U.S. Merger Partner nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), executed on or prior to the Closing Date; (D) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) election under Section 108(i) of the Code.

(xvii)	Neither U.S. Merger Partner nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction other than the jurisdiction in which it is organized.

(xviii)	As of immediately prior to the Closing Date, U.S. Merger Partner and its Subsidiaries are not subject to any “section 382 limitation” within the meaning of Section 382(b) of the Code, nor have U.S. Merger Partner or any of its Subsidiaries had an “ownership change” during the “testing period” as those terms are defined in Section 382(g) and Section 382(i) of the Code, respectively.

(xix)	Any related party transactions subject to Section 482 of the Code (or any corresponding or similar provision of applicable Law) conducted by U.S. Merger Partner or any of its Subsidiaries have been on an arms-length basis in accordance with Section 482 of the Code or, to the extent applicable, any corresponding or similar provision of applicable Law. All related documentation and filings required by such Law have been prepared or obtained and, if necessary, retained or filed with the applicable Governmental Authority.

(xx)	U.S. Merger Partner and its Subsidiaries have not entered into any contract, agreement or arrangement covering any employee that gives rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(xxi)	Each U.S. Merger Partner Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, if any, has been maintained and operated in documentary and operational compliance with Section 409A of the Code. No payment pursuant to any U.S. Merger Partner Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.

(xxii)	Except as provided for under Section 5.12(c), during the 36-month period ending on the Closing Date, neither the U.S. Merger Partner, its Subsidiaries, or any predecessor of U.S. Merger Partner or its Subsidiaries has made or will have made any “non-ordinary course distributions” within the meaning of U.S. Treasury Regulation § 1.7874-10T.

(xxiii)	U.S. Merger Partner, its Subsidiaries and, to the best knowledge of the management of U.S. Merger Partner, each of U.S. Merger Partner’s shareholders, the Company, the Company shareholders, CanCo Parent and U.S. Merger Sub will pay its respective expenses, if any, incurred in connection with the transactions contemplated in this Agreement.

(r)	Contracts.

(i)	Except as set out in Section 3.2(r) of the U.S. Merger Partner Disclosure Letter or the SEC Reports, none of U.S. Merger Partner or any of its Subsidiaries is a party to or bound or governed by any “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, or any of the following (each, together with all exhibits and schedules, a “U.S. Merger Partner Material Contract”):

(A)	any Contract, or license related to a product or service, regarding the distribution, supply or license of a product or service which generated net sales in excess of $500,000 for U.S. Merger Partner and any of its Subsidiaries for the financial year ended December 31, 2017;

(B)	any Contract under which U.S. Merger Partner or any of its Subsidiaries is obliged to make payments on an annual basis in excess of $250,000 in the aggregate and that is (i) not terminable by U.S. Merger Partner or any of its Subsidiaries on less than six months’ notice or (ii) requires consent of or notice to a third party in the event of or with respect to the Arrangement or the Merger, including in order to avoid termination or loss of benefit under any such Contract;

(C)	any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement (other than between U.S. Merger Partner and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) relating to the formation, creation, operation, management, business or control of any joint venture;

(D)	any Contract (other than between U.S. Merger Partner and any of its Subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $250,000 is outstanding or may be incurred or pursuant to which any property or asset of U.S. Merger Partner or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, any Contract under which U.S. Merger Partner or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any Person (other than U.S. Merger Partner or any of its Subsidiaries) in excess of $250,000 or any Contract restricting the incurrence of indebtedness by U.S. Merger Partner or any of its Subsidiaries in any material respect or the incurrence of Liens on any properties or securities of U.S. Merger Partner or any of its Subsidiaries in any material respect or restricting the payment of dividends or other distributions in any material respect;

(E)	any promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments (other than between U.S. Merger Partner and any of its Subsidiaries or among any of its Subsidiaries) providing for the lending of money, whether as lender or guarantor, in amounts greater than $250,000;

(F)	any Contract which generated net sales in excess of$250,000 for U.S. Merger Partner and any of its Subsidiaries for the financial year ended December 31, 2017, that (i) purports, now or after the Closing, to limit or restrict in any respect the ability of U.S. Merger Partner or any of its Subsidiaries or any of their respective successors to (x) engage in any type of activity or business or (y) compete with any Person or operate in any location or (ii) grants to any Person “most favored nations” status or similar rights;

(G)	any Contract (other than between U.S. Merger Partner and any of its Subsidiaries or among any of its wholly-owned Subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $250,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $250,000;

(H)	any Contract (other than between U.S. Merger Partner and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries) entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or stock (or other equity interests) of another Person for aggregate consideration (including the assumption of any debt or liabilities) in excess of $250,000, in each case other than in the ordinary course of business;

(I)	any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract of U.S. Merger Partner’s Subsidiaries;

(J)	any standstill or similar Contract currently restricting the ability of U.S. Merger Partner or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

(K)	any Contract which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a U.S. Merger Partner Material Adverse Effect;

(L)	any agreement with any director or officer of U.S. Merger Partner or any of its Subsidiaries or with any “immediate family member” (as defined in Item 404(b)(10) of Regulation S-K promulgated by the SEC) of any such director or officer;

(M)	all Contracts other than those relating to the distribution, supply or license of a product (except as otherwise disclosed under Section 3.1(r)(i) of the U.S. Merger Partner Disclosure Letter) pursuant to which U.S. Merger Partner or any of its Subsidiaries (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $250,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any material Intellectual Property or (iii) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, including any such license agreements, coexistence agreements, and covenants not to sue;

(N)	any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity;

(O)	collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association; or

(P)	any Contract providing for U.S. Merger Partner or any of its Subsidiaries to assume or guarantee any liability, contingent or otherwise, under or in relation to any Environmental Law.

True, correct and complete copies of each U.S. Merger Partner Material Contract have been provided to the Company in the U.S. Merger Partner Data Room.

(ii)	Except as set out in Section 3.2(r)(ii) of the U.S. Merger Partner Disclosure Letter or except as would not reasonably be expected to have a U.S. Merger Partner Material Adverse Effect, none of U.S. Merger Partner, its Subsidiaries or, to the knowledge of U.S. Merger Partner, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any U.S. Merger Partner Material Contract in any material respect, and none of U.S. Merger Partner or any of its Subsidiaries has received or given any notice of default under any U.S. Merger Partner Material Contract which remains uncured. To the knowledge of U.S. Merger Partner, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any U.S. Merger Partner Material Contract or the inability of a party to any U.S. Merger Partner Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a U.S. Merger Partner Material Adverse Effect. To the knowledge of U.S. Merger Partner, no Person has challenged in writing the validity or enforceability of any U.S. Merger Partner Material Contract.

(iii)	There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which U.S. Merger Partner or any of its Subsidiaries is a party or, to the knowledge of U.S. Merger Partner, with respect to any shares or other equity interests of U.S. Merger Partner or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of U.S. Merger Partner or any of its Subsidiaries.

(iv)	Neither U.S. Merger Partner nor any of its Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any U.S. Merger Partner Material Contract.

(s)	Employment Agreements and Collective Agreements. Except as set out in Section 3.2(s) of the U.S. Merger Partner Disclosure Letter, none of U.S. Merger Partner or any of its Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)	any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or former director, officer or employee of U.S. Merger Partner or any of U.S. Merger Partner’s wholly-owned Subsidiaries (each, a “U.S. Merger Partner Employment Agreement”) in excess of $100,000, calculated on both an individual basis for each U.S. Merger Partner Employment Agreement or on an aggregated basis of all U.S. Merger Partner Employment Agreements;

(ii)	any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of U.S. Merger Partner, threatened application for certification, recognition or bargaining rights in respect of U.S. Merger Partner or any of its Subsidiaries, or any Proceeding seeking to compel U.S. Merger Partner or any of its Subsidiaries to bargain with any labour organization as to wages or conditions of employment;

(iii)	any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of U.S. Merger Partner or any of its Subsidiaries; or

(iv)	any actual or, to the knowledge of U.S. Merger Partner, threatened grievance, claim or other Proceeding arising out of or in connection with any labour matter or employment by U.S. Merger Partner or any of its Subsidiaries or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.2(s) are contained in the U.S. Merger Partner Data Room. U.S. Merger Partner and each of U.S. Merger Partner’s Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment. U.S. Merger Partner has complied in all material respects with its payment obligations to all employees of U.S. Merger Partner and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any U.S. Merger Partner policy, practice, agreement, plan, program or any Order or statute or other Law. There is no material proceeding, action, suit or claim relating to any labour or employment matter pending or threatened involving any of U.S. Merger Partner or U.S. Merger Partner’s Subsidiaries.

(t)	Pension and Employee Benefits.

(i)	Section 3.2(t) of the U.S. Merger Partner Disclosure Letter sets forth a true, complete and correct list of each employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any Option, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or U.S. Merger Partner Employment Agreement, for any current or former employee or director of, or other service provider to, U.S. Merger Partner or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which U.S. Merger Partner or any of its Subsidiaries could reasonably be expected to have any liability (each, a “U.S. Merger Partner Plan”).

(ii)	With respect to each U.S. Merger Partner Plan, U.S. Merger Partner has made available to Company a true and complete copy of each U.S. Merger Partner Plan, including any amendments thereto and all material supporting documents, and a true and complete copy of the following items (in each case, only if applicable): (a) each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, and (c) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii)	Each U.S. Merger Partner Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law. To the knowledge of U.S. Merger Partner, no event has occurred respecting any U.S. Merger Partner Plan which would result in the revocation of the registration of such U.S. Merger Partner Plan or entitle any person (without the consent of U.S. Merger Partner) to wind up or terminate any U.S. Merger Partner Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such U.S. Merger Partner Plan. There are no pending, or to the knowledge of U.S. Merger Partner, threatened actions, suits, disputes or claims by or on behalf of any U.S. Merger Partner Plan, by any employee or beneficiary covered under any such U.S. Merger Partner Plan, as applicable, or otherwise involving any such U.S. Merger Partner Plan (other than routine claims for benefits).

(iv)	No U.S. Merger Partner Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(v)	Other than as set out in Section 3.2(t)(v) of the U.S. Merger Partner Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of U.S. Merger Partner to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or (iii) increase the amount of compensation or benefit due any such employee or officer.

(vi)	There are no unfunded liabilities in respect of any U.S. Merger Partner Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(u)	U.S. Merger Partner Key Employees. Section 3.2(u) of the U.S. Merger Partner Disclosure Letter sets forth a list of any Person identified by the Company or U.S. Merger Partner as a “U.S. Merger Partner Key Employee”. To the knowledge of U.S. Merger Partner, no U.S. Merger Partner Key Employee has been or will be terminated (other than for cause) and no U.S. Merger Partner Key Employee has informed U.S. Merger Partner of his or her intention to terminate his or her employment or business relationship with U.S. Merger Partner.

(v)	Intellectual Property.

(i)	Section 3.2(v)(i) of the U.S. Merger Partner Disclosure Letter sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) material Software, in each case which is owned or exclusively licensed by U.S. Merger Partner and its Subsidiaries in any jurisdiction in the world. U.S. Merger Partner or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of each item of Intellectual Property set forth in Section 3.2(v)(i) of the U.S. Merger Partner Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect or its Subsidiaries, all such Intellectual Property is subsisting, valid, and enforceable.

(ii)	All of the registered Intellectual Property is sufficient, in all material respects, for conducting the business, as presently conducted, of U.S. Merger Partner and its Subsidiaries, individually and taken as a whole.

(iii)	There are no Orders, writs, injunctions or decrees to which U.S. Merger Partner or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(iv)	Except as disclosed in Section 3.2(v)(iv) of the U.S. Merger Partner Disclosure Letter:

(A)	U.S. Merger Partner or one of its Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business and operations of U.S. Merger Partner and its Subsidiaries as presently conducted;

(B)	To the knowledge of U.S. Merger Partner, there is no valid basis for a claim of infringement, misappropriation or other violation of Intellectual Property rights against U.S. Merger Partner or any of its Subsidiaries;

(C)	To the knowledge of U.S. Merger Partner, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned, used or held for use by U.S. Merger Partner and its Subsidiaries;

(D)	To the knowledge of U.S. Merger Partner, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by U.S. Merger Partner and its Subsidiaries in the conduct of the business of U.S. Merger Partner and its Subsidiaries as presently conducted, and, except as disclosed in Section 3.2(v)(iv)(D) of the U.S. Merger Partner Disclosure Letter, no such claims have been asserted or threatened against any Person by U.S. Merger Partner or its Subsidiaries or, to the knowledge of U.S. Merger Partner, any other Person, in the past three years;

(E)	There has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any Intellectual Property applications or registrations owned by U.S. Merger Partner or any of its Subsidiaries, and, to the knowledge of U.S. Merger Partner, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such a claim. Neither U.S. Merger Partner nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Intellectual Property owned by U.S. Merger Partner or its Subsidiaries or to commence, defend, or otherwise control any claim with respect to such Intellectual Property;

(F)

U.S. Merger Partner and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets. To the knowledge of U.S. Merger Partner, there has not been any disclosure of any material Trade Secret of U.S. Merger Partner or its Subsidiaries

(including any such information of any other Person disclosed in confidence to U.S. Merger Partner or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information;

(G)	To the knowledge of U.S. Merger Partner, no patent applications owned by U.S. Merger Partner or its Subsidiaries stand under final rejection before the United States Patent and Trademark Office or have been issued a Final Action by the Canadian Intellectual Property Office or any equivalent foreign governmental entity; U.S. Merger Partner and each of its Subsidiaries has taken all commercially reasonable measures to obtain patent rights worldwide with respect to all material inventions owned or controlled by U.S. Merger Partner and its Subsidiaries, and has not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any jurisdiction, such as by failing to meet any filing deadline, fee submission or otherwise; there is no reason for the scope of any issued claims under any patents owned by U.S. Merger Partner or any of its Subsidiaries to be less than the scope reflected as of the date of this Agreement in such patents or for the scope of any issued claims under any patent applications owned by U.S. Merger Partner or any of its Subsidiaries to be materially less than the scope reflected as of the date of this Agreement in such patent applications;

(H)	No current or former partner, director, stockholder, officer, or employee of U.S. Merger Partner or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use (including for defensive purposes) by U.S. Merger Partner and its Subsidiaries in the conduct of their respective businesses as presently conducted;

(I)	Neither U.S. Merger Partner nor any of its Subsidiaries is now or has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that could require or obligate U.S. Merger Partner or its Subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property;

(J)	The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, U.S. Merger Partner’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of the business of U.S. Merger Partner and its Subsidiaries as currently conducted;

(v)	Neither U.S. Merger Partner nor any of its Subsidiaries has entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or litigation that (A) restricts U.S. Merger Partner or any of its Subsidiaries with respect to any material Intellectual Property, (B) restricts U.S. Merger Partner’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property.

(vi)	U.S. Merger Partner and its Subsidiaries have at all times complied with all applicable Laws and Orders, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by U.S. Merger Partner and its Subsidiaries. No claims have been asserted or threatened against U.S. Merger Partner or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, Order or procedure related to privacy, data protection, or the collection, use and disclosure of personal information collected, used, disclosed or held for use by or on behalf of U.S. Merger Partner or its Subsidiaries in the conduct of the their respective businesses as presently conducted. U.S. Merger Partner and its Subsidiaries take commercially reasonable measures, in accordance with Law, to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(vii)	U.S. Merger Partner and its Subsidiaries have complied in all material respects with all Laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property, including, without limitation, all prior art disclosure requirements.

(viii)	U.S. Merger Partner and its Subsidiaries have paid all fees and annuities on and made all required filings relating to the Intellectual Property rights and the Intellectual Property rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect.

(ix)	No funding, facilities or personnel of any governmental body, university, college, other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by U.S. Merger Partner or any of its Subsidiaries.

(x)	Neither U.S. Merger Partner nor any of its Subsidiaries intends to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by U.S. Merger Partner or such Subsidiary, as appropriate.

(xi)	Except as disclosed in Section 3.2(v)(xi) of the U.S. Merger Partner Disclosure Letter, all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of U.S. Merger Partner and its Subsidiaries, individually and taken as a whole are sufficient, in all material respects, for conducting the business, as presently conducted, of U.S. Merger Partner and its Subsidiaries, individually and taken as a whole.

(xii)	During the three (3) years prior to the date of this Agreement, (i) there have been no material security breaches in U.S. Merger Partner’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of U.S. Merger Partner’s or any of its Subsidiaries’ information technology systems that materially adversely affected U.S. Merger Partner’s and its Subsidiaries’ businesses or operations. U.S. Merger Partner and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk. With respect to the Software used or held for use in the businesses of U.S. Merger Partner and its Subsidiaries as presently conducted, to the knowledge of U.S. Merger Partner, (i) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (ii) U.S. Merger Partner and its Subsidiaries have not delivered, licensed or made available, and U.S. Merger Partner and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of U.S. Merger Partner or its Subsidiaries, and (iii) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(w)	Environment. Except as disclosed in Section 3.2(w) of the U.S. Merger Partner Disclosure Letter:

(i)	U.S. Merger Partner and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Laws relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, exportation, use, distribution and disposal of any materials, chemicals, equipment and substances into, from or within Canada or the United States;

(ii)	there has not occurred any Release of any Hazardous Substances on, at, in, under or from any of the real properties currently or previously owned, leased or used by U.S. Merger Partner and its Subsidiaries and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could reasonably be expected to form the basis of any material Environmental Claim against U.S. Merger Partner or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim U.S. Merger Partner or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in material costs or liabilities under any Environmental Law;

(iii)	none of the real properties currently or previously owned, leased or used by U.S. Merger Partner or its Subsidiaries has been used by U.S. Merger Partner to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, and, to the knowledge of U.S. Merger Partner, all Hazardous Substances handled, recycled, disposed of, treated or stored off site by, for or from any U.S. Merger Partner or Subsidiary operations or properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of U.S. Merger Partner, there are no Hazardous Substances at, in, on, under or migrating from any U.S. Merger Partner or Subsidiary properties;

(iv)	there are no Environmental Claims pending or, to the knowledge of U.S. Merger Partner, threatened against U.S. Merger Partner or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim U.S. Merger Partner or any of its Subsidiaries has retained or assumed either contractually or by operation of law, arising out of, under or with respect to any Environmental Laws;

(v)	no Liens in favor of any Governmental Authority or other Person arising under applicable Environmental Laws exist, are pending or, to the knowledge of U.S. Merger Partner, threatened, affecting, directly or indirectly, U.S. Merger Partner or any of its Subsidiaries or any real or personal property of U.S. Merger Partner or any of its Subsidiaries;

(vi)

U.S. Merger Partner Data Room contains all environmental assessments, audits, reports, results of investigations, findings, data, and other documents or information in the possession of or reasonably available to U.S. Merger Partner or any of its Subsidiaries regarding or relating to environmental matters, or that relate to the current or past environmental condition of any real property currently or formerly owned, leased, occupied or used by U.S. Merger Partner or any of its Subsidiaries, or the compliance or noncompliance by U.S. Merger Partner or any of its Subsidiaries under or with any Environmental Laws;

(vii)	U.S. Merger Partner or its Subsidiaries are in possession of all Environmental Approvals required or necessary to own, lease or operate its business and operations, and is in material compliance with the terms and conditions of all such Environmental Approvals; there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of U.S. Merger Partner, threatened against U.S. Merger Partner or any of its Subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of any such Environmental Approvals; and true, complete and correct copies of all such Environmental Approvals are contained in the U.S. Merger Partner Data Room; and,

(viii)	neither U.S. Merger Partner nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to, obtain review by, or receive approval from any Governmental Authority, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to change the status, terms or conditions of any Environmental Approvals held by U.S. Merger Partner or any of its Subsidiaries, or required for any of their business or operations, or to renew, modify, revoke, alter, transfer or amend any such Environmental Approval for the continuation of the business and operations of U.S. Merger Partner or any of its Subsidiaries after the Closing Date.

(x)

Insurance. U.S. Merger Partner and its Subsidiaries maintain the material insurance policies described in Section 3.2(x) of the U.S. Merger Partner Disclosure Letter, which include director and officer and employee and officer insurance policies, and U.S. Merger Partner or the relevant Subsidiary of U.S. Merger Partner is in compliance in all material respects with all requirements with respect thereto. U.S. Merger Partner has made available to Company true, correct and complete copies of all material insurance policies described in Section 3.2(x) of the U.S. Merger Partner Disclosure Letter. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to U.S. Merger Partner and its Subsidiaries, taken as a whole, since January 1, 2015, each of U.S. Merger Partner and its Subsidiaries, and their respective properties and assets, has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by U.S. Merger Partner Material Contracts and (ii) are customary for companies conducting the businesses conducted by U.S. Merger Partner and its Subsidiaries and, to the knowledge of U.S. Merger Partner, there is no condition specific to U.S. Merger Partner or its Subsidiaries which would prevent U.S. Merger Partner or its Subsidiaries from obtaining insurance policies for such risks and losses. All material insurance policies of each of U.S. Merger Partner and its Subsidiaries are in full force and effect. Neither U.S. Merger Partner nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy. All premiums due and payable through the date of this Agreement under all such policies have been paid and U.S. Merger Partner and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies, except for such failures to be in compliance as would not be material to U.S. Merger Partner and its Subsidiaries, taken as a whole. There has been no denial of material claims nor material claims disputed by U.S. Merger Partner’s or any of its Subsidiaries’ insurers in the past or present.

(y)	Relationships with Third Parties. Except as disclosed in Section 3.2(y) of the U.S. Merger Partner Disclosure Letter, neither U.S. Merger Partner nor any of its Subsidiaries has received any written or, to the knowledge of U.S. Merger Partner, other notice or other communication that any material customer, supplier, manufacturer, licensor, distributor or sales representative intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with U.S. Merger Partner or any of its Subsidiaries, and, to the knowledge of U.S. Merger Partner, no such action has been threatened, which would reasonably be expected to be material to U.S. Merger Partner and its Subsidiaries, taken as a whole.

(z)	Books and Records. The corporate records and minute books of U.S. Merger Partner and its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders. The financial books, records and accounts of U.S. Merger Partner and its Subsidiaries (i) have in all material respects been maintained in accordance with good business practice and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of U.S. Merger Partner and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of U.S. Merger Partner. All such corporate records and minute books of U.S. Merger Partner and its Subsidiaries have been made available to the Company.

(aa)

Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, or as disclosed in Section 3.2(aa) of the U.S. Merger Partner Disclosure Letter, there are no current Contracts or transactions, nor are there any currently proposed Contracts or transactions between U.S. Merger Partner or any of its Subsidiaries, on the one

hand, and any (i) officer or director of U.S. Merger Partner or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of U.S. Merger Partner, beneficial owner of or 10% or more of the outstanding U.S. Merger Partner Common Shares or (iii) any Affiliate of any such officer, director or U.S. Merger Partner Shareholder, on the other hand.

(bb)	No Collateral Benefits. To the knowledge of U.S. Merger Partner, no related party of U.S. Merger Partner is entitled to receive as a consequence of the Arrangement or the other transactions contemplated by this Agreement any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding U.S. Merger Partner Common Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and U.S. Merger Partner will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Prospectus/Proxy Statement and Circular. The terms “related party”, “associated entity” and “collateral benefit” are used in this paragraph as defined in MI 61-101.

(cc)	Corrupt Practices Legislation. Neither U.S. Merger Partner nor any of its Subsidiaries has taken or committed to take any action which would cause U.S. Merger Partner or any of its Subsidiaries or Affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, and, to the knowledge of U.S. Merger Partner, no such action has been taken by any Person acting on behalf of U.S. Merger Partner or any of its Subsidiaries or Affiliates.

(dd)	Fairness Opinion. The U.S. Merger Partner Board of Directors has received the U.S. Merger Partner Fairness Opinion from the U.S. Merger Partner Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the U.S. Merger Partner Shareholders under the Arrangement is fair, from a financial point of view, to such U.S. Merger Partner Shareholders, excluding the Specified Shareholders. A true, correct and complete copy of the U.S. Merger Partner Fairness Opinion will be provided by U.S. Merger Partner to the Company not later than two Business Days after the date of this Agreement.

(ee)	Board of Directors Approval. The U.S. Merger Partner Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement, the Arrangement and the Merger are fair to its shareholders and are in the best interests of U.S. Merger Partner, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the U.S. Merger Partner Shareholders vote to adopt this Agreement. Each director and executive officer of U.S. Merger Partner intends, to the knowledge of U.S. Merger Partner, to vote all of the U.S. Merger Partner Common Shares held by him or her in favour of the adoption of this Agreement and has agreed that references to such intention may be made in the Prospectus/Proxy Statement and Circular and other documents relating to the Arrangement or the Merger.

(ff)	Shareholder Approval. The only vote of the stockholders of U.S. Merger Partner required to adopt this Agreement and approve the Merger is the U.S. Merger Partner Shareholder Approval. No other vote of the stockholders of U.S. Merger Partner is required by Law, the constating documents of U.S. Merger Partner or otherwise to adopt this Agreement and approve the Merger.

(gg)	Financial Resources. At the Closing, U.S. Merger Partner will have the financial resources and capabilities to perform its obligations under this Agreement.

(hh)	No Other Representations and Warranties. Except for the representations and warranties made by U.S. Merger Partner in this Section 3.2, neither U.S. Merger Partner or any other Person makes any express or implied representation or warranty with respect to U.S. Merger Partner or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and U.S. Merger Partner hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by U.S. Merger Partner in this Section 3.2, neither U.S. Merger Partner nor any other Person makes or has made any representation or warranty to the Company or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to U.S. Merger Partner, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of its Representatives in the course of its due diligence investigation of U.S. Merger Partner, the negotiation of this Agreement or the consummation of this transaction and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither U.S. Merger Partner nor any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.3	Representations and Warranties of CanCo Parent

CanCo Parent represents and warrants to and in favour of U.S. Merger Partner as follows and acknowledges that the Company and U.S. Merger Partner are relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification

(i)	CanCo Parent is a corporation and has been duly organized and validly exists and is in good standing under the Laws of its jurisdiction of incorporation. It has the requisite corporate and legal power and capacity to own its property as now owned and to carry on its business as it is now being carried on.

(b)	Authority Relative to this Agreement.

(i)	CanCo Parent has the requisite corporate power, authority and capacity to enter into this Agreement and, subject to obtaining the Final Order as contemplated in this Agreement and the Required Regulatory Approvals, to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement.

(ii)	The execution and delivery of this Agreement and the completion by CanCo Parent of the transactions contemplated by this Agreement have been duly authorized by the board of directors of CanCo Parent and no other corporate proceedings on the part of CanCo Parent are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Final Order as contemplated in this Agreement, the completion by CanCo Parent of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by CanCo Parent and constitutes a legal, valid and binding obligation of CanCo Parent enforceable against CanCo Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)	Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by CanCo Parent or any of its Subsidiaries for the execution and delivery of this Agreement, the performance by CanCo Parent of its obligations under this Agreement, the completion by CanCo Parent of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	such filings and other actions required under applicable Canadian Securities Laws and the securities Laws of the United States (including any state or provincial securities Laws) and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(iv)	the Required Regulatory Approvals; and

(v)	any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to CanCo Parent and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger.

(d)	No Violation. The execution and delivery by CanCo Parent of this Agreement, the performance by CanCo Parent of its obligations under this Agreement and the completion of the Arrangement and the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both) result in a contravention, conflict, violation, breach or default under the constating documents of CanCo Parent.

(e)	No Business or Operations. Since its date of formation, CanCo Parent has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and thereunder and matters ancillary thereto.

(f)	Authorized Capital. The authorized share capital of CanCo Parent will consist of: (i) an unlimited number of CanCo Parent Common Shares; (ii) an unlimited number of CanCo Parent Multiple Voting Shares; and (iii) a class of blank-cheque preferred shares. There are no CanCo Parent Common Shares, CanCo Parent Multiple Voting Shares or preferred shares issued and outstanding as at the date of this Agreement.

(g)	Tax status: CanCo Parent is a taxable Canadian corporation as defined in the Tax Act.

3.4	Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.4 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1	Covenants of the Company

The Company covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless U.S. Merger Partner otherwise consents in writing (to the extent that such consent is permitted by applicable Law) or as is otherwise disclosed in Section 4.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is required by applicable Law or Order:

(a)	the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b)	the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)	the Company will not, and will cause its wholly-owned Subsidiaries not to, directly or indirectly:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital (x) in respect of the Company Common Shares or Company AA Shares or (y) in respect of the equity interests of any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company (in each case, whether in cash or property);

(iii)	split, divide, consolidate, combine or reclassify the Company Common Shares or Company AA Shares or any other securities;

(iv)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Common Shares or Company AA Shares or other securities of the Company or its Subsidiaries (including Options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Common Shares or Company AA Shares or other securities of the Company or its Subsidiaries, other than the issuance of Company A Shares issuable pursuant to the exercise of Options outstanding on the date of this Agreement or otherwise in accordance with the Company Share Purchase Plan or with the Company’s articles;

(v)

(A) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of employees with total annual compensation not in excess of $200,000 in the ordinary course of business consistent with past practice; (B) except as required by this Agreement or as required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (ii) except as contemplated by this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan or (iii) enter into, terminate or materially amend any Company Plan (or any plan, program, agreement, or arrangement that would constitute a Company Plan if in effect on the date of this Agreement); (C) hire any person to be employed by the Company or any of its

Subsidiaries or terminate the employment of any employee of the Company or any if its Subsidiaries, other than the hiring or firing of employees with total annual compensation not in excess of $200,000 in the ordinary course of business consistent with past practice or (D) grant any equity or equity-based awards;

(vi)	redeem, purchase or otherwise acquire any outstanding Company Common Shares or Company AA Shares or other securities or securities convertible into or exchangeable or exercisable for Company Common Shares or Company AA Shares or any such other securities, other than in transactions between two or more Company wholly-owned Subsidiaries or between the Company and a Company wholly-owned Subsidiary or pursuant to the Company Shareholder Agreement;

(vii)	amend the terms of any securities of the Company or any of its Subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(ix)	reorganize, amalgamate or merge with any other Person;

(x)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or IFRS;

(xi)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xii)	except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, dispose of or encumber any assets or properties of the Company (including the shares or other equity securities of any Subsidiary of the Company) or of any of its Subsidiaries having a value greater than $250,000 in the aggregate;

(xiii)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $1,000,000 in the aggregate or (B) enter into any binding letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiv)	incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $250,000 in the aggregate to any other Persons;

(xv)	enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

(xvi)	pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $250,000 in the aggregate or in any case, would entail any non-monetary damages;

(xvii)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement, the Merger or the Arrangement;

(xviii)	enter into any material new line of business, enterprise or other activity;

(xix)	expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $250,000 in the aggregate;

(xx)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $250,000 per year;

(xxi)	(x) other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date of this Agreement, be a Company Material Contract, or (y) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(xxii)	other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering the Company or its Subsidiaries;

(xxiii)	make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(xxiv)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger;

(xxv)	make, or permit any of the Company’s Subsidiaries to, make, any loan to any officer or director of the Company or any of its Subsidiaries; or

(xxvi)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing;

(d)	the Company will comply with all Laws affecting the operation of the Company;

(e)	the Company will promptly notify U.S. Merger Partner of any notices of dissent or written objections to the Arrangement received by the Company and provide U.S. Merger Partner with copies of such notices and written objections; and

(f)	The Company will promptly notify U.S. Merger Partner in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Nothing in this Section 4.1 shall give U.S. Merger Partner the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Closing.

4.2	Covenants of U.S. Merger Partner

U.S. Merger Partner covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the U.S. Merger Partner Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a)	the respective businesses of U.S. Merger Partner and its Subsidiaries will be conducted, their respective facilities will be maintained, and U.S. Merger Partner and its Subsidiaries will continue to operate their respective businesses, only in the ordinary course of business in an effort to preserve the value thereof;

(b)	U.S. Merger Partner and its Subsidiaries will comply in all material respects with the terms of all U.S. Merger Partner Material Contracts and U.S. Merger Partner will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)	U.S. Merger Partner will not, and will cause its wholly-owned Subsidiaries not to, directly or indirectly:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	except as provided for under Section 5.12(c), declare, set aside or pay any dividend on or make any distribution or payment or return of capital (x) in respect of the U.S. Merger Partner Common Shares or (y) in respect of the equity interests of any Subsidiary of U.S. Merger Partner that is not directly or indirectly wholly owned by U.S. Merger Partner (in each case, whether in cash or property);

(iii)	split, divide, consolidate, combine or reclassify the U.S. Merger Partner Common Shares or any other securities;

(iv)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any U.S. Merger Partner Common Shares or other securities of U.S. Merger Partner or its Subsidiaries (including U.S. Merger Partner Share Options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, U.S. Merger Partner Common Shares or other securities of the Company or its Subsidiaries, other than the issuance of U.S. Merger Partner Common Shares issuable pursuant to the exercise of U.S. Merger Partner Share Options outstanding on the date of this Agreement or otherwise in accordance with the ESPP;

(v)	(A) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of employees with total annual compensation not in excess of $200,000 in the ordinary course of business consistent with past practice; (B) except as required by this Agreement or as required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (ii) except as contemplated by this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any U.S. Merger Partner Plan or (iii) enter into, terminate or materially amend any U.S. Merger Partner Plan (or any plan, program, agreement, or arrangement that would constitute a U.S. Merger Partner Plan if in effect on the date of this Agreement); (C) hire any person to be employed by U.S. Merger Partner or any of its Subsidiaries or terminate the employment of any employee of U.S. Merger Partner or any if its Subsidiaries, other than the hiring or firing of employees with total annual compensation not in excess of $200,000 in the ordinary course of business consistent with past practice or (D) grant any equity or equity-based awards;

(vi)	redeem, purchase or otherwise acquire any outstanding U.S. Merger Partner Common Shares or other securities or securities convertible into or exchangeable or exercisable for U.S. Merger Partner Common Shares or any such other securities, other than in transactions between two or more U.S. Merger Partner wholly-owned Subsidiaries or between U.S. Merger Partner and a U.S. Merger Partner wholly-owned Subsidiary;

(vii)	amend the terms of any other securities of U.S. Merger Partner or any of its Subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of U.S. Merger Partner or any of its Subsidiaries;

(ix)	reorganize, amalgamate or merge with any other Person;

(x)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(xi)	except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, dispose of or encumber any assets or properties of U.S. Merger Partner (including the shares or other equity securities of any Subsidiary of U.S. Merger Partner) or of any of its Subsidiaries having a value greater than $250,000 in the aggregate;

(xii)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $250,000 in the aggregate or (B) enter into any binding letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiii)	except for the Debt Financing, incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $250,000 in the aggregate to any other Persons;

(xiv)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xv)	enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

(xvi)	pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the U.S. Merger Partner Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $250,000 in the aggregate or in any case, would entail any non-monetary damages;

(xvii)	settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement, the Merger or the Arrangement;

(xviii)	enter into any material new line of business, enterprise or other activity;

(xix)	expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $250,000 in the aggregate;

(xx)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $250,000 per year;

(xxi)	(x) other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date of this Agreement, be a U.S. Merger Partner Material Contract, or (y) materially modify, materially amend or terminate any U.S. Merger Partner Material Contract or waive, release or assign any material rights or claims thereunder;

(xxii)	other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering U.S. Merger Partner or its Subsidiaries;

(xxiii)	make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(xxiv)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Merger;

(xxv)	make, or permit any of the U.S. Merger Partner’s Subsidiaries to, make, any loan to any officer or director of U.S. Merger Partner or any of its Subsidiaries; or

(xxvi)	enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing;

(d)	U.S. Merger Partner will comply with all Laws affecting the operation of U.S. Merger Partner;

(e)	U.S. Merger Partner will promptly notify the Company of any notices of dissent or written objections to the Merger received by U.S. Merger Partner and provide the Company with copies of such notices and written objections;

(f)	without limiting the generality of the provisions set forth in this Article 4.2, U.S. Merger Partner will promptly notify the Company and keep it informed of any plan to sell or shutdown the consulting business, any such sale or shutdown having to be on terms satisfactory to the Company, acting reasonably;

(g)	U.S. Merger Partner will cooperate with the Company and use its best efforts to assist the Company in obtaining, prior to Closing, sufficient insurance coverage in respect of certain tax liabilities; and

(h)	U.S. Merger Partner will promptly notify the Company in writing of any circumstance or development that, to the knowledge of U.S. Merger Partner, has had or would reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect.

Nothing in this Section 4.2 shall give the Company the right to control, directly or indirectly, the operations or the business of U.S. Merger Partner or any of its Subsidiaries at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1	Access to Information

Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to such Party’s virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its wholly-owned Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Subject to compliance with applicable Laws and Orders and such requests not materially interfering with the ordinary conduct of the business of a Party and its wholly-owned

Subsidiaries, each Party will also make available to the other Parties and their Representatives all other information reasonably requested; provided, that if the terms of any Law, Order or Contract shall limit a Party’s right to access or information pursuant to this Section 5.1, the disclosing Party shall use its commercially reasonable efforts to (a) obtain any consents from a third party to provide such access or information or (b) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

5.2	Consents and Approvals

(a)	Subject to the terms and conditions of this Agreement (including Section 5.2(f)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Arrangement and the Merger) as promptly as practicable, including:

(i)	as promptly as practicable, obtain all waivers, consents, clearances and approvals from any Governmental Authority, including the Required Regulatory Approvals, required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger);

(ii)	as promptly as reasonably practicable, make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Arrangement and the Merger), including all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii)

as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required to be obtained, in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the Company, U.S. Merger Partner, CanCo Parent or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger) under any Contract or other arrangement.

(b)	Subject to the terms and conditions hereof, including Section 5.2(f), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) obtain any waivers, consents, clearances and approvals required in connection with the consummation of the transactions contemplated hereby (including the Arrangement and the Merger) under the HSR Act (if applicable), and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Law or Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Arrangement, the Merger or any other transactions contemplated by this Agreement under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c)	Each of the Company, U.S. Merger Partner and CanCo Parent shall (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Arrangement and the Merger); (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Parties in advance, and, unless prohibited by such Governmental Authority, gives the other Parties the opportunity to attend; and (iii) promptly furnish the other Parties with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns. If a Party (the “Disclosing Party”) is required to provide information to the other Parties (the “Receiving Parties”) that the Disclosing Party deems to be competitively sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the Disclosing Party may restrict the provision of such information to the Receiving Parties’ external legal counsel.

(d)	U.S. Merger Partner shall obtain prior to the Closing Date all waivers, consents, clearances and approvals listed under Section 3.2(d)(iii) of the U.S. Merger Partner Disclosure Letter.

(e)	Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(f)	In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(f), each of the Company and U.S. Merger Partner agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Arrangement and the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Arrangement and the Merger, in each case, so as to enable each of the Effective Time and the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, however, none of the Company, U.S. Merger Partner or their respective Affiliates will be required to divest or hold separate any assets or otherwise take or commit to take any action that limits its freedom of action with respect to the business of such Party or any portion thereof, or any of its (or its Affiliates) or their other businesses or assets.

5.3	Covenants of the Company Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), the Company will and shall cause each of its Subsidiaries to, perform all obligations required to be performed by the Company under this Agreement, cooperate with U.S. Merger Partner in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a)	publicly announcing the entering into of this Agreement, the support of the Company Board of Directors of the Arrangement and the Company Recommendation;

(b)	using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement, including to provide the Exchange Agent with sufficient CanCo Parent Shares and CanCo Parent Multiple Voting Shares to pay the Arrangement Share Consideration and Merger Consideration.

5.4	Covenants of U.S. Merger Partner Regarding the Arrangement and the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), U.S. Merger Partner will and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement, the Merger and the other transactions contemplated hereby, including:

(a)	publicly announcing the entering into of this Agreement, the support of the U.S. Merger Partner Board of Directors of the Merger and the U.S. Merger Partner Recommendation;

(b)	using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to U.S. Merger Partner challenging or affecting this Agreement or the completion of the Arrangement or the Merger; and

(c)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement.

5.5	Employee Matters

(a)	Subject to applicable Law, during the one year period following the Closing Date, CanCo Parent or any Subsidiary of CanCo Parent, as applicable, shall provide to each employee of the Company and its Subsidiaries who is employed at the Closing Date and who remains employed by the CanCo Parent or any Subsidiary of CanCo Parent (“Company Employees”) compensation and employee benefits that, with respect to each such employee, are substantially similar in the aggregate to either, in CanCo Parent’s sole discretion, (i) the compensation and benefits provided to similarly situated employees of U.S. Merger Partner or (ii) the compensation and benefits provided to such employee under the Company Plans. Subject to applicable Law, during the one year period following the Closing Date, CanCo Parent or any Subsidiary of CanCo Parent, as applicable, shall provide to each employee of U.S. Merger Partner and its Subsidiaries who is employed at the Closing Date and who remains employed by the CanCo Parent or any Subsidiary of CanCo Parent (“U.S. Merger Partner Employees”) compensation and employee benefits that, with respect to each such employee, are substantially similar in the aggregate to either, in CanCo Parent’s sole discretion, (i) the compensation and benefits provided to similarly situated employees of the Company or (ii) the compensation and benefits provided to such employee under the U.S. Merger Partner Plans.

(b)	For the purposes of vesting, eligibility to participate and level of benefits provided under the employee benefit plans of CanCo Parent and U.S. Merger Partner which provide benefits to any Company Employee or any U.S. Merger Partner Employee after the Closing Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its predecessors before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date (excluding for purposes of eligibility, vesting and accrual under defined benefit pension plans and retiree medical plans). In addition, and except as set out in the foregoing, (i) each Company Employee shall be eligible to participate in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Company Plans”), and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Company Employee, CanCo Parent shall use all reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Company Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Company Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)

For the purposes of vesting, eligibility to participate and level of benefits provided under any New Plans, each U.S. Merger Partner Employee shall be credited with his or her years of service with U.S. Merger Partner and its predecessors before the Closing Date, to the same extent as such U.S. Merger Partner Employee was entitled, before the Closing Date, to credit for such service under any similar U.S. Merger Partner Plan in which such U.S. Merger Partner Employee participated or was eligible to participate immediately prior to the Closing Date (excluding for purposes of eligibility, vesting and accrual under defined benefit pension plans and retiree medical plans). In addition, and except as set out in the foregoing, (i) each U.S. Merger Partner Employee shall be eligible to participate in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a U.S. Merger Partner Plan in which such U.S. Merger Partner Employee participated immediately before the Closing Date (such plans, collectively, the “Old U.S. Merger Partner Plans”), and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any U.S. Merger Partner Employee, CanCo Parent shall use all reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old U.S. Merger Partner Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old U.S. Merger Partner Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)	No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries or any employee of U.S. Merger Partner or any of its Subsidiaries to continued employment by CanCo Parent, U.S. Merger Partner, the Company, or any respective Subsidiary or preclude the ability of the U.S. Merger Partner, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) require CanCo Parent, U.S. Merger Partner, the Company, or any respective Subsidiary to continue any Company Plans or U.S. Merger Partner Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee or any U.S. Merger Partner Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of U.S. Merger Partner, the Company or any respective Subsidiary.

5.6	Indemnification and Insurance

(a)	Each of the Company, U.S. Merger Partner and U.S. Merger Partner’s Subsidiaries agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company, U.S. Merger Partner or of any of their respective Subsidiaries (each such present or former director or officer (i) of U.S. Merger Partner being herein referred to as a “U.S. Merger Partner Indemnified Party” and (ii) of the Company being herein referred to as a “Company Indemnified Party” and each U.S. Merger Partner Indemnified Party and Company Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company, U.S. Merger Partner or any of their respective Subsidiaries or any Contract by which the Company, U.S. Merger Partner or any of their respective Subsidiaries is bound and which is in effect as of the date of this Agreement, will survive the completion of the Plan of Arrangement and the Merger and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period contemplated therein.

(b)	CanCo Parent will, or will cause the Company, U.S. Merger Partner and their respective Subsidiaries to, maintain in effect without any reduction in scope or coverage for seven years from the Closing Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company, U.S. Merger Partner or their respective Subsidiaries, as applicable, which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that each of the Company and U.S. Merger Partner may, prior to the Closing Date, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company or U.S. Merger Partner, as applicable, but providing coverage for a period of seven years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date and provided that the premiums for such insurance do not exceed 300% of the Company’s or U.S. Merger Partner’s current premium for directors’ and officers’ liability insurance, as applicable.

(c)	The covenants contained in this Section 5.6 (i) are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and (ii) shall not be deemed exclusive of any other rights to which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on CanCo Parent and any of its successors. It is the intention of U.S. Merger Partner to constitute the Company as a trustee for the Company Indemnified Parties not a party to this Agreement for the covenants of U.S. Merger Partner under Section 5.6 of this Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute U.S. Merger Partner as a trustee for the U.S. Merger Partner Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.6 of this Agreement, and U.S. Merger Partner agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(d)	If the Company, U.S. Merger Partner, CanCo Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, CanCo Parent shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.6.

5.7	Rule 16b-3 Actions

Prior to the Closing, CanCo Parent, the Company and U.S. Merger Partner shall take all such steps as may be required to cause (a) any dispositions of U.S. Merger Partner Common Shares (including derivative securities with respect to U.S. Merger Partner Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to U.S. Merger Partner immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of CanCo Parent Shares, CanCo Parent Multiple Voting Shares or U.S. Merger Partner Common Shares (including derivative securities with respect to CanCo Parent Shares, CanCo Parent Multiple Voting Shares or U.S. Merger Partner Common Shares) resulting from the Arrangement or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to CanCo Parent to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.8	Stock Exchange Listings

(a)	The Company, CanCo Parent and U.S. Merger Partner shall use all commercially reasonable efforts to cause prior to the Closing the CanCo Parent Shares issued as Merger Consideration or Arrangement Share Consideration to be (i) approved for listing on NASDAQ, subject only to official notice of issuance, and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX.

(b)	Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist U.S. Merger Partner Common Shares from NASDAQ and terminate registration of U.S. Merger Partner Common Shares under the 1934 Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

5.9	Takeover Statutes

If any antitakeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

5.10	CanCo Parent Resolutions

Prior to Closing, CanCo Parent shall do all things, cause all board meetings to be held, all resolutions to be passed, all filings and other lawful actions and matters to be taken and done as are necessary, proper or advisable for CanCo Parent, in order to consummate and make effective the transactions contemplated by this Agreement.

5.11	Tax Election

Where an Eligible Holder desires to so elect, CanCo Parent shall make a joint election with such Company Shareholder in respect of its disposition of its Company Common Shares or Company AA Shares pursuant to Section 85 of the Tax Act and, if applicable, the equivalent provisions of the QTA (and any other similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Shareholder in his or her sole discretion within the limits set out in the Tax Act and the QTA, if applicable.

5.12	Working Capital and Dividends

(a)	At Closing, the Company shall deliver a balance sheet with no more than US$15,850,000 of Company Net Debt calculated based on the Exchange Rate.

(b)	Upon the earlier of (i) immediately prior to the payment of the dividend contemplated in Section 5.12(c) or (ii) the Closing, U.S. Merger Partner shall deliver a balance sheet with US$8,500,000 of U.S. Merger Partner Net Cash.

(c)	Immediately prior to Closing, U.S. Merger Partner shall declare a dividend equal to US$20,500,000, provided that:

(i)	such dividend shall increase dollar for dollar to the extent that U.S. Merger Partner Net Cash immediately prior to Closing is greater than US$8,500,000; and

(ii)	such dividend shall decrease dollar for dollar to the extent that U.S. Merger Partner Net Cash immediately prior to Closing is less than US$8,500,000.

The above dividend may be paid in cash or reflected through adjustments to the outstanding equity awards under equity compensation plans of U.S. Merger Partner, provided that in no event shall the total value of the cash dividend paid plus the value of any such adjustments to outstanding equity awards exceed the US$20,500,000 dividend amount, as adjusted by the adjustment, if any, provided by clauses (i) and (ii) above.

(d)	At Closing, U.S. Merger Partner shall have a Working Capital Ratio of at least 1.1.

(e)	At Closing, the Company shall have a Working Capital Ratio of at least 1.1.

5.13	Board of Directors

The Company and U.S. Merger Partner shall take all actions necessary so that, as of the earlier of the Effective Time or the Merger Effective Time, the board of directors of CanCo Parent shall, subject to any board composition requirements under applicable Law, consist of 9 directors among which six will be nominated by the Company (one of the six being the current Chief Executive Officer of the Company) and three will be nominated by U.S. Merger Partner Board of Directors. The chairman of the board of directors shall be nominated by the Company. Until the date that is 12 months following Closing, CanCo Parent shall (i) nominate the three directors being initially nominated by U.S. Merger Partner as provided above at any annual or special shareholders’ meeting of CanCo Parent to be held within such 12-month period, (ii) recommend that shareholders of CanCo Parent vote in favour of their election at any such meeting, and (iii) not take any step to remove such directors from its board of directors, provided in all cases that such covenant shall not be applicable in the case of fraud, gross negligence or willful misconduct of the relevant director. For greater certainty, nothing in this Section 5.13 shall preclude CanCo Parent from filling any vacancy to its board of directors resulting from a resignation of a member of its board of directors.

5.14	Financing Cooperation

The Company agrees to use its commercially reasonable efforts to provide customary and reasonable cooperation with U.S. Merger Partner with respect to the arrangement of debt financing to be obtained by U.S. Merger Partner on terms acceptable to the Company, acting reasonably, in connection with the payment of the dividend contemplated in Section 5.12(c) (the “Debt Financing”). For greater certainty, such Debt Financing shall be on commercially reasonable terms customary for financings of this nature, shall be unsecured and shall include an option to repay such Debt Financing, in part or in full, following Closing without penalty, the whole subject to prior approval by the Company, acting reasonably.

5.15	Tax Matters

From and after the date hereof, the Parties shall (and each Party shall cause its respective Subsidiaries to) cooperate in good faith to take such reasonable action as may reasonably be required in accordance with applicable Tax Law to support the position that gain is not required to be recognized pursuant to Section 367(a)(1) by Persons who are stockholders of U.S. Merger Partner immediately prior to the Effective Time (other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of CanCo Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).

ARTICLE 6

ACQUISITION PROPOSALS

6.1	U.S. Merger Partner Non-Solicitation

(a)	Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the U.S. Merger Partner Board of Directors nor U.S. Merger Partner shall, and U.S. Merger Partner shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)	initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a U.S. Merger Partner Acquisition Proposal or potential U.S. Merger Partner Acquisition Proposal;

(ii)	participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than the Company and its Affiliates) to make or complete a U.S. Merger Partner Acquisition Proposal;

(iii)	except in accordance with Section 6.2, effect any U.S. Merger Partner Change of Recommendation; or

(iv)	except in accordance with Section 6.2, accept or enter into, or publicly propose to accept or enter into, any U.S. Merger Partner Acquisition Agreement.

(b)	U.S. Merger Partner shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Company and its Affiliates) conducted heretofore by U.S. Merger Partner or its Subsidiaries, or any of its or their respective Representatives, with respect to any U.S. Merger Partner Acquisition Proposal or which could reasonably be expected to lead to a U.S. Merger Partner Acquisition Proposal and, in connection therewith, U.S. Merger Partner will immediately discontinue access to any Person (other than the Company and its Affiliates) to any data room (virtual or otherwise). U.S. Merger Partner agrees not to release any third party from any standstill agreement to which it is a party. Within ten Business Days from the date of this Agreement, U.S. Merger Partner shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with U.S. Merger Partner since January 1, 2016, relating to any potential U.S. Merger Partner Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c)	U.S. Merger Partner shall promptly (and, in any event, within 24 hours of receipt by U.S. Merger Partner) notify the Company, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a U.S. Merger Partner Acquisition Proposal, or which could reasonably be expected to lead to a U.S. Merger Partner Acquisition Proposal, in each case, received after the date of this Agreement, of which U.S. Merger Partner, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by U.S. Merger Partner or any of its Subsidiaries or any of their respective Representatives for non-public information relating to U.S. Merger Partner or any of its Subsidiaries in connection with a potential or actual U.S. Merger Partner Acquisition Proposal or for access to the properties, books and records or a list of securityholders of U.S. Merger Partner or any of its Subsidiaries in connection with a potential or actual U.S. Merger Partner Acquisition Proposal. Such notice shall include the identity of the Person making such U.S. Merger Partner Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such U.S. Merger Partner Acquisition Proposal or proposal, inquiry, offer or request. U.S. Merger Partner will keep the Company promptly and fully informed of the status, including any change to the material terms and conditions, of any such U.S. Merger Partner Acquisition Proposal, proposal, inquiry, offer or request.

(d)	Following receipt by U.S. Merger Partner of any proposal, inquiry, offer or request (or any amendment thereto) that is not a U.S. Merger Partner Acquisition Proposal but which U.S. Merger Partner reasonably believes could lead to a U.S. Merger Partner Acquisition Proposal, U.S. Merger Partner may respond to the proponent to advise it that, in accordance with this Agreement, U.S. Merger Partner can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.2	Company Right to Match

(a)	Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date of this Agreement and before the U.S. Merger Partner Shareholders Meeting, U.S. Merger Partner or any of its Subsidiaries, or any of its or their respective Representatives, receives a written U.S. Merger Partner Acquisition Proposal (including, an amendment, change or modification to a U.S. Merger Partner Acquisition Proposal made prior to the date of this Agreement) that was not solicited after the date of this Agreement in contravention of Section 6.1, U.S. Merger Partner and its Representatives may:

(i)	contact the Person making such U.S. Merger Partner Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such U.S. Merger Partner Acquisition Proposal and the likelihood of its consummation so as to determine whether such U.S. Merger Partner Acquisition Proposal is, or could reasonably be expected to lead to, a U.S. Merger Partner Superior Proposal; and

(ii)	if the U.S. Merger Partner Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such U.S. Merger Partner Acquisition Proposal is, or could reasonably be expected to lead to, a U.S. Merger Partner Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the U.S. Merger Partner Board of Directors under applicable Law:

(A)	furnish information with respect to the U.S. Merger Partner and its Subsidiaries to the Person making such U.S. Merger Partner Acquisition Proposal and its Representatives provided that (1) U.S. Merger Partner first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” and similar provisions) to U.S. Merger Partner than the Non-Disclosure Agreement, and sends a copy of such agreement to the Company promptly following its execution, and (2) U.S. Merger Partner contemporaneously provides to the Company any material non-public information concerning U.S. Merger Partner or its Subsidiaries that is provided to such Person which was not previously provided to the Company or its Representatives; and

(B)	engage in discussions and negotiations with respect to the U.S. Merger Partner Acquisition Proposal with the Person making such U.S. Merger Partner Acquisition Proposal and its Representatives.

(b)	Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, U.S. Merger Partner may, at any time after the date of this Agreement and prior to the U.S. Merger Partner Shareholders Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a U.S. Merger Partner Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.2(a)(ii)(A)), the execution of which shall not be subject to the conditions of this Section 6.2(b) and shall be governed by Section 6.2(a)(ii)(A) or (y) effect a U.S. Merger Partner Change of Recommendation with respect to any U.S. Merger Partner Acquisition Proposal, if and only if:

(i)	such U.S. Merger Partner Acquisition Proposal did not result from a breach of Section 6.1 and U.S. Merger Partner has complied with the other terms of this Section 6.2;

(ii)	the U.S. Merger Partner Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such U.S. Merger Partner Acquisition Proposal constitutes a U.S. Merger Partner Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the U.S. Merger Partner Shareholders under applicable Law;

(iii)	U.S. Merger Partner has (A) delivered a U.S. Merger Partner Superior Proposal Notice to the Company and (B) provided the Company with a copy of the document containing such U.S. Merger Partner Acquisition Proposal;

(iv)	a period of least five full Business Days (such five Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which the Company received the U.S. Merger Partner Superior Proposal Notice and the date on which the Company received a copy of the documents referred to in clause (B) of Section 6.2(b)(iii), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth full Business Day following such later date;

(v)

if the Company has offered to amend the terms of this Agreement and the Arrangement and Merger during the Right to Match Period pursuant to Section 6.2(c), the U.S. Merger Partner Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such U.S. Merger Partner Acquisition Proposal continues to be a U.S. Merger Partner Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the U.S. Merger Partner Board of Directors under applicable Law; and

(vi)	if the U.S. Merger Partner Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a U.S. Merger Partner Superior Proposal, U.S. Merger Partner terminates this Agreement pursuant to Section 7.1(d)(ii) and pays the Termination Fee pursuant to Section 7.2(a).

(c)	During the Right to Match Period, the Company will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement and Merger. U.S. Merger Partner agrees that, if requested by Company, it will negotiate with the Company in good faith to make such amendments to the terms of this Agreement and the Arrangement and Merger as would enable it to proceed with the transactions contemplated hereby on such amended terms. The U.S. Merger Partner Board of Directors will review in good faith any such offer made by the Company to amend the terms of this Agreement and the Arrangement and Merger in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement and Merger would, upon its acceptance, result in the applicable U.S. Merger Partner Acquisition Proposal ceasing to be a U.S. Merger Partner Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the U.S. Merger Partner Board of Directors determines that the applicable U.S. Merger Partner Acquisition Proposal would cease to be a U.S. Merger Partner Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period, U.S. Merger Partner will forthwith so advise the Company and will promptly thereafter accept the offer by the Company to amend the terms of this Agreement and the Arrangement and Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d)

The U.S. Merger Partner Board of Directors shall reaffirm the U.S. Merger Partner Recommendation by news release as soon as reasonably practicable following (A) any U.S. Merger Partner Acquisition Proposal that the U.S. Merger Partner Board of Directors determines not to be a U.S. Merger Partner Superior Proposal is publicly announced or made or (B) the U.S. Merger Partner Board of Directors determines that a U.S. Merger Partner Acquisition Proposal which previously constituted a U.S. Merger Partner Superior Proposal would cease to be a U.S. Merger Partner Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. The Company shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the U.S. Merger Partner Board of Directors has determined that the applicable U.S. Merger Partner Acquisition Proposal is not a U.S. Merger Partner Superior Proposal.

(e)	Each successive material amendment, change or modification to any U.S. Merger Partner Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the U.S. Merger Partner Shareholders or other material terms and conditions thereof shall constitute a new U.S. Merger Partner Acquisition Proposal for the purposes of this Section 6.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 6.2(b)(iv) with respect to such new Acquisition Proposal. If U.S. Merger Partner provides the Company with a U.S. Merger Partner Superior Proposal Notice on a date that is less than five Business Days prior to the U.S. Merger Partner Shareholders Meeting, U.S. Merger Partner shall adjourn the U.S. Merger Partner Shareholders Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period.

(f)	Nothing contained in this Agreement shall prohibit U.S. Merger Partner from complying with its disclosure obligations under applicable Law; provided that U.S. Merger Partner shall not make any disclosure to U.S. Merger Partner Shareholders or otherwise take any action that constitutes a U.S. Merger Partner Change of Recommendation other than in compliance with this Section 6.2.

(g)	U.S. Merger Partner shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and U.S. Merger Partner shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3	Company Non-Solicitation

(a)	Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Company Board of Directors nor the Company shall, and Company shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)	initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal;

(ii)	participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than the U.S. Merger Partner and its Affiliates) to make or complete a Company Acquisition Proposal;

(iii)	except in accordance with Section 6.4, effect any Company Change of Recommendation; or

(iv)	except in accordance with Section 6.4, accept or enter into, or publicly propose to accept or enter into, a Company Acquisition Agreement.

(b)	The Company shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than U.S. Merger Partner and its Subsidiaries) conducted heretofore by the Company or its Subsidiaries, or any of its or their respective Representatives, with respect to any Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any Person (other than U.S. Merger Partner and its Affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party, unless the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, and to the extent in accordance with this Agreement, taking into account other factors, that the failure to take action is reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law.

(c)	The Company shall promptly (and, in any event, within 24 hours of receipt by Company) notify U.S. Merger Partner, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a Company Acquisition Proposal, or which could reasonably be expected to lead to a Company Acquisition Proposal, in each case, received after the date of this Agreement, of which the Company, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by the Company or any of its Subsidiaries or any of their respective Representatives for non-public information relating to the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of its Subsidiaries in connection with a potential or actual Company Acquisition Proposal. Such notice shall include the identity of the Person making such Company Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Company Acquisition Proposal or proposal, inquiry, offer or request. The Company will keep U.S. Merger Partner promptly and fully informed of the status, including any change to the material terms and conditions, of any such Company Acquisition Proposal, proposal, inquiry, offer or request.

(d)

Following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not a Company Acquisition Proposal but which the Company reasonably believes could lead to a Company Acquisition Proposal,

Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with this Agreement.

6.4	U.S. Merger Partner Right to Match

(a)	Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date of this Agreement and before the Company Meeting, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Company Acquisition Proposal (including, an amendment, change or modification to a Company Acquisition Proposal made prior to the date of this Agreement) that was not solicited after the date of this Agreement in contravention of Section 6.3, the Company and its Representatives may:

(i)	contact the Person making such Company Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal and the likelihood of its consummation so as to determine whether such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal; and

(ii)	if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and to the extent in accordance with this Agreement, taking into account other factors, that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law:

(A)	furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and its Representatives provided that (1) the Company first enters into a customary confidentiality agreement with such Person that is no less favourable (including with respect to any “standstill” and similar provisions) to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to U.S. Merger Partner promptly following its execution, and (2) the Company contemporaneously provides to U.S. Merger Partner any material non-public information concerning the Company or its Subsidiaries that is provided to such Person which was not previously provided to U.S. Merger Partner or its Representatives; and

(B)	engage in discussions and negotiations with respect to the Company Acquisition Proposal with the Person making such Company Acquisition Proposal and its Representatives.

(b)	Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, (x) terminate this Agreement and enter into any agreement, understanding or arrangement in respect of a Company Acquisition Proposal (with the exception of a customary confidentiality agreement described in Section 6.4(a)(ii)(A)), the execution of which shall not be subject to the conditions of this Section 6.4(b) and shall be governed by Section 6.4(a)(ii)(A) or (y) effect a Company Change of Recommendation with respect to any Company Acquisition Proposal, if and only if:

(i)	such Company Acquisition Proposal did not result from a breach of Section 6.3 and the Company has complied with the other terms of this Section 6.4;

(ii)	the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law;

(iii)	the Company has (A) delivered a Company Superior Proposal Notice to U.S. Merger Partner and (B) provided U.S. Merger Partner with a copy of the document containing such Company Acquisition Proposal;

(iv)	a period of least five full Business Days (such five Business Day period, the “Right to Match Period”) shall have elapsed from the later of the date on which U.S. Merger Partner received the Company Superior Proposal Notice and the date on which U.S. Merger Partner received a copy of the documents referred to in clause (B) of Section 6.4(b)(iii), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth full Business Day following such later date;

(v)	if U.S. Merger Partner has offered to amend the terms of this Agreement and the Arrangement and Merger during the Right to Match Period pursuant to Section 6.4(c), the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal continues to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period and that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law; and

(vi)	if the Company Board of Directors, subject to compliance with the provisions of this Agreement, determines to terminate this Agreement to enter into any agreement, understanding or arrangement in respect of a Company Superior Proposal, the Company terminates this Agreement pursuant to Section 7.1(c)(ii) and pays the Termination Fee pursuant to Section 7.2(a).

(c)	During the Right to Match Period, U.S. Merger Partner will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement and Merger. The Company agrees that, if requested by U.S. Merger Partner, it will negotiate with U.S. Merger Partner in good faith to make such amendments to the terms of this Agreement and the Arrangement and Merger as would enable it to proceed with the transactions contemplated hereby on such amended terms. The Company Board of Directors will review in good faith any such offer made by U.S. Merger Partner to amend the terms of this Agreement and the Arrangement and Merger in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement and Merger would, upon its acceptance, result in the applicable Company Acquisition Proposal ceasing to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the Company Board of Directors determines that the applicable Company Acquisition Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise U.S. Merger Partner and will promptly thereafter accept the offer by U.S. Merger Partner to amend the terms of this Agreement and the Arrangement and Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d)	The Company Board of Directors shall reaffirm the Company Recommendation by news release as soon as reasonably practicable following (A) any Company Acquisition Proposal that the Company Board of Directors determines not to be a Company Superior Proposal is publicly announced or made or (B) the Company Board of Directors determines that a Company Acquisition Proposal which previously constituted a Company Superior Proposal would cease to be a Company Superior Proposal when assessed against this Agreement and the Arrangement and Merger as they are proposed to be amended as at the termination of the Right to Match Period. U.S. Merger Partner shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Company Board of Directors has determined that the applicable Company Acquisition Proposal is not a Company Superior Proposal.

(e)

Each successive material amendment, change or modification to any Company Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company

Shareholders or other material terms and conditions thereof shall constitute a new Company Acquisition Proposal for the purposes of this Section 6.4 and shall result in the commencement of a new Right to Match Period from the date specified in Section 6.4(b)(iv) with respect to such new Acquisition Proposal. If the Company provides U.S. Merger Partner with a Company Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period.

(f)	Nothing contained in this Agreement shall prohibit the Company from complying with its disclosure obligations under applicable Law; provided that the Company shall not make any disclosure to Company Shareholders or otherwise take any action that constitutes a Company Change of Recommendation other than in compliance with this Section 6.4.

(g)	The Company shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and the Company shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

ARTICLE 7

TERMINATION

7.1	Termination

(a)	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and U.S. Merger Partner.

(b)	Termination by Either the Company or U.S. Merger Partner. This Agreement may be terminated by either the Company or U.S. Merger Partner at any time prior to the Closing:

(i)	if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)	if the Arrangement Resolution is not approved by the Company Shareholders in accordance with applicable Laws and the Interim Order at the Company Meeting or any adjournment or postponement thereof;

(iii)	if the Merger is not adopted by the U.S. Merger Partner Shareholders in accordance with the DGCL at the U.S. Merger Partner Shareholders Meeting or any adjournment or postponement thereof; or

(iv)	if any Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action restraining, enjoining or otherwise prohibiting the Arrangement or the Merger, and such Law, Order, ruling or other action is or shall have become final and nonappealable.

(c)	Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(i)	U.S. Merger Partner shall have effected a U.S. Merger Partner Change of Recommendation in accordance with the terms of this Agreement;

(ii)	subject to the Company complying with the terms of Article 6 and paying the Termination Fee in accordance with Section 7.2(a), to enter into a Company Acquisition Agreement that constitutes a Company Superior Proposal; provided that the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the applicable Company Acquisition Proposal constitutes a Company Superior Proposal and that the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law;

(iii)	U.S. Merger Partner materially breaches any of the provisions of Section 6.1 or Section 6.2;

(iv)	the U.S. Merger Partner breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in clause (iii) above), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(v)	a U.S. Merger Partner Material Adverse Effect shall have occurred.

(d)	Termination by U.S. Merger Partner. This Agreement may be terminated by U.S. Merger Partner at any time prior to the Closing if:

(i)	the Company shall have effected a Company Change of Recommendation in accordance with the terms of this Agreement;

(ii)	subject to the U.S. Merger Partner complying with the terms of Article 6 and paying the Termination Fee in accordance with Section 7.2(a), to enter into a U.S. Merger Partner Acquisition Agreement that constitutes a U.S. Merger Partner Superior Proposal; provided that the U.S. Merger Partner Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the applicable U.S. Merger Partner Acquisition Proposal constitutes a U.S. Merger Partner Superior Proposal and that the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the U.S. Merger Partner Shareholders under applicable Law;

(iii)	the Company materially breaches any of the provisions of Section 6.3 or Section 6.4;

(iv)	if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in clause (iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time; or

(v)	a Company Material Adverse Effect shall have occurred.

7.2	Termination Fee

(a)	If a U.S. Merger Partner Termination Fee Event occurs, U.S. Merger Partner shall pay to the Company a termination fee of U.S. $4,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Company. If a Company Termination Fee Event occurs, the Company shall pay to the U.S. Merger Partner the Termination Fee by wire transfer in immediately available funds to an account specified by U.S. Merger Partner. The Termination Fee shall in each case be payable at the time specified in Section 7.2(b) or Section 7.2(c).

(b)	“U.S. Merger Partner Termination Fee Event” means:

(i)	termination of this Agreement by U.S. Merger Partner pursuant to Section 7.1(d)(ii) or the termination of this Agreement by the Company pursuant to Section 7.1(c)(i), in which case the Termination Fee shall be paid by U.S. Merger Partner concurrent with the U.S. Merger Partner Termination Fee Event; or

(ii)	termination of this Agreement by either U.S. Merger Partner or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by the Company pursuant to Section 7.1(c)(iii) (solely as it relates to Section 6.1), if (x) prior to such termination, a U.S. Merger Partner Acquisition Proposal shall have been made public or proposed publicly to U.S. Merger Partner or the U.S. Merger Partner Shareholders and (y) within nine months following such termination, U.S. Merger Partner or one or more of U.S. Merger Partner’s Subsidiaries shall have consummated any transaction in respect of any U.S. Merger Partner Acquisition Proposal or entered into any U.S. Merger Partner Acquisition Agreement, in which case the Termination Fee shall be paid by U.S. Merger Partner on the date of entry into such agreement or, if earlier, consummation of such transaction.

(c)	“Company Termination Fee Event” means:

(i)	termination of this Agreement by the Company pursuant to Section 7.1(c)(ii) or the termination of this Agreement by U.S. Merger Partner pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid by the Company concurrent with the Company Termination Fee Event; or

(ii)	termination of this Agreement by either the Company or U.S. Merger Partner pursuant to Sections 7.1(b)(i) or Section 7.1(b)(ii) or by U.S. Merger Partner pursuant to Section 7.1(d)(iii) (solely with respect to Section 6.3), if (x) prior to such termination, a Company Acquisition Proposal shall have been made public or proposed publicly to the Company or the Company Shareholders and (y) within nine months following such termination, the Company or one or more of the Company’s Subsidiaries shall have consummated any transaction in respect of any Company Acquisition Proposal or entered into any Company Acquisition Agreement, in which case the Termination Fee shall be paid by the Company on the date of entry into such agreement or, if earlier, consummation of such transaction.

(d)	If a U.S. Merger Partner Expense Fee Event occurs, U.S. Merger Partner shall pay to the Company an amount equal to U.S. $2,000,000 (the “Expense Fee”) by wire transfer in immediately available funds. A “U.S. Merger Partner Expense Fee Event” means the termination of this Agreement: (i) by the Company pursuant to Section 7.1(b)(i) as a result of U.S. Merger Partner’s failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement being a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date; (ii) by either U.S. Merger Partner or the Company pursuant to Section 7.1(b)(iii); or (iii) by the Company pursuant to Section 7.1(c)(iv). If a U.S. Merger Partner Expense Fee Event occurs, U.S. Merger Partner shall pay the Expense Fee on a date elected by Company within two Business Days following such U.S. Merger Partner Expense Fee Event.

(e)	If a Company Expense Fee Event occurs, the Company shall pay to U.S. Merger Partner an amount equal to the Expense Fee by wire transfer in immediately available funds. A “Company Expense Fee Event” means the termination of this Agreement: (i) by U.S. Merger Partner pursuant to 7.1(b)(i) as a result of the Company’s failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement being a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date; (ii) by either U.S. Merger Partner or the Company pursuant to Section 7.1(b)(ii); or (iii) by U.S. Merger Partner pursuant to Section 7.1(d)(iv). If a Company Expense Fee Event occurs, the Company shall pay the Expense Fee on a date elected by the U.S. Merger Partner within two Business Days following such Company Expense Fee Event.

(f)	Each of the Company and U.S. Merger Partner acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the other Parties would not enter into this Agreement. Accordingly, if the Company or U.S. Merger Partner fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain the payment, the Company or U.S. Merger Partner, as applicable, commences a suit which results in a judgment against the other Party for the payment set forth in this Section 7.2, the Party that has failed to timely pay pursuant to this Section 7.2 shall pay the other such Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of the Canadian Imperial Bank of Commerce (CIBC) in effect on the date such payment was required to be made to and including the date on which such payment was actually received.

(g)	Each Party acknowledges that all of the payment amounts set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Company or U.S. Merger Partner, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Each of the Company and U.S. Merger Partner irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided therein is the sole and exclusive remedy of the Company or U.S. Merger Partner, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving U.S. Merger Partner or the Company in any way from liability for damages incurred or suffered by such other Party as a result of an intentional or willful breach of this Agreement.

(h)	Notwithstanding any other provision in this Agreement, in no event will the Company or U.S. Merger Partner, as applicable, be required to pay the Termination Fee more than once.

(i)	For greater certainty, the obligations of each Party under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof.

7.3	Void upon Termination

If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 7.3, Section 5.1, Section 7.2 and Article 9 shall survive any termination hereof in accordance with Section 7.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 7.2 or this Section 7.3 will relieve any Party from any liability for any intentional or willful breach by it of this Agreement, including any intentional or willful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Non-

Disclosure Agreement shall survive any termination hereof in accordance with Section 7.1. For purposes of Sections 7.2 and 7.3, an “intentional or willful” breach or misrepresentation means a breach of any representation, warranty, covenant or agreement in this Agreement or a failure to perform any covenant or agreement in this Agreement arising as a consequence of an act or omission undertaken with the primary intent of causing a breach of, or failure to perform under, this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by U.S. Merger Partner and the Company, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by U.S. Merger Partner and the Company at any time:

(a)	the Arrangement Resolution shall have been approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b)	U.S. Merger Partner Shareholder Approval shall have been obtained at the U.S. Merger Partner Shareholders Meeting;

(c)	U.S. Merger Partner Shareholders exercising appraisal or dissent rights shall not represent more than 5% of the issued and outstanding shares of U.S. Merger Partner;

(d)	the Company Shareholders exercising Dissent Rights shall not represent more than 5% of the issued and outstanding shares of the Company;

(e)	CanCo Parent shall have received binding agreements not to sell their CanCo Parent Shares or CanCo Parent Multiple Voting Shares, as applicable, for a minimum period of 12 months following Closing without CanCo Parent’s prior written consent from the following:

(i)	Ancora Advisors, LLC;

(ii)	directors and officers of U.S. Merger Partner and the Company who will remain involved with the post-closing operations of CanCo Parent and/or its Subsidiaries;

(iii)	Company Shareholders each receiving more than 5% of all of the issued and outstanding CanCo Parent Shares and CanCo Parent Multiple Voting Shares, taken as a whole, at Closing; and

(iv)	those employees or other Persons as otherwise agreed upon between the Company and U.S. Merger Partner;

(f)	each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each of the Company and U.S. Merger Partner, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either the Company or U.S. Merger Partner, each acting reasonably, on appeal or otherwise;

(g)	the Form F-4 shall have been declared effective and no stop order suspending the effectiveness of the Form F-4 shall be in effect;

(h)	the CanCo Parent Shares to be issued as Merger Consideration and Arrangement Share Consideration shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX;

(i)	the Required Regulatory Approvals shall have been obtained or concluded and shall be in the full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated;

(j)	(i) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Arrangement, the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted or threatened any Proceeding (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(k)	this Agreement shall not have been terminated in accordance with its terms.

8.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement shall be subject to the satisfaction, or waiver by the Company, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)	U.S. Merger Partner shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)

(i) the representations and warranties of U.S. Merger Partner as set forth in Section 3.2(j) (i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of U.S. Merger Partner set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or U.S. Merger Partner Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect;

(c)	since the date of this Agreement, no U.S. Merger Partner Material Adverse Effect shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a U.S. Merger Partner Material Adverse Effect;

(d)	the Company shall have received a certificate of U.S. Merger Partner signed by a senior officer of U.S. Merger Partner for and on behalf of U.S. Merger Partner and dated the Closing Date certifying that the conditions set out in Section 8.2(a) and Section 8.2(b) have been satisfied;

(e)	the VWAP for the 10 consecutive trading days ending on the date immediately preceding the Closing Date shall not be less than US$5.25 provided that, in the event such VWAP is less than US$5.25, U.S. Merger Partner may instead satisfy this condition by proposing an Adjusted Equity Exchange Ratio (calculated using the formula in the definition of such term in Section 1.1) by written notice to the Company, provided that the calculation of such Adjusted Equity Exchange Ratio is accepted by the Company, acting reasonably, by written notice to U.S. Merger Partner, in which case such Adjusted Equity Exchange Ratio shall replace the Equity Exchange Ratio for all purposes of this Agreement;

(f)	U.S. Merger Partner shall have received, in addition to all other consents required to be obtained under this agreement, the consent of Microsoft under the Dynamics Master Partner Localization and Translation License Agreement and the Dynamics Solution Provider Agreement, upon the same terms and conditions as currently in place for such agreements, the whole to the satisfaction of the Company;

(g)	U.S. Merger Partner shall have satisfied its obligations and covenants set forth under Sections 5.12(b), 5.12(c) and 5.12(d);

(h)	U.S. Merger Partner shall have either shut down or sold their consulting business prior to Closing with no resulting severance or shutdown liabilities;

(i)

the Company shall have received an opinion of a nationally recognized tax advisor, (i) in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, CanCo Parent is not treated as a domestic corporation under Section 7874(b) of the Code as a result of the transactions contemplated in this Agreement (including for the avoidance of doubt the Arrangement and the Merger); and

(j)	U.S. Merger Partner shall have delivered to CanCo Parent and the Company a statement and notice from U.S. Merger Partner meeting the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that shares of U.S. Merger Partner are not U.S. real property interests within the meaning of Section 897 of the Code.

8.3	Additional Conditions Precedent to the Obligations of U.S. Merger Partner

The obligation of U.S. Merger Partner to complete the Arrangement shall be subject to the satisfaction, or waiver by U.S. Merger Partner, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of U.S. Merger Partner and which may be waived by U.S. Merger Partner at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that U.S. Merger Partner may have:

(a)	the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	(i) the representations and warranties of the Company set forth in Section 3.1(j) and the representations and warranties of CanCo Parent in Section 3.3 (i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date; and (ii) the representations and warranties of the Company set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)	since the date of this Agreement, no Company Material Adverse Effect shall be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)	U.S. Merger Partner shall have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied;

(e)	the Plan of Arrangement shall not have been modified or amended in a manner adverse to U.S. Merger Partner without U.S. Merger Partner’s consent;

(f)	U.S. Merger Partner shall have received an opinion of a nationally recognized tax advisor, (i) in form and substance reasonably satisfactory to U.S. Merger Partner, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, CanCo Parent is not treated as a domestic corporation under Section 7874(b) of the Code as a result of the transactions contemplated in this Agreement (including for the avoidance of doubt the Arrangement and the Merger);

(g)	the Company shall have satisfied its obligations and covenants set forth under Sections 5.12(a) and 5.12(e); and

(h)	the Company Shareholder Agreement shall have been terminated and shall be of no further force or effect.

8.4	Conditions Precedent to the Merger

The respective obligations of the Parties to consummate the Merger is conditioned solely upon the consummation of the Arrangement.

ARTICLE 9

GENERAL

9.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, addressed to the recipient as follows:

(a)	if to U.S. Merger Partner:

200 Harvard Mill Square, Suite 210
Wakefield, Massachusetts 01880

	Attention:	Timothy R. Oakes
	Facsimile No.:	(781) 246-9301
	E-mail:	toakes@edgewater.com

with a copy (which will not constitute notice) to:

McDonald Hopkins LLC
600 Superior Avenue, East, Suite 2100
Cleveland, Ohio 44114

	Attention:	Patrick J. Berry
	Facsimile No.:	(216) 348-5474
	E-mail:	pberry@mcdonaldhopkins.com

(b)	if to any Company Party:

700 De La Gauchetière Street West, Suite 2400
Montreal, Quebec
H3B 5M2

	Attention:	Paul Raymond and Marc Cantin
	Facsimile No.:	(514) 221-2204
	E-mail:	paul.raymond@alithya.com; marc.cantin@alithya.com

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West, Suite 2100
Montreal, QC
H3B 4W5

	Attention:	Shahir Guindi
	Facsimile No.:	(514) 904-8101
	E-mail:	sguindi@osler.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either U.S. Merger Partner or the Company to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2	Expenses

Except as otherwise specified herein and except in respect of any fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between U.S. Merger Partner and the Company, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3	No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, provided that U.S. Merger Partner may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, but no such assignment shall relieve U.S. Merger Partner of its obligations under this Agreement.

9.4	Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5	Public Announcements

No Party shall issue any press release or otherwise make any written public statement with respect to the Arrangement, the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with U.S. Merger Partner, and U.S. Merger Partner shall not make any filing with any Governmental Authority with respect to the Arrangement, the Merger or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither the Company nor U.S. Merger Partner shall have any obligation to obtain the consent of or consult with the other such Party prior to any press release, public statement, disclosure or filing by with regard to any Company Acquisition Proposal, U.S. Merger Partner Acquisition Proposal, Company Change of Recommendation or U.S. Merger Partner Change of Recommendation.

9.6	Governing Law; Service of Process; Waiver of Jury Trial

(a)

This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the approval and effectiveness of the Arrangement shall be governed by the QBCA. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c)	EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7	Entire Agreement

This Agreement, together with the Non-Disclosure Agreement and the Support Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8	Third Party Beneficiaries

(a)	This Section 9.8 and Sections 9.6 and 9.9 are intended to be for the benefit of the Persons referred to therein and may be enforced by any such Persons and shall not be amended, modified or waived with respect to any such Person without such Person’s prior written consent.

(b)

The provisions of Section 5.6 are: (i) intended for the benefit of the Indemnified Parties and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives; and (ii) are in addition to, and not in substitution for, any other rights that the Indemnified Parties may have by contract or otherwise. It is the intention of U.S. Merger Partner to constitute the Company as a trustee for the Company Indemnified Parties not a party to this Agreement for the covenants of U.S. Merger Partner under Section 5.6 of this

Agreement, and the Company agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person. It is the intention of the Company to constitute U.S. Merger Partner as a trustee for the U.S. Merger Partner Indemnified Parties not a party to this Agreement for the covenants of the Company under Section 5.6 of this Agreement, and U.S. Merger Partner agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(c)	Except as provided in this Section 9.8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9	Amendment

(a)	This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders or U.S. Merger Partner Shareholders.

(b)	Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

9.10	Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfilment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11	Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement and Merger be consummated as originally contemplated to the fullest extent possible.

9.12	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALITHYA GROUP INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	President and Chief Executive Officer

9374-8572 QUÉBEC INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	Director

9374-8572 DELAWARE INC.

By:	/s/ Paul Raymond
Name:	Paul Raymond
Title:	President

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Jeffrey L. Rutherford
Name:	Jeffrey L. Rutherford
Title:	Chairman, Interim President and Interim Chief Executive Officer

SCHEDULE A – PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER CHAPTER XVI – DIVISION II OF

THE BUSINESS CORPORATIONS ACT (QUÉBEC)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent with the Plan of Arrangement, the following words and terms have the following meanings:

“Arrangement” means the arrangement of the Company under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 5.1 of this Agreement or made at the discretion of the Court in the Final Order (with the consent of the Company and U.S. Merger Partner, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement dated as of March 15, 2018, among the Company, CanCo Parent, U.S. Merger Sub and U.S. Merger Partner (including the Schedules attached to the Arrangement Agreement) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement Exchange Agent” means the bank or trust company, reasonably acceptable to U.S. Merger Partner, appointed by the Company, prior to the Effective Time, to act as exchange agent for the payment and delivery of the Arrangement Share Consideration;

“Arrangement Resolution” means the special resolution of the Company to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B to the Arrangement Agreement;

“Arrangement Share Consideration” means, (i) in respect of each Company Common Share subject to the Arrangement, one CanCo Parent Share, and (ii) in respect of each Company AA Share subject to the Arrangement, one Canco Parent Multiple Voting Share;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Enterprise Registrar after the Final Order is made, which shall be in form and substance satisfactory to U.S. Merger Partner and the Company, each acting reasonably;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Montreal, Québec, or New York, New York are closed for business;

“CanCo Parent” means 9374-8572 Québec Inc., a corporation incorporated under the laws of Québec;

“CanCo Parent Multiple Voting Share” means a multiple voting common share in the share capital of CanCo Parent;

“CanCo Parent Share” means a common share in the capital of CanCo Parent;

“Certificate of Arrangement” means the certificate of arrangement certifying that the Arrangement has been effected, issued by the Enterprise Registrar after the Articles of Arrangement have been filed;

“Company” means Alithya Group Inc., a corporation incorporated under the laws of Québec;

“Company Board of Directors” means the board of directors of the Company;

“Company A Shares” means the class “A” shares without par value in the capital of the Company;

“Company AA Shares” means the class “AA” shares without par value in the capital of the Company;

“Company A-CRCD Shares” means the class “A-CRCD” shares without par value in the capital of the Company;

“Company IQ Shares” means the class “A-IQ” shares without par value in the capital of the Company;

“Company J Shares” means the class “J” shares without par value in the capital of the Company;

“Company K Shares” means the class “K” shares without par value in the capital of the Company;

“Company L Shares” means the class “L” shares without par value in the capital of the Company;

“Company Common Shares” means the common shares without par value in the capital of the Company which, for greater certainty, includes the Company A Shares, the Company A-CRCD Shares, the Company A-IQ Shares, the Company J Shares, the Company K Shares and the Company L Shares, but excludes the Company AA Shares;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Share Purchase Plan” means the Employee Share Purchase Plan adopted by the Company Board of Directors on April 1, 2011, as amended from time to time;

“Company Shareholder” means a holder of one or more Company Common Shares or one or more Company AA Shares;

“Court” means the Superior Court of Québec;

“CSPP Participant” means a participant under the Company Share Purchase Plan;

“Dissent Rights” means the right of a Company Shareholder in accordance with the Interim Order and Section 3.1(d) of this Plan of Arrangement, to dissent to the Arrangement Resolution and to be paid the fair value of the Company Common Shares or Company AA Shares in respect of which the Company Shareholder dissents;

“Dissenting Company Shareholders” means registered holders of Company Common Shares or Company AA Shares who validly exercise the rights of dissent with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately prior to the Effective Time;

“Dissenting Shares” means the Company Common Shares or the Company AA Shares, as applicable, held by Dissenting Company Shareholders in respect of which Dissent Rights have been and remain validly exercised at the Effective Time;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 of the Arrangement Agreement have been satisfied or waived (subject to applicable Laws) in accordance with the provisions of the Arrangement Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the QBCA and the Final Order;

“Effective Time” means 12:01 a.m. (Montreal Time) on the Effective Date, or such other time as the parties may agree to in writing before the Effective Date;

“Enterprise Registrar” means the enterprise registrar appointed under section 1 of the QBCA respecting legal publicity of enterprises.

“Final Order” means the order of the Court in a form acceptable to the Company and U.S. Merger Partner, each acting reasonably, approving the Arrangement under Chapter XVI – Division II of the QBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and U.S. Merger Partner, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and U.S. Merger Partner, each acting reasonably) on appeal;

“Former Optionholders” means, at and following the Effective Time, the Optionholders, in each case immediately prior to the Effective Time;

“Former Shareholders” means, at and following the Effective Time, the Company Shareholders, in each case immediately prior to the Effective Time;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and U.S. Merger Partner, each acting reasonably, to be issued following the application therefor contemplated by Section 2.1(d) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and U.S. Merger Partner, each acting reasonably;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, by-laws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity;

“Letter of Transmittal” means the letter of transmittal for use by Company Shareholders or Optionholders with respect to the Arrangement;

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, rights to acquire Company A Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“QBCA” means the Business Corporations Act (Québec);

“Stock Option Plan” means the Company Stock Option Plan adopted by the Company Board of Directors on April 1, 2011, as amended from time to time;

“U.S. Merger Partner” means Edgewater Technology, Inc., a corporation incorporated under the laws of Delaware;

“Tax Act” means the Income Tax Act (Canada);

“TSX” means the Toronto Stock Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the QBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the QBCA, unless the context otherwise requires.

1.2	Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on:

(a)	U.S. Merger Partner;

(b)	the Company;

(c)	CanCo Parent;

(d)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Company Common Shares or Company AA Shares, including the Dissenting Company Shareholders;

(e)	all persons who were immediately prior to the Effective Time holders or beneficial owners of Options; and

(f)	all holders of any rights or entitlements under the Company Share Purchase Plan.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	each of the Dissenting Shares shall be cancelled in consideration for a debt claim against the Company for the amount determined under Article 3. Any such claim shall be satisfied solely through the use of assets of the Company. Effective at the time of this step, (i) such Dissenting Company Shareholders shall cease to be the holders of such Company Common Shares or Company AA Shares, as applicable, and to have any rights as holders of such Company Common Shares or Company AA Shares, as applicable, other than the right to be paid fair value for such Company Common Shares or Company AA Shares, as applicable, as determined under Article 3, and (ii) such Dissenting Company Shareholders’ names shall be removed as the holders of such Company Common Shares or Company AA Shares, as applicable, from the registers maintained by the Company;

(b)	each outstanding Company Common Share shall be transferred and assigned to CanCo Parent in exchange for, subject to Section 3.4, the delivery by CanCo Parent of the applicable Arrangement Share Consideration, and in respect of each Company Common Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Company Common Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Effective Time; and

(ii)	CanCo Parent shall be recorded as the registered holder of such Company Common Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others); and

(iii)	there shall be added to the stated capital account maintained by CanCo Parent for CanCo Parent Shares an amount equal to the value of the CanCo Parent Shares issued in exchange for the Company Common Shares;

(c)	each outstanding Company AA Share shall be transferred and assigned to CanCo Parent in exchange for, subject to Section 3.4, the delivery by CanCo Parent of the applicable Arrangement Share Consideration, and in respect of each Company AA Share so transferred and assigned,

(i)	the registered holder thereof shall cease to be the registered holder of such Company AA Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Effective Time; and

(ii)	CanCo Parent shall be recorded as the registered holder of such Company AA Share and shall be deemed to be the legal and beneficial owner thereof (free and clear of all liens, charges, encumbrances and any other rights of others); and

(iii)	there shall be added to the stated capital account maintained by CanCo Parent for CanCo Parent Multiple Voting Shares an amount equal to the value of the CanCo Parent Multiple Voting Shares issued in exchange for the Company AA Shares.

(d)	notwithstanding any vesting or exercise provisions to which an Option might otherwise be subject (whether by contract, the conditions of a grant, applicable Laws or the terms of the Stock Option Plan):

(i)

each Option that is issued and outstanding at the Effective Time shall, without any further action by or on behalf of any holder of such Option, cease to represent an option or other right to acquire Company A Shares and shall be converted on the same terms and conditions as were applicable under the Option (but taking into account any changes thereto provided for in the Stock Option Plan, in any applicable award agreement, in such option or deemed necessary to comply with applicable Laws) as of the Effective Time into a stock option to acquire the same number of CanCo Parent Shares as Company A Shares, at the same exercise price per share;

(ii)	with respect to each such Option, the holder thereof will cease to be the holder of such Option, will cease to have any rights as a holder in respect of such Option or under the Stock Option Plan, such holder’s name will be removed from the register of Options, and all option agreements, grants and similar instruments relating thereto will be cancelled;

(e)	Notwithstanding any provisions of the Company Share Purchase Plan:

(i)	all rights of each CSPP Participant under the Company Share Purchase Plan to contributions by the Company and to the acquisition of Company A Shares under the Company Share Purchase Plan shall, without any further action by or on behalf of the CSPP Participant, be cancelled in exchange for equivalent rights under a new employee share purchase plan to be adopted by CanCo Parent for the purchase of CanCo Parent Shares; and

(ii)	each CSPP Participant shall be entitled to the return of any contributions he or she made under the Company Share Purchase Plan after the fiscal quarter ending immediately before the Effective Time, without interest;

(f)	the Stock Option Plan and the Company Share Purchase Plan shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect.

3.3	Post-Effective Time Procedures

At or prior to the Effective Time, CanCo Parent shall deposit or cause to be deposited with the Arrangement Exchange Agent, for the benefit of and to be held on behalf of the Company Shareholders and the Optionholders, the CanCo Parent Shares and CanCo Parent Multiple Voting Shares that such Company Shareholders and such Optionholders are entitled to receive under the Arrangement.

3.4	Tax Election

Each beneficial owner of Company Common Shares or Company AA Shares who is an Eligible Holder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Company Common Shares or Company AA Shares to CanCo Parent and the receipt of the Arrangement Share Consideration in respect thereof by providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at CanCo Parent’s discretion) to CanCo Parent within 90 days following the Effective Date, duly completed with the details of the number of Company Common Shares or Company AA Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by CanCo Parent and returned to such former beneficial owner of Company Common Shares or Company AA Shares within 90 days after the receipt thereof by CanCo Parent for filing with the Canada Revenue Agency (and the applicable provincial taxing authority) by such former beneficial owner. CanCo Parent will not be responsible for the proper completion of any election form and, except for CanCo Parent’s obligation to return (within 90 days after the receipt thereof by it) duly completed election forms which are received by it within 90 days of the Effective Date, CanCo Parent will not be responsible for any taxes, interest or penalties resulting from the failure by a former beneficial owner of Company Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

ARTICLE 4

DELIVERY OF CONSIDERATION

4.1	Delivery of Share Consideration

(a)	Upon surrender to the Arrangement Exchange Agent for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares, Company AA Shares or Options, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Arrangement Exchange Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Arrangement Exchange Agent shall deliver to such holder following the Effective Time (in each case, less any amounts withheld pursuant to Section 4.4 hereof), a certificate representing the number of CanCo Parent Shares or CanCo Parent Multiple Voting Shares to which such holder is entitled to receive under the Arrangement (or, in the case of Dissenting Company Shareholders, the fair value of the Company Common Shares or Company AA Shares, as applicable, represented by such certificates);

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Company Common Shares or Company AA Shares or Options shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 4.1(a) hereof.

(c)	Notwithstanding anything to the contrary herein, the only property delivered to or acquired by a Former Shareholder or a Former Optionholder herein is that which is stipulated to have been delivered to or acquired by such person in Section 3.1.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares or Company AA Shares that were exchanged pursuant to Section 3.1(d) shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Arrangement Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, the CanCo Parent Shares or CanCo Parent Multiple Voting Shares, as applicable, that such Person is entitled to receive pursuant to Section 3.1(d) or Section 3.1(e) (and any dividends or distributions with respect thereto pursuant to Section 4.3), in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to CanCo Parent and the Arrangement Exchange Agent in such sum as CanCo Parent and the Arrangement Exchange Agent may direct or otherwise indemnify CanCo Parent and the Arrangement Exchange Agent in a manner satisfactory to CanCo Parent and the Arrangement Exchange Agent against any claim that may be made against CanCo Parent or the Arrangement Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to CanCo Parent Shares or CanCo Parent Multiple Voting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares, Company AA Shares or Options unless and until the holder of such certificate shall have complied with the provisions of Section 4.1 or Section 4.2 hereof. Subject to applicable law and to Section 4.4 hereof, at the time of such compliance, a Former Shareholder or a Former Optionholder entitled to receive CanCo Parent Shares or CanCo Parent Multiple Voting Shares shall receive, in addition to the delivery of a certificate representing the CanCo Parent Shares or CanCo Parent Multiple Voting Shares, a cheque for the amount of the dividend or other distribution, if any, with a record date after the Effective Time, without interest, paid with respect to such CanCo Parent Shares or CanCo Parent Multiple Voting Shares, prior to such delivery.

4.4	Withholding Rights

CanCo Parent, the Company and the Arrangement Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Company Common Shares or Company AA Shares or Options or any CSPP Participant, such amounts as CanCo Parent, the Company or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Company Common Shares or Options or such CSPP Participant in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. CanCo Parent, the Company and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to the holder or such CSPP Participant as is necessary to provide sufficient funds to CanCo Parent, the Company or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and CanCo Parent, the Company or the Arrangement Exchange Agent shall notify the holder thereof or such CSPP Participant and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.

4.5	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares or Company AA Shares that are exchanged pursuant to Section 3.1(d) or outstanding Options that are exchanged pursuant to Section 3.1(a) and not deposited with all other instruments required by Section 4.1(a) or Section 4.2 on or prior to the second anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of CanCo Parent. On such date, the CanCo Parent Shares or CanCo Parent Multiple Voting Share to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to CanCo Parent in accordance with applicable Laws, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares, Company AA Shares and Options issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Common Shares, Company AA Shares, the Optionholders, the Company, CanCo Parent, U.S. Merger Partner, the Arrangement Exchange Agent and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares or Options shall be deemed to have been settled, compromised, released and determined without.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)

U.S. Merger Partner and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must: (i) be set out in writing; (ii) be approved by U.S. Merger Partner and the Company; (iii)

be filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) be communicated to Company Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that U.S. Merger Partner shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of U.S. Merger Partner and the Company (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by holders of the Company Common Shares, voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Company, provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Shareholder or any Former Optionholder and such amendments, modifications or supplements to this Plan Arrangement need not be filed with Court or communicated to any Former Shareholder or any Former Optionholder.

(e)	CanCo Parent may amend, modify and/or supplement Article 3 of this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement does not and will not have an adverse impact on any holder of Company Common Shares, Company AA Shares or Options.

ARTICLE 6

DISSENTING SECURITYHODLERS

6.1    Dissent Rights

Each registered holder of Company Common Shares or Company AA Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Company Shareholder shall, at the time of the step set out in Section 3.1(d), cease to have any rights as a holder of Company Common Shares or Company AA Shares, as applicable, and shall only be entitled to be paid the fair value of the holder’s Company Common Shares or Company AA Shares, as applicable, by the Company. A Dissenting Company Shareholder who is paid the fair value of the holder’s Company Common Shares or Company AA Shares, as applicable, shall be deemed to have transferred the holder’s Company Common Shares or Company AA Shares, as applicable, to the Company at the time of the step set out in Section

3.1(d), notwithstanding the provisions of the QBCA. The fair value of the Company Common Shares or Company AA Shares shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved by the holders of Company Common Shares or Company AA Shares at the Company Meeting.

6.2    Recognition of Dissenting Company Shareholders

In no circumstances shall the Company or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Company Common Shares or Company AA Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall the Company or any other person be required to recognize a Dissenting Company Shareholder as a holder of Company Common Shares or Company AA Shares in respect of which Dissent Rights have been validly exercised after the completion of the step under Section 3.1(d), and the name of such Dissenting Company Shareholders shall be removed from the Company’s registers in respect of which Dissent Rights have been validly exercised as of the time of the step set out in Section 3.1(d). In addition to any other restrictions in the QBCA, no person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.

6.3    Rights of Dissenting Company Shareholders

A Dissenting Company Shareholder who for any reason is not entitled to be paid the fair value of the holder’s Company Common Shares or Company AA Shares, as applicable, shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting Company Shareholder notwithstanding the provisions of the QBCA.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 8

GOVERNING LAW

8.1    Governing Law

This Plan of Arrangement is governed by and shall be interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

SCHEDULE B – FORM OF X ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Chapter XVI – Division II of the Business Corporations Act (Québec) (the “QBCA”) of Alithya Group Inc. (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated ●, 2018 of the Company accompanying the notice of this meeting and as it may be amended, modified or supplemented in accordance with the arrangement agreement dated March 15, 2018 among the Company, 9374-8572 Quebec Inc., 9374-8572 Delaware Inc. and Edgewater Technology, Inc. (as it may be amended, modified or supplemented, the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company, as it may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement (the “Plan of Arrangement”), the full text of which is set out in Appendix [●] to the Circular, is hereby authorized, approved and adopted.

3.	The (i) Arrangement Agreement and transactions contemplated thereby, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified, confirmed, authorized and approved.

4.	The Company is hereby authorized to apply for a final order from the Superior Court of Québec (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Notwithstanding that this resolution has been passed by the holders of common shares of the Company (the “Shareholders”) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the Shareholders: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement, to the extent permitted thereby; and (ii) subject to the terms of the Arrangement Agreement, not proceed with the Arrangement and related transactions.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Enterprise Registrar under the QBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement and transactions contemplated thereby in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

B-1

7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B-2

SCHEDULE C – REQUIRED REGULATORY APPROVALS

1)	Approval pursuant to HSR Act (if the Company and U.S. Merger Partner determine approval is required).

2)	Approval pursuant to CFIUS (if the Company and U.S. Merger Partner determine approval is required).

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SCHEDULE D – FORMS OF SUPPORT AGREEMENTS

Support Agreement

This Support Agreement (this “Agreement”), dated as of March 15, 2018, is entered into between the undersigned shareholder (“Shareholder”) of Alithya Group Inc., a corporation incorporated under the laws of Québec (the “Company”); Edgewater Technology, Inc., a corporation incorporated under the laws of Delaware (the “U.S. Merger Partner”); and the Company.

RECITALS

A.	The Company and U.S. Merger Partner intend to enter into an arrangement agreement (the “Arrangement Agreement”) dated the date of this Agreement with 9374-8572 Quebec Inc., a corporation existing under the laws of Québec (“CanCo Parent”), and CanCo Parent’s wholly-owned subsidiary, 9374-8572 Delaware Inc., a corporation existing under the laws of Delaware (“U.S. Merger Sub”).

B.	Under the terms of the Arrangement Agreement, CanCo Parent proposes to (i) acquire from the Company’s shareholders all of the outstanding shares of the Company, and (ii) cause U.S. Merger Sub to merge with and into U.S. Merger Partner, with U.S. Merger Partner being the surviving corporation and becoming a wholly-owned subsidiary of CanCo Parent (the “Merger”), the whole on the terms and subject to the conditions set forth in the Arrangement Agreement.

C.	The Shareholder is the registered and/or direct or indirect beneficial owner of, or exercises control or direction over (i) shares in the Company (such shares in the Company being referred to in this Agreement as the “Subject Shares”) and (ii) the other securities (“Subject Securities”) of the Company, if any, in each case, as set forth below the Shareholder’s signature on the signature page of this Agreement; and

D.	As a condition to the willingness of the Company and U.S. Merger Partner to enter into the Arrangement Agreement and incur the obligations set forth in the Arrangement Agreement, the Company and U.S. Merger Partner have required that the Shareholder enter into this Agreement.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions and Interpretive Provisions

In this Agreement:

(a)    all terms used and not defined in this Agreement that are defined in the Arrangement Agreement have the meaning given in the Arrangement Agreement;

(b)    the insertion of headings and the division of this Agreement into Sections are for convenience of reference only and shall not affect in any way the meanings and interpretation of this Agreement;

(c)    unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing genders shall include all genders;

(d)    if the date on which any action is required to be taken by a party to this Agreement is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place;

(e)    references to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are followed by those words or words of like import;

(f)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms of such amendment, modification or supplementation;

(g)    any reference to a person includes the heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person; and

(h)    references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

2.	Representations and Warranties of the Shareholder.

The Shareholder represents and warrants to the Company and U.S. Merger Partner as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Company and U.S. Merger Partner are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)    Organization and Authority and Capacity. If the Shareholder is not an individual: (i) the Shareholder is a corporation or entity incorporated or organized, as applicable, and existing under the laws of its jurisdiction of incorporation, organization or formation; (ii) the execution and delivery of this Agreement by the Shareholder and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Shareholder are necessary to authorize this Agreement or the transactions contemplated by this Agreement; and (iii) the Shareholder has the corporate power and capacity to enter into this Agreement and to carry out all of its obligations hereunder. If the Shareholder is an individual, the Shareholder is of the age of majority and has the capacity to enter into and execute this Agreement and to observe and perform its covenants and obligations hereunder.

(b)    Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)    Non-Contravention. The execution, delivery and performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) contravene, conflict with, or result in the violation of: (i) the articles, by-laws or other constating documents of the Shareholder (as applicable); (ii) any other agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s property or assets is bound; and (iii) any applicable Laws.

(d)    Ownership of Subject Shares and Subject Securities. The Shareholder is the legal and beneficial owner of, or the beneficial owner exercising control or direction over, all of the Subject Shares and the Subject Securities, free and clear of any Liens. The Subject Shares and the Subject Securities are the only securities of the Company owned, directly or indirectly, or over which control or direction is exercised by the Shareholder. The Shareholder has sufficient dispositive power and the voting power over the Subject Shares to agree to the matters set forth in this Agreement with respect to the Subject Shares and the Subject Securities. None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting thereof, except as contemplated by this Agreement. Except for the Subject Securities, the Shareholder has no agreement or option or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition or transfer to the Shareholder of additional securities of the Company. No Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual), capable of becoming an agreement or option for the purchase, acquisition or transfer from the Shareholder of any of the Subject Shares or the Subject Securities except pursuant to this Agreement and, in the case of the Subject Securities, as expressly provided in the terms of the Company plans governing such securities.

(e)    Litigation. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to have an adverse impact on the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement.

3.	Representations and Warranties of the Company and U.S. Merger Partner.

(a)    The Company represents and warrants to the Shareholder as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement: (i) the Company is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated by this Agreement; and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction.

(b)    U.S. Merger Partner represents and warrants to the Shareholder as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement: (i) U.S. Merger Partner is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by U.S. Merger Partner and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of U.S. Merger Partner are necessary to authorize this Agreement or the transactions contemplated by this Agreement. (ii) This Agreement has been duly executed and delivered by U.S. Merger Partner and constitutes a legal, valid and binding agreement of U.S. Merger Partner enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction

4. Covenants	of the Shareholder.

The Shareholder covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, unless otherwise required or expressly permitted by this Agreement:

(a)    Agreement to Vote in Favour. At any meeting of security holders of the Company called to vote upon the Arrangement (including the Company Meeting) or any of the other transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement or any of the transactions contemplated by the Arrangement Agreement is sought, the Shareholder shall cause its Subject Shares and Subject Securities (which have a right to vote at such meeting) to be counted as present (in person or by proxy) for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares and Subject Securities (which have a right to vote at such meeting): (i) in favour of the approval of the Arrangement and each of the other transactions contemplated by the Arrangement Agreement and (ii) in favour of any other matter necessary for the consummation of the Arrangement or any other transaction contemplated by the Arrangement Agreement.

(b)    Agreement to Vote Against. At any meeting of security holders of the Company (including the Company Meeting) or at any adjournment or postponement thereof or in any other circumstance upon which a vote, consent or other approval of all or some of the security holders of the Company is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Shares and Subject Securities (which have a right to vote at such meeting) to be counted as present (in person or by proxy) for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares and Subject Securities (which have a right to vote at such meeting) against: (i) any Company Acquisition Proposal other than the Arrangement and (ii) any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Arrangement Agreement or of the Shareholder under this Agreement or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Arrangement or the fulfillment of U.S. Merger Partner’s or the Company’s conditions under the Arrangement Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company articles or by-laws).

(c)    Restriction on Transfer. The Shareholder agrees not to directly or indirectly: (i) sell, transfer, assign, gift-over, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Shares or Subject Securities to any person other than pursuant to the Arrangement Agreement or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares or Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its Subject Shares or Subject Securities.

(d)    Additional Subject Shares and Subject Securities. The Shareholder: (i) agrees promptly to notify Company of any new Subject Shares or Subject Securities acquired by the Shareholder after the execution of this Agreement and (ii) acknowledges that any such new Subject Shares or Subject Securities will be subject to the terms of this Agreement as though owned by the Shareholder on the date of this Agreement.

(e)    Delivery of Proxy. The Shareholder agrees that it will, on or before the tenth Business Day prior to the Company Meeting: (i) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the approval of the Arrangement the other transactions contemplated by the Arrangement Agreement and (ii) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered voting instructions to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Shares (and any other Subject Securities entitled to vote) instructing that the Shareholder’s Subject Shares (and any other Subject Securities entitled to vote) be voted in favour of the approval of the Arrangement and each of the other transactions contemplated by the Arrangement Agreement. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Company.

(f)    Non-Solicitation. If the Shareholder is a Representative as such term is defined in the Arrangement Agreement, the Shareholder hereby acknowledges and agrees to comply with the terms of Section 6.3 of the Arrangement Agreement.

(g)    Other Covenants. The Shareholder hereby:

(i)    agrees not to exercise any dissent rights with respect to the Arrangement;

(ii)    consents to: (A) details of, or a summary of, this Agreement being set out in any news release, information circular and court documents or other public disclosure produced by the Company or U.S. Merger Partner in connection with the transactions contemplated by this Agreement and the Arrangement Agreement and (B) this Agreement being made publicly available; and

(iii)    acknowledges and agrees that a summary of the negotiations leading to the execution and delivery of this Agreement may appear in the Circular, Prospectus/Proxy Statement and in any other public disclosure document required by any applicable Laws and further agrees that it will, as promptly as practicable, notify Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure documents if and to the extent that the Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

(h)    Binding Agreement Not to Sell. The Shareholder agrees to sign a binding lock-up agreement not to sell its CanCo Parent Shares as provided under Section 8.1(e) of the Arrangement Agreement.

(i)    Shareholders Agreement. The Shareholder hereby agrees that the execution of this Agreement shall constitute such Shareholder’s irrevocable waiver of the Company’s obligations set forth under the Company Shareholder Agreement in connection with the Arrangement and Merger and consents to all actions taken by the Company pursuant to the Arrangement and Merger and the transactions contemplated thereby.

5.	Termination

(a)    This Agreement shall terminate upon the earliest to occur of:

(i)    the written agreement of Company and the Shareholder;

(ii)    the Effective Time;

(iii)    the termination of the Arrangement Agreement in accordance with its terms; and

(iv)    the entry into, without the prior written consent of the Shareholder, of any amendment to the Arrangement Agreement or other document providing for any decrease in or change in composition of the consideration to which the Shareholder will be entitled to receive under the Arrangement Agreement, as now in effect, upon completion of the Arrangement.

(b)    This Agreement may be terminated by Company (provided, however, that Company shall not be entitled to terminate this Agreement in any situation where Company is in material breach or non-compliance with any of its covenants, obligations, representations or warranties under this Agreement) by written notice to the Shareholder if:

(i)    the Shareholder has not complied in all material respects with his or her covenants to Company contained herein and such default has or may reasonably be expected to have an adverse effect on the consummation of the Arrangement;

(ii)    any of the representations and warranties of the Shareholder contained herein is untrue or inaccurate in any material respect; or

(iii)    U.S. Merger Partner has not complied in all material respects with its covenants to Company under the Arrangement Agreement.

6.	No Agreement as Director or Officer.

Company acknowledges that the Shareholder is bound hereunder solely in its capacity as a security holder of the Company and, if the Shareholder is a director or officer of the Company, that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in his or her capacity as a director or officer of the Company. Nothing in this Agreement shall: (a) limit or affect any actions or omissions taken by the Shareholder in his or her capacity as a director or officer of the Company, including in exercising rights under the Arrangement Agreement and no such actions or omissions shall be deemed a breach of this Agreement or (b) be construed to prohibit, limit or restrict the Shareholder from fulfilling his or her fiduciary duties as a director or officer of the Company.

7.	Injunctive Relief.

The parties to this Agreement acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement and to ensure compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. These remedies are cumulative and in addition to any other rights or remedies available at Law or in equity.

8.	Entire Agreement

This Agreement constitutes the entire agreement between parties to this Agreement with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings and negotiations, whether oral or written, of the parties to this Agreement.

9.	Amendment and Waiver.

This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties to this Agreement. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.	Notices.

All notices and communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by email, or as of the following Business Day if sent by prepaid overnight courier, to the parties to this Agreement at the following addresses (or at such other addresses as shall be specified by either party by notice to the other given in accordance with these provisions):

If to Company:

Alithya Group Inc.

700, De la Gauchetière Street West, Suite 2400

Montréal (Québec) H3B 5M2

Attention:           Marc Cantin

Facsimile No.:    514-221-2204

E-mail:               marc.cantin@alithya.com

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West, Suite 2100

Montreal, QC

H3B 4W5

Attention:           Shahir Guindi

Facsimile No.:   (514) 904-8101

E-mail:               sguindi@osler.com

If to U.S. Merger Partner:

Attention:    Timothy R. Oakes, Chief Financial Officer

Facsimile No.: 781-246-9301

E-mail: toakes@edgewater.com

with a copy (which will not constitute notice) to:

McDonald Hopkins LLC

600 Superior Avenue, East, Suite 2100

Cleveland, OH 44114

Attention:            Patrick J. Berry

Facsimile No.:    (216) 348-5474E-

mail:                   pberry@mcdonaldhopkins.com

If to the Shareholder, to the address or facsimile number or email address set forth for Shareholder on the signature page of this Agreement.

11.	Miscellaneous

(a)    This Agreement shall be governed by and construed in accordance with the laws of Delaware.

(b)    Each of the parties to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Delaware in respect of all matters arising under and in relation to this Agreement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

(c)    If any term or provision of this Agreement is determined to be illegal, invalid or incapable of being enforced by any court of competent jurisdiction, that term or provision will be severed from this Agreement and the remaining terms and provisions shall remain in full force and effect. Upon such determination that any term or provision of this Agreement is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(d)    Each party to this Agreement shall, from time to time and at all times hereafter, at the request of the other party to this Agreement, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

(e)    Time shall be of the essence in this Agreement.

(f)    Each of the Shareholder and Company will pay its own expenses (including the fees and disbursements of legal counsel and other advisers) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

(g)    This Agreement shall be binding upon and enure to the benefit of the parties to this Agreement and their successors and permitted assigns. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

(h)    This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original and all of which together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first written above.

EDGEWATER TECHNOLOGY, INC.

By:
Name:	Jeffrey L. Rutherford
Title:	Chairman, Interim President and Interim
Chief Executive Officer

ALITHYA GROUP INC.

By:
Name:	Paul Raymond
Title:	President and Chief Executive Officer

SHAREHOLDER

By:
Name:
Number of Subject Shares owned as of the date of this Agreement:
Number of Company Options owned as of the date of this Agreement:

Address:
Email:

Support Agreement

This Support Agreement (this “Agreement”), dated as of March 15, 2018, is entered into between the undersigned shareholder (“Shareholder”) of Alithya Group Inc., a corporation incorporated under the laws of Québec (the “Company”); Edgewater Technology, Inc., a corporation incorporated under the laws of Delaware (the “U.S. Merger Partner”); and the Company.

RECITALS

E.	The Company and U.S. Merger Partner intend to enter into an arrangement agreement (the “Arrangement Agreement”) dated the date of this Agreement with 9374-8572 Quebec Inc., a corporation existing under the laws of Québec (“CanCo Parent”), and CanCo Parent’s wholly-owned subsidiary, 9374-8572 Delaware Inc., a corporation existing under the laws of Delaware (“U.S. Merger Sub”).

F.	Under the terms of the Arrangement Agreement, CanCo Parent proposes to (i) acquire from the Company’s shareholders all of the outstanding shares of the Company, and (ii) cause U.S. Merger Sub to merge with and into U.S. Merger Partner, with U.S. Merger Partner being the surviving corporation and becoming a wholly-owned subsidiary of CanCo Parent (the “Merger”), the whole on the terms and subject to the conditions set forth in the Arrangement Agreement.

G.	The Shareholder is the registered and/or direct or indirect beneficial owner of, or exercises control or direction over (i) shares in the Company (such shares in the Company being referred to in this Agreement as the “Subject Shares”) and (ii) the other securities (“Subject Securities”) of the Company, if any, in each case, as set forth below the Shareholder’s signature on the signature page of this Agreement; and

H.	As a condition to the willingness of the Company and U.S. Merger Partner to enter into the Arrangement Agreement and incur the obligations set forth in the Arrangement Agreement, the Company and U.S. Merger Partner have required that the Shareholder enter into this Agreement.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

12.	Definitions and Interpretive Provisions

In this Agreement:

(a)    all terms used and not defined in this Agreement that are defined in the Arrangement Agreement have the meaning given in the Arrangement Agreement;

(b)    the insertion of headings and the division of this Agreement into Sections are for convenience of reference only and shall not affect in any way the meanings and interpretation of this Agreement;

(c)    unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing genders shall include all genders;

(d)    if the date on which any action is required to be taken by a party to this Agreement is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place;

(e)    references to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are followed by those words or words of like import;

(f)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms of such amendment, modification or supplementation;

(g)    any reference to a person includes the heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person; and

(h)    references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

13.	Representations and Warranties of the Shareholder.

The Shareholder represents and warrants to the Company and U.S. Merger Partner as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Company and U.S. Merger Partner are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)    Organization and Authority and Capacity. If the Shareholder is not an individual: (i) the Shareholder is a corporation or entity incorporated or organized, as applicable, and existing under the laws of its jurisdiction of incorporation, organization or formation; (ii) the execution and delivery of this Agreement by the Shareholder and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Shareholder are necessary to authorize this Agreement or the transactions contemplated by this Agreement; and (iii) the Shareholder has the corporate power and capacity to enter into this Agreement and to carry out all of its obligations hereunder. If the Shareholder is an individual, the Shareholder is of the age of majority and has the capacity to enter into and execute this Agreement and to observe and perform its covenants and obligations hereunder.

(b)    Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)    Non-Contravention. The execution, delivery and performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) contravene, conflict with, or result in the violation of: (i) the articles, by-laws or other constating documents of the Shareholder (as applicable); (ii) any other agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s property or assets is bound; and (iii) any applicable Laws.

(d)    Ownership of Subject Shares and Subject Securities. The Shareholder is the legal and beneficial owner of, or the beneficial owner exercising control or direction over, all of the Subject Shares and the Subject Securities, free and clear of any Liens. The Subject Shares and the Subject Securities are the only securities of the Company owned, directly or indirectly, or over which control or direction is exercised by the Shareholder. The Shareholder has sufficient dispositive power and the voting power over the Subject Shares to agree to the matters set forth in this Agreement with respect to the Subject Shares and the Subject Securities. None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting thereof, except as contemplated by this Agreement. Except for the Subject Securities, the Shareholder has no agreement or option or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition or transfer to the Shareholder of additional securities of the Company. No Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual), capable of becoming an agreement or option for the purchase, acquisition or transfer from the Shareholder of any of the Subject Shares or the Subject Securities except pursuant to this Agreement and, in the case of the Subject Securities, as expressly provided in the terms of the Company plans governing such securities.

(e)    Litigation. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to have an adverse impact on the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement.

14.	Representations and Warranties of the Company and U.S. Merger Partner.

(a)    The Company represents and warrants to the Shareholder as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement: (i) the Company is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated by this Agreement; and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction.

(b)    U.S. Merger Partner represents and warrants to the Shareholder as follows as at the date of this Agreement and immediately prior to the time at which the Subject Shares are acquired pursuant to the Arrangement Agreement and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement: (i) U.S. Merger Partner is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by U.S. Merger Partner and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of U.S. Merger Partner are necessary to authorize this Agreement or the transactions contemplated by this Agreement. (ii) This Agreement has been duly executed and delivered by U.S. Merger Partner and constitutes a legal, valid and binding agreement of U.S. Merger Partner enforceable against it in accordance with its terms subject only to any limitation on bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction

15.	Covenants of the Shareholder.

The Shareholder covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, unless otherwise required or expressly permitted by this Agreement:

(a)    Agreement to Vote in Favour. At any meeting of security holders of the Company called to vote upon the Arrangement (including the Company Meeting) or any of the other transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement or any of the transactions contemplated by the Arrangement Agreement is sought, the Shareholder shall cause its Subject Shares and Subject Securities (which have a right to vote at such meeting) to be counted as present (in person or by proxy) for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares and Subject Securities (which have a right to vote at such meeting): (i) in favour of the approval of the Arrangement and each of the other transactions contemplated by the Arrangement Agreement and (ii) in favour of any other matter necessary for the consummation of the Arrangement or any other transaction contemplated by the Arrangement Agreement.

(b)    Agreement to Vote Against. At any meeting of security holders of the Company (including the Company Meeting) or at any adjournment or postponement thereof or in any other circumstance upon which a vote, consent or other approval of all or some of the security holders of the Company is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Shares and Subject Securities (which have a right to vote at such meeting) to be counted as present (in person or by proxy) for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares and Subject Securities (which have a right to vote at such meeting) against: (i) any Company Acquisition Proposal other than the Arrangement and (ii) any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Arrangement Agreement or of the Shareholder under this Agreement or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Arrangement or the fulfillment of U.S. Merger Partner’s or the Company’s conditions under the Arrangement Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company articles or by-laws).

(c)    Restriction on Transfer. The Shareholder agrees not to directly or indirectly: (i) sell, transfer, assign, gift-over, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Shares or Subject Securities to any person other than pursuant to the Arrangement Agreement or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares or Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its Subject Shares or Subject Securities.

(d)    Additional Subject Shares and Subject Securities. The Shareholder: (i) agrees promptly to notify Company of any new Subject Shares or Subject Securities acquired by the Shareholder after the execution of this Agreement and (ii) acknowledges that any such new Subject Shares or Subject Securities will be subject to the terms of this Agreement as though owned by the Shareholder on the date of this Agreement.

(e)    Delivery of Proxy. The Shareholder agrees that it will, on or before the tenth Business Day prior to the Company Meeting: (i) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the approval of the Arrangement the other transactions contemplated by the Arrangement Agreement and (ii) with respect to any Subject Shares (and any other Subject Securities entitled to vote) that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered voting instructions to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Shares (and any other Subject Securities entitled to vote) instructing that the Shareholder’s Subject Shares (and any other Subject Securities entitled to vote) be voted in favour of the approval of the Arrangement and each of the other transactions contemplated by the Arrangement Agreement. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Company.

(f)    Non-Solicitation. If the Shareholder is a Representative as such term is defined in the Arrangement Agreement, the Shareholder hereby acknowledges and agrees to comply with the terms of Section 6.3 of the Arrangement Agreement.

(g)    Other Covenants. The Shareholder hereby:

(i)    agrees not to exercise any dissent rights with respect to the Arrangement;

(ii)    consents to: (A) details of, or a summary of, this Agreement being set out in any news release, information circular and court documents or other public disclosure produced by the Company or U.S. Merger Partner in connection with the transactions contemplated by this Agreement and the Arrangement Agreement and (B) this Agreement being made publicly available; and

(iii)    acknowledges and agrees that a summary of the negotiations leading to the execution and delivery of this Agreement may appear in the Circular, Prospectus/Proxy Statement and in any other public disclosure document required by any applicable Laws and further agrees that it will, as promptly as practicable, notify Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure documents if and to the extent that the Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

(h)    Binding Agreement Not to Sell. The Shareholder agrees to sign a binding lock-up agreement not to sell its CanCo Parent Shares as provided under Section 8.1(e) of the Arrangement Agreement.

(i)    Shareholders Agreement. The Shareholder hereby agrees that the execution of this Agreement shall constitute such Shareholder’s irrevocable waiver of the Company’s obligations set forth under the Company Shareholder Agreement in connection with the Arrangement and Merger and consents to all actions taken by the Company pursuant to the Arrangement and Merger and the transactions contemplated thereby.

16.	Termination

(a)    This Agreement shall terminate upon the earliest to occur of:

(i)    the written agreement of Company and the Shareholder;

(ii)    the Effective Time;

(iii)    the termination of the Arrangement Agreement in accordance with its terms; and

(iv)    the entry into, without the prior written consent of the Shareholder, of any amendment to the Arrangement Agreement or other document providing for any decrease in or change in composition of the consideration to which the Shareholder will be entitled to receive under the Arrangement Agreement, as now in effect, upon completion of the Arrangement.

(b)    This Agreement may be terminated by Company (provided, however, that Company shall not be entitled to terminate this Agreement in any situation where Company is in material breach or non-compliance with any of its covenants, obligations, representations or warranties under this Agreement) by written notice to the Shareholder if:

(i)    the Shareholder has not complied in all material respects with his or her covenants to Company contained herein and such default has or may reasonably be expected to have an adverse effect on the consummation of the Arrangement;

(ii)    any of the representations and warranties of the Shareholder contained herein is untrue or inaccurate in any material respect; or

(iii)    U.S. Merger Partner has not complied in all material respects with its covenants to Company under the Arrangement Agreement.

17.	No Agreement as Director or Officer.

Company acknowledges that the Shareholder is bound hereunder solely in its capacity as a security holder of the Company and, if the Shareholder is a director or officer of the Company, that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in his or her capacity as a director or officer of the Company. Nothing in this Agreement shall: (a) limit or affect any actions or omissions taken by the Shareholder in his or her capacity as a director or officer of the Company, including in exercising rights under the Arrangement Agreement and no such actions or omissions shall be deemed a breach of this Agreement or (b) be construed to prohibit, limit or restrict the Shareholder from fulfilling his or her fiduciary duties as a director or officer of the Company.

18.	Injunctive Relief.

The parties to this Agreement acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement and to ensure compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. These remedies are cumulative and in addition to any other rights or remedies available at Law or in equity.

19.	Entire Agreement

This Agreement constitutes the entire agreement between parties to this Agreement with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings and negotiations, whether oral or written, of the parties to this Agreement.

20.	Amendment and Waiver.

This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties to this Agreement. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

21.	Notices.

All notices and communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by email, or as of the following Business Day if sent by prepaid overnight courier, to the parties to this Agreement at the following addresses (or at such other addresses as shall be specified by either party by notice to the other given in accordance with these provisions):

If to Company:

Alithya Group Inc.

700, De la Gauchetière Street West, Suite 2400

Montréal (Québec) H3B 5M2

Attention:           Marc Cantin

Facsimile No.:    514-221-2204

E-mail:               marc.cantin@alithya.com

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West, Suite 2100

Montreal, QC

H3B 4W5

Attention:            Shahir Guindi

Facsimile No.:    (514) 904-8101

E-mail:               sguindi@osler.com

If to U.S. Merger Partner:

Edgewater Technology, Inc.

200 Harvard Mill Square

Suite 210

Wakefield, MA 01880

Attention:         Timothy R. Oakes, Chief Financial Officer

Facsimile No.: 781-246-9301

E-mail:              toakes@edgewater.com

with a copy (which will not constitute notice) to:

McDonald Hopkins LLC

600 Superior Avenue, East, Suite 2100

Cleveland, OH 44114

Attention:           Patrick J. Berry

Facsimile No.:   (216) 348-5474

E-mail:               pberry@mcdonaldhopkins.com

If to the Shareholder, to the address or facsimile number or email address set forth for Shareholder on the signature page of this Agreement.

22.	Miscellaneous

(a)    This Agreement shall be governed by and construed in accordance with the laws of Delaware.

(b)    Each of the parties to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Delaware in respect of all matters arising under and in relation to this Agreement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

(c)    If any term or provision of this Agreement is determined to be illegal, invalid or incapable of being enforced by any court of competent jurisdiction, that term or provision will be severed from this Agreement and the remaining terms and provisions shall remain in full force and effect. Upon such determination that any term or provision of this Agreement is invalid, illegal or incapable of being enforced, the parties to this

Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(d)    Each party to this Agreement shall, from time to time and at all times hereafter, at the request of the other party to this Agreement, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

(e)    Time shall be of the essence in this Agreement.

(f)    Each of the Shareholder and Company will pay its own expenses (including the fees and disbursements of legal counsel and other advisers) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

(g)    This Agreement shall be binding upon and enure to the benefit of the parties to this Agreement and their successors and permitted assigns. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

(h)    This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original and all of which together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first written above.

EDGEWATER TECHNOLOGY, INC.

By:
Name:	Jeffrey L. Rutherford
Title:	Chairman, Interim President and Interim
Chief Executive Officer

ALITHYA GROUP INC.

By:

Name:	Paul Raymond
Title:	President and Chief Executive Officer

SHAREHOLDER

By:

Name:

Number of Subject Shares owned as of the date of this Agreement:
Number of Company Options owned as of the date of this Agreement:
Address:

Email:

SCHEDULE E – U.S. MERGER PARTNER NET CASH

Neutral Scenario

For Merger Agreement

U.S. Merger Partner Net Cash (US$M)
U.S. Merger Partner unrestricted cash at Closing excluding Dividend related debt	$8.5
Plus: U.S. Merger Partner note receivable for Consulting Business at Closing (max US$1.5M)	$0.0
Less: U.S. Merger Partner funded debt excluding Dividend related debt	$0.0
Less: Allocation for U.S. Merger Partner additional bonuses above US$0.5M	$0.0
Less: Allocation for U.S. Merger Partner non-Rudder and non-Fender severance costs above US$1.2M not paid prior to Closing	$0.0
Less: Allocation for U.S. Merger Partner transaction costs above US$3.5M not paid prior to Closing	$0.0
Less: Allocation for other costs -
U.S. Merger Partner retention and stay bonuses issued by U.S. Merger Partner not paid prior to Closing	$0.0
U.S. Merger Partner change of control costs not paid prior to Closing	$0.0
U.S. Merger Partner delisting costs not paid prior to Closing	$0.0
U.S. Merger Partner estimated MIS costs for 3 months and any conversion cost of servers to a hosting facility	$0.0
U.S. Merger Partner estimated HR benefits costs for 3 months	$0.0
U.S. Merger Partner Fringe under U.S. Merger Partner programs termination costs not paid prior to Closing	$0.0
U.S. Merger Partner Wakefield lease for 3 months to 09.30.2018 expiration	$0.0
U.S. Merger Partner travel and professional services expenses not paid prior to Closing	$0.0
U.S. Merger Partner estimated Corporate payroll costs for 3 months excluding U.S. Merger Partner CEO & CFO	$0.0

Less: Other costs subtotal above US$1.2M	$0.0

$8.5

U.S. Merger Partner Dividend (US$M)	$20.5
U.S. Merger Partner Net Cash at Close	$8.5
Adjustment	$0.0

Adjusted U.S. Merger Partner Dividend	$20.5

Adjustment Mechanism:

The Equity Exchange Ratio is fixed per the above calculation and if, at Closing, U.S. Merger Partner Net Cash is less than US$8.5M, the U.S. Merger Partner Dividend is reduced to cover the shortfall (or increased if there is excess)

E-1

Negative Scenario

For Merger Agreement

U.S. Merger Partner Net Cash (US$M)
U.S. Merger Partner unrestricted cash at Closing excluding Dividend related debt	$8.5
Plus: U.S. Merger Partner note receivable for Consulting Business at Closing (max US$1.5M)	$0.0
Less: U.S. Merger Partner funded debt excluding Dividend related debt	$1.0
Less: Allocation for U.S. Merger Partner additional bonuses above US$0.5M	$1.0
Less: Allocation for U.S. Merger Partner non-Rudder and non-Fender severance costs above US$1.2M not paid prior to Closing	$1.0
Less: Allocation for U.S. Merger Partner transaction costs above US$3.5M not paid prior to Closing	$1.0
Less: Allocation for other costs -
U.S. Merger Partner retention and stay bonuses issued by U.S. Merger Partner not paid prior to Closing	$0.0
U.S. Merger Partner change of control costs not paid prior to Closing	$0.0
U.S. Merger Partner delisting costs not paid prior to Closing	$0.0
U.S. Merger Partner estimated MIS costs for 3 months and any conversion cost of servers to a hosting facility	$0.0
U.S. Merger Partner estimated HR benefits costs for 3 months	$0.0
U.S. Merger Partner Fringe under U.S. Merger Partner programs termination costs not paid prior to Closing	$0.0
U.S. Merger Partner Wakefield lease for 3 months to 09.30.2018 expiration	$0.0
U.S. Merger Partner travel and professional services expenses not paid prior to Closing	$0.0
U.S. Merger Partner estimated Corporate payroll costs for 3 months excluding U.S. Merger Partner CEO & CFO	$0.0

Less: Other costs subtotal above US$1.2M	$0.0

$4.5

Anchor Dividend (US$M)		$20.5
Anchor Net Cash at Close		$8.5
Adjustment	-$	4.0

Adjusted Anchor Dividend		$16.5

Adjustment Mechanism:

The Equity Exchange Ratio is fixed per the above calculation and if, at Closing, U.S. Merger Partner Net Cash is less than US$8.5M, the U.S. Merger Partner Dividend is reduced to cover the shortfall (or increased if there is excess)

E-2

Positive Scenario

For Merger Agreement

U.S. Merger Partner Net Cash (US$M)
U.S. Merger Partner unrestricted cash at Closing excluding Dividend related debt	$12.0
Plus: U.S. Merger Partner note receivable for Consulting Business at Closing (max US$1.5M)	$1.0
Less: U.S. Merger Partner funded debt excluding Dividend related debt	$0.0
Less: Allocation for U.S. Merger Partner additional bonuses above US$0.5M	$0.0
Less: Allocation for U.S. Merger Partner non-Rudder and non-Fender severance costs above US$1.2M not paid prior to Closing	$0.0
Less: Allocation for U.S. Merger Partner transaction costs above US$3.5M not paid prior to Closing	$0.0
Less: Allocation for other costs -
U.S. Merger Partner retention and stay bonuses issued by U.S. Merger Partner not paid prior to Closing	$0.0
U.S. Merger Partner change of control costs not paid prior to Closing	$0.0
U.S. Merger Partner delisting costs not paid prior to Closing	$0.0
U.S. Merger Partner estimated MIS costs for 3 months and any conversion cost of servers to a hosting facility	$0.0
U.S. Merger Partner estimated HR benefits costs for 3 months	$0.0
U.S. Merger Partner Fringe under U.S. Merger Partner programs termination costs not paid prior to Closing	$0.0
U.S. Merger Partner Wakefield lease for 3 months to 09.30.2018 expiration	$0.0
U.S. Merger Partner travel and professional services expenses not paid prior to Closing	$0.0
U.S. Merger Partner estimated Corporate payroll costs for 3 months excluding U.S. Merger Partner CEO & CFO	$0.0

Less: Other costs subtotal above US$1.2M	$0.0

$13.0

Anchor Dividend (US$M)	$20.5
Anchor Net Cash at Close	$8.5
Adjustment	$4.5

Adjusted Anchor Dividend	$25.0

Adjustment Mechanism:

The Equity Exchange Ratio is fixed per the above calculation and if, at Closing, U.S. Merger Partner Net Cash is less than US$8.5M, the U.S. Merger Partner Dividend is reduced to cover the shortfall (or increased if there is excess)

E-3